As filed with the Securities and Exchange Commission on December 15, 2000

                                        Registration Statement No.
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                               FAMOUS FIXINS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its charter)

         New York                      5140                  13-3865655
         --------               -----------------            ----------
  (State or jurisdiction        (Primary Standard         (I.R.S. Employer
     of incorporation       Industrial Classification      Identification
     or organization)             Code Number)                Number)

                         250 W. 57th Street, Suite 1112
                            New York, New York 10107
                                 (212) 245-7773
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Jason Bauer
                      Chief Executive Officer and President
                               Famous Fixins, Inc.
                         250 W. 57th Street, Suite 1112
                            New York, New York 10107
                                 (212) 245-7773
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:

                                Dan Brecher, Esq.
                           Law Offices of Dan Brecher
                           99 Park Avenue, 16th Floor
                             New York New York 10016
                                 (212) 286-0747

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                              Proposed           Proposed
Title of each class                           Maximum            Maximum              Amount of
of securities                 Amount to be    Offering Price     Aggregate            Registration
to Be Registered              Registered      Per Share(1)       Offering Price       Fee
--------------------------------------------------------------------------------------------------
                                    up to
common stock                  200,000,000     $0.0225            $4,500,000           $1,188.00
--------------------------------------------------------------------------------------------------
common stock underlying             up to
warrants                      100,500,000     $0.0225            $2,261,250           $  596,70
--------------------------------------------------------------------------------------------------
                                    up to
Total                         300,500,000     $0.0225            $6,761,250           $1,784.97
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the high ask and low bid prices of $0.025 and $0.02, respectively, reported by the OTC Bulletin Board for the common stock on December 14, 2000.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED _______ __, 200_

                                   PROSPECTUS

                               FAMOUS FIXINS, INC.

                       300,500,000 shares of common stock


     This prospectus relates only to the resale of a total of up to 300,500,000 shares of common stock of Famous Fixins, Inc., a New York corporation.

     All of the shares of common stock being sold are offered by the selling stockholder. The shares of common stock that may be sold constitute up to 2,155% of our issued and outstanding common stock as of December 12, 2000.

     To the extent that our authorized capital is insufficient to permit the issuance of the shares included in this prospectus, the shares are issuable subject to shareholder approval authorizing an increase in our authorized capital to permit issuance of the shares.

     We will not receive any of the proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive the sale price of any common stock that we sell to Folkinburg Investments under the common stock purchase agreement described in this prospectus or upon the exercise for cash of the warrants exercisable for shares of common stock by Folkinburg Investments. We will pay the costs of registering the shares under this prospectus, including legal fees.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "FIXN". The last reported sales price of our common stock on the OTC Bulletin Board on December 12, 2000 was $0.03 per share.

     The selling stockholders may offer shares of our common stock on the OTC Bulletin Board in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Folkinburg Investments is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

     See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by prospective investors.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is ______ ___, 200_.

===============================================================================

Until ___________, 200_ (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


We have not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is not complete and may be changed. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

===============================================================================

                               FAMOUS FIXINS, INC.

                       300,500,000 shares of common stock

                                   PROSPECTUS

                                ______ ___, 200_

===============================================================================

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                            2
Risk Factors                                                                  3
Dilution                                                                      9
Use of Proceeds                                                               9
Management's Discussion and Analysis of Financial Conditions
   and Results of Operations                                                 10
About Famous Fixins                                                          19
Our Management                                                               37
Executive Compensation                                                       39
Ownership of Securities                                                      45
Certain Relationships and Related Transactions                               48
Selling Stockholder                                                          53
Plan of Distribution                                                         54
Description of Our Securities                                                59
Legal Matters                                                                69
Experts                                                                      69
Indemnification                                                              69
Where You Can Find More Information                                          70
Index to Financial Statements                                                70

                               PROSPECTUS SUMMARY

ABOUT US

     We are a New York corporation known as Famous Fixins, Inc. We are a promoter and marketer of celebrity and athlete licensed consumer products for sale in supermarkets, mass merchandisers, drug chains, specialty stores and over the Internet. Our plan is to develop, market and sell specialty products based on the diverse professional, cultural and ethnic backgrounds of various celebrities. We create consumer products which include breakfast cereals endorsed by sports teams, salad dressing, candy products, lip balm, and adhesive bandages. We promote and market our products directly to supermarket chain stores. We also operate an electronic commerce site from which our products may be purchased. We utilize a nationwide network of brokers to distribute our products in supermarket chains, mass-merchandisers, drug stores, restaurants and specialty retail stores throughout the United States. We enlist third party manufacturers to produce our consumer products.

      Our executive office is located at 250 West 57th Street, Suite 1112, New York, New York 10107. Our telephone number is 212-245-7773.


THE OFFERING

Total shares outstanding:

          13,941,264 shares of common stock

Total shares offered for resale to the public:

          Up to 300,500,000 shares of common stock consisting of:

               - up to 200,000,000 shares offered by Folkinburg Investments that it may purchase under the common stock purchase agreement; and
               - up to 100,500,000 shares offered by Folkinburg Investments underlying common stock purchase warrants to be issued in connection with drawdowns on the common stock purchase agreement, including warrants presently exercisable to purchase 500,000 shares.

          To the extent that our authorized capital is insufficent to permit the issuance of the shares included in this prospectus, the shares are issuable subject to shareholder approval authorizing an increase in our authorized capital to permit issuance of the share.

Price per share to the public:

          Market price at the time of resale

Plan of distribution:

          Sales may be made on the OTC Bulletin Board, in negotiated private transactions, block trades, purchases by a broker or dealer for its account under this prospectus, ordinary brokerage transactions and transactions in which the broker solicits purchases, or in a combination of these methods. Brokers or dealers engaged by the selling stockholder may receive commissions or discounts from the selling stockholders. Folkinburg Investments is an "underwriter" within the meaning of the Securities Act of 1933 in connection with such sales.

Proceeds from offering:

          We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. However, we will receive the sale price of any common stock we sell to Folkinburg Investments under the common stock purchase agreement described in this propectus and upon the exercise of warrants held by the selling stockholders that pay the exercise price in cash, which proceeds we may use for working capital and other general corporate purposes.

Trading symbol for common stock:

          FIXN

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment. Although the factors identified below are important factors, those are not the only ones facing us. If any of the following risks actually occur, our actual results could differ significantly, and the trading price of our common stock could decline, and you may lose all or part of your investment. We have identified all of the material risks which we believe may affect our business and make an investment one of high risk, and the principal ways in which we anticipate that they may affect our business or financial condition.

WE HAVE A DEFICIENCY IN STOCKHOLDERS' EQUITY AND WE MAY NOT BE PROFITABLE OR GENERATE CASH FROM OPERATIONS IN THE FUTURE AS WE GROW OUR BUSINESS.

     We began our sales operations in March 1997 and we have a limited operating history upon which you can base an evaluation of our performance. The auditors' report to our financial statements for the year ended December 31, 1999 cites factors that raise substantial doubt about our ability to continue as a going concern. The factors are that we have incurred substantial operating losses since inception of operations and as at December 31, 1999 reflect a deficiency in stockholders' equity. The auditors' report states that although our management believes that it can achieve profitable operations in the future and that we can raise adequate capital and financing as may be required, there can be no assurance that future capital contributions or financing will be sufficient for Famous Fixins to continue as a going concern or that we can achieve profitable operations in the future.

     As we grow our business and try to bring new products to market, we may encounter substantial operating losses due to increased promotional and marketing expenses and the payments of cash advances under license agreements. During our first three years of operations, we have experienced losses primarily due to start-up costs, slowly developed marketing and distribution operations and the lack of sufficient licenses from celebrities for the use of their names and reputations in promoting consumer products. We were also hampered by an insufficient amount of credit and financing. As we enter into new licenses with celebrities and promote new products, we expect to incur operating losses and net losses as we incur additional costs associated with obtaining new celebrity endorsements, development of new consumer products, entry into new markets, and the expansion of our administrative, operational, marketing and sales organizations. Because we intend to focus our future products on new lines of consumer products that we have not previously developed, we do not know how our financial condition will be affected. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability.

WE DEPEND ON CELEBRITY ENDORSEMENTS FOR THE DEVLOPMENT AND PROMOTION OF OUR PRODUCTS.

     Since we develop and market products utilizing the names and reputations of various celebrities, attracting well-recognized celebrities with whom we can develop consumer products for endorsement and promotion is essential to our growth and success. If we cannot sign more celebrities, we cannot introduce new consumer products and increase our breath of products, which will not see an increase our revenues. We cannot assure you that we will be able to attract and retain celebrities to endorse any of our products, or if retained, that the reputations of various celebrities will not become untarnished or unfavorable in the future.

     Even with endorsement and promotion by celebrities, we cannot assure you that we can successful develop and market such products. In addition, because we enter short-term license arrangements with celebrities, we need to enter many license arrangements with numerous celebrities to develop a range of product offerings.

     We expect to incur significant operating expenses associated with the development and marketing of new products for new celebrities. We may enter endorsement agreements with various celebrities that include issuance of our securities, such as warrants to purchase our common stock, and up-front cash payments. Because we depend on endorsement agreements, certain financial terms that we agree to with various celebrities may be financially generous to certain celebrities, and we may have to pay the financial arrangements even if we later decide not to bring certain products to the market.

IF WE FAIL TO PROTECT PROPRIETARY RIGHTS, WE MAY FIND IT DIFFICULT TO ATTRACT ENDORSERS FOR OUR PRODUCTS.

     If we cannot secure and protect third party rights or consents, our ability to market and promote our products will be greatly hampered. We seek to protect our intellectual property rights and to limit access to our proprietary information through a combination of copyrights, and nondisclosure and licensing arrangements, all of which, even if available, afford only limited protection. We cannot assure you that that the steps we take to protect our intellectual property rights will be adequate to prevent misappropriation of our intellectual property rights. We face certain risks because we are a licensee of the names and likenesses of certain celebrities, and we are not the owner of certain intellectual property rights. If we fail to use the name and likenesses of celebrities properly under the terms of the applicable license agreements, those celebrities and other potential celebrity endorser may not seek to conduct business with us in the future.

OUR SUCCESS DEPENDS ON CONSUMER RECOGNITION OF OUR CELEBRITY ENDORSED PRODUCTS AND THEIR ACCEPTANCE OF OUR PRODUCTS BECAUSE WE DO NOT CONDUCT LARGE MARKETING CAMPAIGNS.

     Consumer products that we develop and promote may be based on the professional, personal and cultural background of celebrities, and there can be no assurance that consumers will like our products, or that a significant market will develop for any product line developed by us. In addition, consumers may not be aware of our products because we do have not resources to conduct large advertising campaigns. Our plans include marketing efforts intended to create public awareness. These must be repeated often to build a base of loyal consumers.

OUR BUSINESS OF SELLING CONSUMER PRODUCTS COULD EXPOSE US TO TREMENDOUS LIABILITY FOR WHICH WE MAY NEED TO INCREASE OUR INSURANCE COVERAGE.

     The marketing and sales of consumer products could expose us to certain types of litigation, including product liability claims allegedly resulting from the use or consumption of such products, which might be made by consumers against us, the manufacturer, the distributor or the stores which sell our products. Such litigation claims could have a material adverse affect on our business, prospects, financial condition or results of operations by reducing or eliminating demand for our products. Under license agreements with celebrities, we have agreed to maintain adequate liability insurance coverage. Our current coverage is for $3 million. We have not faced a lawsuit related to our consumer products, so we cannot assure you that the coverage will be adequate to protect us against claims as we market more products, we will need to increase our coverage. We cannot assure you that sufficient insurance coverage will be available to us on acceptable terms.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

     We currently anticipate that our available cash resources combined with the maximum drawdown under the stock purchase agreement with Folkinburg Investments Limited will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next nine months. However, unless our stock price and trading volume rise significantly from current levels, we will not be able to draw down all $5 million under the common stock purchase agreement and our available cash resources will meet our requirements for only the next nine months. In addition, business and economic conditions may not make it feasible to draw down under the common stock purchase agreement at every opportunity, and drawdowns are available only every 29 trading days. We may need to raise additional capital to fund more rapid expansion, to develop new and to enhance existing services to respond to competitive pressures, and to acquire complementary businesses or technologies.

     The common stock purchase agreement with Folkinburg Investments restricts us from raising investment capital during the term of the common stock purchase agreement except under certain circumstances. If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we will need to separately negotiate with Folkinburg Investments to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Folkinburg Investments also limits our ability to sell our securities for cash at a discount to the market price for up to 24 months from the effective date of the registration statement of which this prospectus is a part.

     We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.

WE EXPECT TO SELL SHARES OF OUR COMMON STOCK IN THE FUTURE, INCLUDING SHARES ISSUED PURSUANT TO THE EQUITY LINE OF CREDIT, AND THESE SALES MAY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS AND DEPRESS THE PRICE OF OUR COMMON STOCK.

     We have sold securities that will have a dilutive impact on our stockholders. As of December 12, 2000, we had 13,941,264 shares of common stock issued and outstanding. As of December 12, 2000, we also had outstanding options and warrants to purchase approximately 7.2 million shares of our common stock, without including shares underlying warrants included in this prospectus. There are also 300,500,000 shares of common stock covered by this prospectus which are issuable under the equity line of credit at a 17.5% discount and under the warrants previously granted and which may be granted in the future to Folkinburg Investments.

     The net tangible book value of our common stock as of September 30, 2000 was $490,993, or approximately $0.03541 per share, based on 13,866,264 shares outstanding on September 30, 2000. If, on September 30, 2000, we issued 200,000,000 shares to Folkinburg Investments under the equity line of credit agreement and received proceeds of $0.02475 per share, which reflects Folkinburg Investments' 17.5% discount as applied to the closing price of our common stock on December 12, 2000 of $0.03 per share, then our pro forma net tangible book value as of September 30, 2000 would have been $5,440,994, or $0.02544 per share. This represents an immediate decrease in the net tangible book value of $0.00997 per share to existing stockholders on September 30, 2000.

     If Folkinburg Investments on September 30, 2000 then resold all 200,000,000 shares to the public using this prospectus at a price of $0.03 per share, then the purchasers of common stock under this prospectus would realize an immediate dilution in net tangible book value of approximately $0.00506 per share. The actual dilution to the purchasers under this prospectus may be greater or less than in this example, depending on the actual price they pay for shares and on the actual prices at which we issue shares to Folkinburg Investments under the equity line of credit agreement.

     We also have outstanding 5% convertible debentures with a principal amount totaling $38,975 due October 30, 2002 for which the conversion price is the lower of 80% of the market price of our common stock or $0.55. We also have outstanding 4% convertible debentures with a total principal amount of $1,500,000 due August 7, 2001 for which the conversion price is the lesser of $0.54 or 85% of the average of the 5 lowest closing bid prices during the 22 trading days preceding the applicable conversion date.

     The issuance or even the potential issuance of shares under the equity line of credit, in connection with any other additional financing, and upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock. In addition, the shares issuable to Folkinburg Investments under the equity line of credit will be issued at a discount to the daily volume weighted average prices of our common stock during the 22 trading days after notification of a drawdown. This will further dilute the interests of other stockholders.

     AS FOLKINBURG INVESTMENTS AND OTHER CONVERTIBLE SECURITIES HOLDERS CONVERT AND SELL THEIR COMMON STOCK, THE RESULTING DECREASE IN MARKET PRICE OF THE COMMON STOCK MAY PERMIT THEM TO CONVERT DEBENTURES INTO A GREAT NUMBER OF SHARES WHICH COULD FURTHER DECREASE THE MARKET PRICE.

     As we sell shares of our common stock to Folkinburg Investments under the equity line of credit and as other holders convert their securities into shares of our common stock, and then they sell the common stock to third parties, our common stock price may decrease due to the additional shares in the market.

     If we decide to draw down on the equity line of credit as the price of our common stock decreases, we will be required to issue more shares of our common stock for any given dollar amount invested by Folkinburg Investments, subject to the minimum selling price we specify. The more shares that are issued under the equity line of credit, the more our shares will be diluted and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock.

     Similarly, the resulting decrease in the market price of our common stock as the holders of convertible securities convert and sell their shares of common stock could permit the selling stockholder to convert their securities into a greater number of shares of common stock. This would likely cause a further downward pressure on the price of the common stock. This downward pressure on the common stock is likely to occur until substantially all of the convertible securities are sold and converted.

     THE DECREASE IN THE PRICE OF OUR COMMON STOCK AS FOLKINBURG INVESTMENTS RESELLS THE DRAWDOWN SHARES AND AS HOLDERS OF CONVERTIBLE SECURITIES CONVERT AND RESELL THEIR SHARES COULD ENCOURAGE SHORT SALES, WHICH COULD RESULT IN FURTHER REDUCTIONS IN THE PRICE OF OUR COMMON STOCK.

     As we draw down on the equity line of credit and Folkinburg Investments resells the drawdown shares and as other holders of convertible securities elect to convert and resell their shares of common stock, the downward pressure on the price of the common stock could cause further reductions in the market price of our common stock. Downward pressure on the price of our common stock could encourage short sales of the stock by the selling stockholder or by other stockholders. Material amounts of short selling could place further downward pressure on the market price of the common stock. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the common stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the common stock, the seller may realize a profit.

     OUR DRAW DOWNS ON THE EQUITY LINE AND THE CONVERSION BY THE HOLDERS OF CONVERTIBLE SECURITIES MAY RESULT IN SUBSTANTIAL DILUTION TO THE THIRD PARTY HOLDERS OF OUR COMMON STOCK SINCE WE EXPECT IMMEDIATE RESELL OF SUCH SHARES AND HOLDERS MAY ULTIMATELY CONVERT AND SELL THE FULL AMOUNT ISSUABLE ON CONVERSION.

     Future purchasers of our common stock and existing stockholders could experience substantial dilution as we drawdown on the equity line and as the debenture holders convert and sell the common stock. Because the shares issued to Folkinburg Investments upon our drawdowns on the equity line of credit will be substantially below the market value of the common stock, we expect Folkinburg Investments to resell the common stock immediately after issuance. Simiarly, because the conversion price of the debentures is substantially below the market value of the common stock, we expect the debenture holder to ultimately convert the entire principal amount and sell the common stock. The issuance of shares of common stock upon the conversion of debentures will have a dilutive impact on our common stock holders. As a result, our income per share could be materially and adversely affected.

WE DO NOT KNOW THE PRECISE NUMBER OF COMMON STOCK SHARES THAT WE MAY HAVE TO ISSUE UPON OUR DRAWDOWNS UNDER THE EQUITY LINE OF CREDIT OR UPON THE CONVERSION OF OTHER OUTSTANDING CONVERTIBLE SECURITIES BECAUSE THE DRAWDOWN OR CONVERTSION PRICE IS LINKED TO THE FUTURE MARKET PRICE OF THE COMMON STOCK.

     The shares issuable upon drawdowns under the Folkinburg Common Stock Purchase Agreement, issuance and exercise of warrants under the Folkinburg Common Stock Purchase Agreement, and upon the conversion of the 5% debentures and 4% Debentures are linked to a percentage discount to the market price of our common stock at the time of drawdown or conversion. Until then, we do not know the precise maximum number of common stock shares that may be issued. The lower the price of our common stock at the time of drawdown or conversion, the more the shares of common stock that we will be required to issue upon drawdowns or e conversion, which will further dilute holders of common stock and cause the common stock price to decline further.

WE NEED TO SEEK SHAREHOLDER APPROVAL AUTHORIZING A SIGNIFICANT INCREASE IN OUR AUTHORIZED CAPITAL, WHICH IF PASSED SIGNIFICANTLY DILUTE EXISTING SHAREHOLDERS AND WHICH IF REJECTED COULD SUBJECT US TO LIABILITY UNDER FINANCING AGREEMENTS.

     We presently do not have the authorized capital to permit the issuance of shares under financing arrangements. Under the agreement for the purchase of 4% convertible debentures, we have undertaken to cause within 150 days of the closing date to have reserved, and to continue to reserve and keep available at all times, sufficient shares of common stock for the purpose of issuing shares of common stock upon the conversion of the debentures and exercise of the warrants. If we do not have enough shares reserved to permit the issuance of shares when the debentures become exercisable, we may be subject to claims of breach of those agreements. We also need to increase our authorized capital to permit the issuance of shares under the Folkinburg Common Stock Purchase Agreement. As of December 12, 2000, we have 13,941,264 shares outstanding. We may have to increase our authorized capital by approximately 400,000,000 million shares to have the authorized capital to issue shares pursuant to the 4% debentures and the equity line of credit. Our shareholders will be significantly diluted if that number of shares are authorized and eventually issued, but if our shareholders reject the proposal to increase our authorized capital by approximately that amount, we may be in breach of our financing arrangements and be subject to liability.

THE SALE OF SHARES OF COMON STOCK COVERED IN THIS PROSPECTUS COULD RESULT IN A DE FACTO CHANGE OF CONTROL OF OUR COMPANY.

     We have registered 300,500,000 shares of our common stock for resale by the selling stockholders under the registration statement of which this prospectus forms a part. Under the terms of our common stock purchase agreement with Folkinburg Investments, we may not issue shares of our common stock to Folkinburg Investments which would result in ownership by Folkinburg Investments of more than 9.9% of our issued and outstanding common stock. However, if all of the shares being registered are issued under the terms of the common stock purchase agreement and resold by Folkinburg Investments, third party investors would acquire approximately 2,155% of our common stock issued and outstanding as of December 12, 2000. The acquisition by third party investors of a significant percentage of our common stock could enable such investors to influence or direct the policies, decisions and composition of our board of directors and management. A potential change of control could involve a number of risks, including the diversion of management attention and resources, the loss of key employees, and changes in our business plan and operations. Any such events could have a material adverse effect on our business and results of operations.

                                    DILUTION

     The issuance of additional shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

     The net tangible book value of our common stock as of September 30, 2000 was $490,993, or approximately $0.03541 per share, based on 13,866,264 shares outstanding on September 30, 2000. If, on September 30, 2000, we had issued 200,000,000 shares to Folkinburg Investments under the equity line of credit agreement and had received proceeds of $0.02475 per share, which reflects Folkinburg Investments' 17.5% discount as applied to the closing price of our common stock on December 12, 2000 of $0.03 per share, then our pro forma net tangible book value as of September 30, 2000 would have been $5,440,994, or $0.02544 per share. This would have represented an immediate decrease in the net tangible book value of $0.00997 per share to existing stockholders on September 30, 2000.

     If Folkinburg Investments on September 30, 2000 had then resold all 200,000,000 shares to the public using this prospectus at a price of $0.03 per share, then the purchasers of common stock under this prospectus would have realized an immediate dilution in net tangible book value of approximately $0.00506 per share. The actual dilution to the purchasers under this prospectus may be greater or less than in this illustrative example, depending on the actual price they pay for shares and on the actual prices at which we issue shares to Folkinburg Investments under the equity line of credit agreement.

     The example above does not include approximately 100,500,000 shares issuable to Folkinburg Investments upon exercise of warrants under the equity line of credit which may further dilute our net tangible book value. We have other stock options and warrants presently outstanding to purchase approximately
7.2 million shares which may further dilute our net tangible book value.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resales of the shares of common stock by any of the selling stockholders. However, we will receive the sale price of any common stock we sell to Folkinburg Investments under the common stock purchase agreement described in this prospectus and upon the exercise of warrants held by the selling stockholders that pay the exercise price in cash. We may use the proceeds of any such sales for working capital and other general corporate purposes. We applied the net proceeds from the sale of the convertible debentures described in this prospectus for working capital and other general corporate purposes.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

"Forward-Looking" Information

      This prospectus contains certain "forward-looking statements", which represent our expectations and beliefs, including, but not limited to statements concerning our expected growth. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward- looking statements, which speak only as of the date such statement was made. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including our ability to sign new celebrities, obtain additional capital, customer acceptance of our products, and other risks described under "Risk Factors" in this prospectus.

     The following discussion and analysis of our results of operations and our financial condition should be read in conjunction with the information set forth in the audited financial statements and notes to financial statements for the year ended December 31, 1999.

Results of Operations

      We did not engage in any substantive business activity from approximately April 6, 1996 to May 28, 1998. On May 28, 1998, we acquired FFNY in a transaction viewed as a reverse acquisition. FFNY was a promoter and marketer of celebrity endorsed consumer products, which commenced business activities in 1995 and began sales operations on March 25, 1997. Pursuant to the reorganization, the controlling FFNY shareholders became the controlling shareholders, the officers and the directors of our company. The following discussion describes the historical operations of FFNY, giving effect to our reorganization with us in May 1998.

      The following tables sets forth, for the periods indicated, the relationship between total sales and certain expenses and earnings items:

                                                   YEAR ENDED                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                                  DECEMBER 31,                       SEPTEMBER 30,            SEPTEMBER 30,
                                   -----------------------------------------     --------------------  ------------------------
                                      1999           1998            1997           2000       1999        2000         1999
                                   ----------     ----------      ----------     ---------   --------  -----------   ----------
NET SALES                          $2,515,966     $  276,006      $  358,791     $ 337,687   $981,673  $ 1,724,617   $2,178,859
COST OF GOODS SOLD                 $1,590,438     $  193,143      $  194,701       222,428    548,658    1,020,496    1,237,475
GROSS PROFIT ON SALES              $  925,528     $   82,863      $  164,090       115,259    433,015      704,121      941,384
OPERATING EXPENSES                 $1,662,321     $  748,184      $  374,822       415,640    393,767    2,202,672    1,049,470
OPERATING INCOME (LOSS) BEFORE
  PROVISION FOR INCOME TAXES       $ (736,793)    $ (629,974)     $ (210,732)     (300,381)    39,248   (1,498,551)    (108,086)
PROVISION FOR INCOME TAXES         $    1,339     $      669      $      950             -          -          455        1,334
NET INCOME (LOSS)                  $ (738,132)    $ (630,643)     $ (211,682)    $(300,381)   $39,248  $(1,499,006)  $ (109,420)

1999 v. 1998

      Cost of goods sold for the year ended December 31, 1999 was $1,590,438, or approximately 63% of sales, as compared to $193,143, or approximately 70% of sales, for the year ended December 31, 1998. Total cost of goods sold are expected to increase as more products are sold; however, cost of goods sold are expected to continue to decrease as a percentage of total sales as our sales volume grows.

      Gross profit on sales for the year ended December 31, 1999 was $925,528, an increase of 1,017% as compared to the year ended December 31, 1998 of $82,863. The increase in gross profits is attributable to our new cereal product line.

      For the year ended December 31, 1999, as compared to the year ended December 31, 1998, operating expenses increased to $1,662,321 from $748,184, which represents a 122% increase in operation expenses, and which represents a decrease to 66% of sales in 1999 from 271% of sales in 1998. The increase in 1999 in operating expenses is due mainly to an expansion of our operations, creation of new product lines, and licensing fees, including the related costs of stock warrants issued, in connection with new celebrity licenses obtained by us. Operating expenses are expected to increase as more products are sold; however, operating expenses are expected to decrease as a percentage of total sales as our sales volume grows.

      We operated at a loss in the year ended December 31, 1999, losing $738,132, or $0.07 per share basic and $0.07 per share diluted, as compared to a net loss of $630,643, or $0.10 per share basic and $0.10 per share diluted, for the year ended December 31, 1998.

      We anticipate significant increases in revenues and gross profit in fiscal year 2000. This trend of increased revenues and gross profits is expected to continue now that we have already launched nine new products for nine new celebrity licenses in 1999, and expect to launch two to four more new products for two to four more new celebrities in the spring of 2000. We may not experience profitability in fiscal year 2000 because we expect our costs of goods sold and operating expenses to also increase significantly in the 2000 fiscal year.

      Our gross profits on product sales of our celebrity endorsed products are substantially in excess of the portion of the licensing costs which are computed and payable at specified percentages of product sales. However, the ultimate profitability to Famous Fixins from each particular individual celebrity license is dependent on total sales volumes of the related license products inasmuch as we are required to bear fixed charges to income for the cost of stock warrants issued which do not require cash outlays by us. During the years ended December 31, 1999 and 1998, charges to income for stock warrants related to licensing costs were $162,038 and $124,342, respectively.

      While the addition of new product lines may also create liquidity issues and demands on our limited resources, we anticipate that the increased revenues generated this year by the new products will have a favorable impact on income and liquidity.

      Our business is not seasonal in nature, although we may experience fluctuations in sales of athlete endorsed products in connection with the respective athlete's professional season. Inflation is not deemed to be a factor in our operations.

1998 v. 1997

      We experienced losses in 1997 and 1998, our first two years of operations, primarily due to start-up costs, slowly developed marketing and distribution operations and the lack of sufficient licenses from celebrities for the use of their names and reputations in promoting consumer products. Further, we were hampered by an insufficient amount of credit and financing. Our sales were lower in 1998 than in 1997. Our operating revenues for the year ended December 31, 1998 were $276,006, a decrease of 23.1% as compared to operating revenues for the year ended 1997 of $358,791. This decrease primarily resulted from the lack of sufficient capital to market our products.

      Cost of goods sold for the year ended December 31, 1997, was $194,701, or approximately 54% of sales, as compared to $193,143, or approximately 70% of sales, for the comparable period in 1998. Total cost of goods sold are expected to increase as more products are sold; however, cost of goods sold are expected to decrease as a percentage of total sales as our sales volume grows.

      Gross profit on sales for the year ended December 31, 1998 was $82,863, a decrease of 49%, as compared to the gross profit on sales in the year ended December 31, 1997 of $164,090. The decrease in gross profit is attributable to the decrease in sales; however, our gross profit percentage on sales decreased to 30% in 1998 compared to 45% in 1997.

      For the year ended December 31, 1998 as compared to the year ended December 31, 1997, operating expenses increased to $748,184 from $374,822, which represents a 100% increase in operating expenses, and which represents an increase as a percentage of sales to 271% of sales in 1998 from 104% of sales in 1997. The increase in operating expenses is primarily due to increased administrative and selling expenses. Operating expenses are expected to increase as more products are sold; however, operating expenses are expected to decrease as a percentage of total sales as our sales volume grows.

      We operated at a loss, for the reasons discussed above as to the start- up costs, lack of sufficient capital, and limited line of products, in the year ended December 31, 1998, losing $630,643, or $.10 per share basic and diluted, as compared to a net loss for the year ended December 31, 1997 of $211,682, or $.03 per share basic and diluted. We moved our emphasis to celebrity athletes in 1999, and we have been able to obtain a number of valuable licenses pursuant to which we have produced dramatic growth in revenues, and it has improved our ability to obtain credit and financing. We anticipate significant increases in revenues, gross profits and profitability for the year ending December 31, 1999. While the addition of new product lines may also create liquidity issues and demands on our limited resources, it is anticipated that the increased revenues generated in 1999 by our new products will have a favorable impact on income and liquidity.

      Our business is not seasonal in nature, although we may experience fluctuations in sales of athlete endorsed products in connection with the respective athlete's professional season. Inflation is not deemed to be a factor in our operations.

Three Months Ended September 30, 2000

     Sales for the three months and nine months ended September 30, 2000 decreased approximately 66% and 21%, respectively, as compared to the same period in 1999. The decrease in sales during the three month and nine month periods resulted from the expiration of several licenses with celebrities for six cereal products and related merchandise.

     Cost of goods sold for the three months ended September 30, 2000 was approximately 66% of sales, as compared to approximately 56% of sales for the comparable period in 1999. Cost of goods sold for the nine months ended September 30, 2000 was approximately 59% of sales, as compared to approximately 57% of sales for the comparable period in 1999. We offered five more products in the three months ended September 30, 2000 and ten more products in the nine months ended September 30, 2000, than in the three and nine months ended September 30, 1999. We experienced an increase in cost of goods sold as a percentage of sales for the three months and nine months ended September 30, 2000 in connection with the introduction of new products, and the expiration of certain licenses and the discontinuation of six cereal product lines during the nine months ended September 30, 2000. Although we expect our cost of goods sold to increase as we make more diverse products available for sale, we expect cost of goods sold to decrease as a percentage of total sales as our sales volume for particular product lines grows.

     Gross profit on sales for the three months ended September 30, 2000 was $115,259, a decrease of 73% as compared to the three months ended September 30, 1999 of $433,015. Gross profit on sales for the nine months ended September 30, 2000 was $704,121, a decrease of 25% as compared to the nine months ended September 30, 1999 of $941,384. The decrease in gross profit is attributable to the expiration of certain licenses, the discontinuation of six cereal product lines, and the introduction of ten new products beginning in January 2000.

     For the three months ended September 30, 2000, as compared to the three months ended September 30, 1999, operating expenses increased to $415,640 from $393,767, which represents a 6% increase in operation expenses, and which represents, as compared to the three months ended September 30, 1999, an increase to 123% of sales from 40% of sales. For the nine months ended September 30, 2000, as compared to the comparable period in 1999, operating expenses increased to $2,202,672 from $1,049,470, which represents a 110% increase in operating expenses, and which represents, as compared to the comparable period in 1999, an increase to 128% of sales from 48% of sales. The increase in our operating expenses in the three months and nine months ended September 30, 2000 is due mainly to an expansion of our operations, creation of new product lines, and licensing fees, including the related costs of stock warrants issued, in connection with new celebrity licenses obtained by us, and to a lesser extent, an increase in personnel from one full-time employee to three full-time employees. Operating expenses are expected to increase as new product lines are created and as more products are sold; however, operating expenses are expected to decrease as a percentage of total sales as our sales volume grows.

     For the three months ended September 30, 2000, we operated at a net loss of $300,381, or $.022 per share basic and diluted, as compared to net income of $39,248, or $.004 per share basic and $.003 per share diluted, for the three months ended September 30, 1999. For the nine months ended September 30, 2000, we operated at a loss of $1,499,006, or $0.117 per share basic and diluted, as compared to a net loss of $109,420, or $0.011 per share basic and diluted, for the nine months ended September 30, 1999, largely due to the related costs of stock and warrants issued and the issuance of convertible debentures. We anticipate increases in revenues in the remainder of fiscal year 2000, depending on the success of six new products launched since May 2000. We may not experience profitability in fiscal year 2000 because we have discontinued several products in connection with the expiration of several licenses and because we expect our cost of goods sold and operating expenses to also increase significantly in the 2000 fiscal year. While the addition of new product lines may also create liquidity issues and demands on our limited resources, it is anticipated that the decreased revenues generated this year, due to the expiration of certain licenses and discontinuation of certain products, may not have a favorable impact on income and liquidity.

     Included in the net loss of $1,499,006 for the nine month period ended September 30, 2000 are several substantial non-cash charges to income aggregating approximately $978,000 relating to (a) the issuance of $1,000,000 principal amount of convertible debentures and (b) stock warrants and common stock shares issued for services rendered. In February 2000, we issued $1,000,000 principal amount of 0% convertible debentures, which may be converted into common stock on a current basis, at a conversion price of $.40 per share, the market value at the date of issuance of the debentures being $.74. The beneficial conversion feature attributable to the debenture issuance is required to be recognized in income, currently. We have allocated $325,000 to the debenture's beneficial conversion feature and such amount is reflected as a component of current interest expense. The accounts also reflect charges, in the amount of approximately $653,000 for the nine month period ended September 30, 2000, representing the allocable service costs of outstanding stock and warrants issued in connection with royalty, employment and other consulting agreements. There is no assurance that additional warrants or other securities will not be issued, or that additional charges will not be incurred for similar future transactions. Our business is to license names of celebrities for consumer products, and to issue warrants for our common stock to such celebrities as part of the licensing fee arrangements. In October 2000, we entered into an agreement to issue, and issued, 4% convertible debentures with a principal amount of $1,500,000, pursuant to which the $1,000,000 principal amount of 0% convertible debentures issued in February 2000 were surrendered. Accordingly, we anticipate the continuance of these types of charges against earnings when we make additional licensing transactions with celebrities and celebrity athletes or when we enter service or financing agreements.

     Our food sales business is not seasonal in nature. Inflation is not deemed to be a factor in our operations.

Financial Condition or Liquidity and Capital Resources

     To date, we have funded our operations through a line of credit, bank borrowings, and borrowings from, and issuances of warrants and sales of securities to, stockholders, and from operating revenues. Our inability to obtain sufficient credit and capital financing has limited operations and growth from inception.

      During 1998, we received capital of $492,637 in cash and services, net of costs of $61,278, from securities offerings by issuing 778,711 shares of Famous Fixins' common stock. In 1999, we issued an additional 3,578,733 shares of common stock in exchange for cash and services aggregating approximately $476,000. As of December 31, 1999:

          -    we collected $306,000;
          -    $48,000 is receivable under a stock subscription agreement; and
          -    $122,000 has been provided in various services.

We used substantially all of the net proceeds for general operating expenses.

     Pursuant to a business revolving credit agreement with The Chase Manhattan Bank, the bank agreed to make loans to us for up to a maximum credit line amount, which currently is $100,000. The bank notifies us as to the amount of the available credit line from time to time. We may borrow from the bank incremental principal amounts of at least $2,500. Borrowings bear interest at the Bank's prime rate plus 1/2%. Principal is payable in monthly installments equal to 1/36 of the outstanding principal amount of the loan as of the date of the last loan made prior to the date of such installment. Repayment of the loan is guaranteed by certain of our stockholders. The outstanding balance of the long-term note payable to the bank, net of current installments, at December 31, 1998 was $40,685 and was repaid prior to December 31, 1999.

     In October 1999, we entered into agreements pursuant to which certain investors agreed to purchase an aggregate of $550,000 principal amount of 5% convertible debentures due October 19, 2002 and 139,152 warrants to purchase shares of Famous Fixins' common stock. At the initial closing date, we received gross proceeds of $450,000, and in February 2000, we received the remaining $100,000 when the registration statement in connection with the resale of the underlying common stock became effective. The warrants are exercisable between October 30, 1999 and October 30, 2004 at a purchase price of $.494 per share, which was 125% of the market price on the closing date. At our option, the convertible debentures may be exchanged into convertible preferred stock. Debenture holders have converted debentures into shares of common stock as summarized below:

          -    on February 23, 2000, $150,000 in principal into 1,000,000 shares;
          - on February 24, 2000, $76,240 in principal and interest into 508,264 shares;
          - on March 30, 2000, $127,691 in principal and interest into 302,299 shares;
          - on May 25, 2000, $72,042 in principal and interest into 227,620 shares;
          - on June 29, 2000, $25,844 in principal and interest into 166,519 shares;
          - on July 19, 2000, principal amount of $1,025 and accrued interest of $37 into 8,676 shares;
          - on August 8, 2000, principal amount of $20,000 and accrued interest of $758 into 156,313 shares; and
          - on September 26, 2000, principal amount of $45,000 and accrued interest of $1,998 into 533,949 shares.

     In March 2000, we entered into an agreement pursuant to which certain investors agreed to purchase an aggregate of $1,000,000 principal amount of 0% convertible debentures due March 13, 2005 and warrants to purchase 2,500,000 shares of our common stock. We received gross proceeds of $1,000,000 from the transaction. The holders of the convertible debentures are entitled to convert the debentures into shares of common stock at a conversion price of $.40 per share. The warrants are exercisable before March 13, 2005 at a purchase price of $.75 per share. In October 2000, we entered into an agreement for the sale of $1,500,000 principal amount of 4% convertible debentures pursuant to which the outstanding principal amount of the 0% convertible debentures were surrendered.

     In October 2000, we entered into an agreement pursuant to which certain investors agreed to purchase an aggregate of $1,500,000 principal amount of 4% convertible debentures due on August 7, 2001 and warrants to purchase 250,000 shares of common stock. The principal amount of the 4% convertible debentures of $1,500,000, consists of principal in the amount of $500,000 and the surrender of outstanding 0% convertible debentures with a principal amount of $1,000,000 issued in March 2000. The 4% convertible debentures are due in August 2001 with a 5% premium on the principal and the accrued unpaid interest. The investors have the right to convert the interest into shares of common stock based on the average of the 5 lowest closing bid prices of the common stock over a 22 trading day period immediately prior to the interest payment date. The warrants are exercisable before November 7, 2003 at a purchase price per share of $0.0588. We agreed to enter into an equity line of credit type of transaction within 10 days of this transaction. If we are unable to pay the amounts due on the maturity date but we can draw down on the equity line of credit, we are to draw down the maximum amount each draw down period to pay the investors the full amount due. On or after the maturity date, the investors may convert the 4% convertible debentures into shares of common stock if a registration statement for the equity line of credit is not effective on the maturity date or if we do not draw down the maximum amount permitted each month under the equity line under an effective equity line of credit registration statement. The conversion price shall equal the lesser of $0.054 or 85% of the average of the 5 lowest closing bid prices during the 22 trading days preceding the applicable conversion date. At the investors' election, we shall redeem the 4% convertible debentures, including interest and a redemption premium of 30%, using up to 50% of the net proceeds received pursuant to the equity line of credit and any other equity financing permitted under the agreement, and all proceeds received in an equity financing not permitted under the future financing restrictions. At the closing of the transaction, we received gross proceeds of $500,000, less payment to the escrow agent of $10,000 for the investors' legal, administrative and escrow costs, and less payment of a 10% placement agent fee. We also issued to the placement agent 75,000 shares of restricted common stock and a warrant to purchase 100,000 shares of common stock as part of the placement agent fee. The warrants are exercisable before November 7, 2003 at a purchase price per share of $0.0588. We believe that such sources of funds will be sufficient to fund our operations for the next nine months.

     In October 2000, we entered into an agreement for the future issuance and purchase of shares of our common stock which establishes what is sometimes termed an equity line of credit or an equity drawdown facility. In general, the drawdown facility operates as follows: the investor has committed to provide us with up to $5 million as we request it over a 24 month period, in return for shares of common stock we issue to the investor. Subject to a maximum of 16 draws, once every 29 trading days, we may request a draw of up to $5 million of that money, however, no single draw can exceed $5 million. We must wait at least 7 trading days after each 22 trading day drawdown period before requesting another drawdown. The maximum amount we actually can draw down upon each request will be determined by 4.5% of the volume-weighted average daily price of our common stock for the 3 month period prior to our request and the total trading volume for the 3 months prior to our request. Each draw down must be for at least $100,000. The number of shares registered under the registration statement for the resale of the common stock upon each drawdown may limit the amount of money we receive under the common stock purchase agreement. Moreover, the funds we may receive could be further limited by a provision of the common stock purchase agreement that prevents us from issuing shares to the investor to the extent the investor would beneficially own more than 9.9% of our then outstanding common stock. At the end of a 22-day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22-day period. We then use the formulas contained in the common stock purchase agreement to determine the number of shares we will issue to the investor in return for that money. The per share dollar amount the investor pays for our common stock for each drawdown includes a 17.5% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown and less a 10% placement fee. In lieu of making a commitment to the investor to draw a minimum aggregate amount, on October 31, 2000, we issued to the investor a stock purchase warrant to purchase up to 500,000 shares of our common stock and we also agreed to issue additional warrants to purchase a number of shares equal to 50% of the shares purchased by the investor on the settlement date of each drawdown. The warrants to purchase 500,000 shares of common stock have an exercise price of $0.0636 and expire on October 31, 2003. The additional warrants issuable at each settlement date will be exercisable for 35 calendar days and have an exercise price equal to the weighted average of the purchase prices of the common stock during the applicable settlement period. At the closing we paid the escrow agent $10,000 for the investor's legal, administrative and escrow costs. Until an effective registration statement is in place, we cannot use and will not receive any funds from the equity line.

      We believe that our future growth is dependent on the degree of success of current operations in generating revenues, and borrowings under our current credit facility, and the ability to obtain additional credit facilities, although there can be no assurance that we will be able to obtain any additional financing that we may require.

     The auditors' report to our financial statements for the year ended December 31, 1999 cites factors that raise substantial doubt about our ability to continue as a going concern. The factors are that we have incurred substantial operating losses since inception of operations and as at December 31, 1999 reflect a deficiency in stockholders' equity. The auditors' report states that although our management believes that it can achieve profitable operations in the future and that we can raise adequate capital and financing as may be required, there can be no assurance that future capital contributions or financing will be sufficient for Famous Fixins to continue as a going concern or that we can achieve profitable operations in the future. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                               ABOUT FAMOUS FIXINS

OUR ORGANIZATION HISTORY

      We are a New York corporation known as Famous Fixins, Inc. We were originally incorporated on February 9, 1984 under the laws of the State of Utah as Straw Dog, Inc. Pursuant to a registration with the Utah Securities Division effective September 26, 1984, 1,000,000 shares of our common stock were sold to the public at a price of $.02 per share. On November 4, 1985, we changed our name to Tinderblock, Inc.

      On July 31, 1995, we reincorporated under the laws of the State of Nevada by merging with Spectrum Resources, Inc. Under the terms of the merger and incorporation, all of the 7,666,666 outstanding shares of our common stock were exchanged for shares of the common stock of Spectrum Resources, Inc. at the rate of 1 share of Spectrum Resources for 3 of our shares. Following the reincorporation, there were 2,555,887 shares of our common stock issued and outstanding. On October 20, 1995, the Board of Directors approved a 1 for 10 reverse split of our stock, after which we had 255,588 shares of common stock issued and outstanding.

      On January 12, 1996, pursuant to a resolution of the Board of Directors, we issued 354,930 shares of common stock to Phoenix Pacific Property Trust. Those shares were valued at approximately $5,111 on the date of issuance. The shares were given as consideration for services and costs that they incurred to maintain our status as an active corporation and for providing business and financing consulting advice to us. Our present management and Board of Directors do not know how the securities issued to Phoenix Pacific Property Trust were valued, but reasonably estimates a value of $5,111 based on a price of $.0144 per share, based on the following factors:

         - the shares were restricted common stock;
         - there was no active trading market at the time for the securities; - there were no contemporaneous transactions of which our present management and Board are aware of that were transacted at a greater price per share; and
         - we did not have active business operations or material net worth at the time of issuance.

      We did not engage in any substantive business activity from approximately April 6, 1996 to May 28, 1998.

      On May 28, 1998, we acquired Famous Fixins, Inc., a privately-held New York corporation formed on November 29, 1995 ("FFNY"), in a transaction viewed as a reverse acquisition. FFNY was a promoter and marketer of celebrity endorsed consumer products. It commenced business activities in 1995 and began sales operations in March 25, 1997. Pursuant to a Plan and Agreement of Reorganization, we issued 5,494,662 shares of common stock to Jason Bauer, as trustee for certain shareholders of FFNY, in exchange for 97% of the outstanding common stock of FFNY. Pursuant to the reorganization, the controlling shareholders became our controlling shareholders and officers and directors. FFNY became a majority-owned subsidiary of our company.

      On June 8, 1998, we changed our name to Famous Fixins, Inc. under the laws of the State of Nevada.

     On November 16, 1998, we reincorporated under the laws of the State of New York by merging into our wholly-owned subsidiary, Famous Fixins Holding Company, Inc., a corporation formed for the purpose of reincorporation. On November 20, 1998, we merged with our New York subsidiary, FFNY. On November 20, 1998, we changed our name to Famous Fixins, Inc. under the laws of the State of New York. We operate as a single entity under the laws of the State of New York.

     As of December 12, 2000, we had 13,941,264 shares of our common stock issued and outstanding.

     We have not been subject to bankruptcy, receivership or any similar proceedings.


OUR BUSINESS

     We are a promoter and marketer of celebrity and athlete licensed consumer products for sale in supermarkets, mass merchandisers, drug chains, specialty stores and over the Internet. Our plan is to develop, market and sell licensed consumer products based on the diverse professional, cultural and ethnic backgrounds of various celebrities. We create consumer products which include breakfast cereals endorsed by sports teams, salad dressing, candy products, lip balm, and adhesive bandages. We promote and market our products directly to supermarket chain stores, mass merchandisers, drugstore chains, and specialty stores. We also operate an electronic commerce site from which our products may be purchased. We utilize a nationwide network of consumer brokers to distribute our products in supermarket chains, mass-merchandisers, drug stores, restaurants and specialty retail stores throughout the United States. We enlist third party manufacturers to produce our consumer products.


OUR PRINCIPAL PRODUCTS AND SERVICES

Breakfast Cereal
----------------

     The cereal category is the largest category in the food industry, with national sales exceeding seven billion dollars per year. There are more than 100 cereals nationally distributed, however, Famous Fixins' select cereals are endorsed by well-known athletes, and therefore, require little advertising in each marketplace.

     Jeter's. We entered into an agreement with Turn 2, Inc. for the production of a breakfast cereal called "Jeter's" featuring Derek Jeter, shortstop for the World Series Champion New York Yankees. We launched this frosted flakes cereal in October 1999 in the New York market. This cereal line will discontinue in the last fiscal quarter of 2000.

     Amazin' Mets Frosted Flakes. We have an agreement with Doubleday Enterprises, L.P., owner and operator of the New York Mets National League Baseball team, for promotional rights during the 1999 and 2000 baseball seasons to produce and sell a cereal product identified by the name and logos of the Mets. The cereal product may feature the images of eight or more Major League Baseball players on the Mets, and at least one version of the cereal product will feature Mets catcher Mike Piazza. We launched "Amazin' Mets Frosted Flakes" cereal in New York in October 1999. This cereal line will discontinue in the last fiscal quarter of 2000.

     Boston Red Sox. Through our agreement with Major League Baseball, we are in the developmental stages of a cereal featuring the Boston Red Sox. We launched the cereal in the New England area in July 2000.

Consumer Goods
--------------

     Britney Spears. We entered in an agreement Britney Brands, Inc. for the rights to use the name and likeness of musical artist Britney Spears in connection with the manufacture of a "Britney Spears CD Bubble Gum". We launched bubble gum in May 2000.

     Tony Stewart. We entered into an agreement with Redline Sports Marketing, Inc. for the rights to use the name and likeness of Tony Stewart, the 1999 NASCAR Rookie of the Year. We launched "Tony Stewart Racecar Mints", a racecar-shaped mint, in July 2000.

     Dave Mirra. We entered into an agreement with Dave Mirra for the rights to manufacture a shredded gum for sale to bike shops, toy stores and other merchandisers. We launched "Mirracle Boy BMX Bubble Gum" in July 2000.

     Major League Baseball. Through our agreement with Major League Baseball, we are in the developmental stages of adhesive bandages bearing the logos of Major League Baseball teams and team mascots. We launched the product in July 2000 throughout the United States.

     'N Sync. We entered in an agreement with Winterland for the rights to use the name and likeness of the musical group 'N SYNC in connection with the manufacture and sale of lip balm featuring 'N SYNC group members. We launched the product in September 2000.


FamousFixins.com
----------------

     On April 7, 1999, we launched Internet sales of our products. FamousFixins.com, our Internet marketing division intended to be an online supermarket for celebrity endorsed consumer products. Through this web site, consumers are able to purchase individual items. This electronic commerce service allow us to reach consumers in regions of the United States where our products are not carried in supermarkets.

MARKETING AND SALES PLANS

     We intend to gain distribution of our products in supermarkets, drug chains, mass merchandisers and specialty stores throughout the country. We plan to use a combination of paid media advertising, newspaper articles, and television appearances by celebrities and athletes who endorse our products to generate awareness among consumers about our products and expand distribution of our products nationally.

     Our publicist generates consumer awareness of our products using traditional marketing methods as well as innovative and industry specific methods. Since 1997, over 2,000 newspapers and magazines have written articles about us, our consumer products, and the charities that our celebrity endorsers donate to. Our celebrity endorsers have also been on numerous nationally televised TV shows promoting their products in addition to hundreds of mentions on local radio stations.


DISTRIBUTION METHODS OF THE PRODUCTS AND SERVICES

     We presently employ a direct method of distribution for most our sales, whereby the product is shipped directly from the manufacturing facility to the supermarket chain's warehouses. As a secondary form of distribution, in cases where the direct distribution method is impracticable, we use a distributor, whereby the product is shipped to independent distribution companies who bear the responsibility for delivery to the retail stores. The latter method of distribution increases the retail price to the consumer by approximately 30%.

STATUS OF ANY PUBLICLY ANNOUNCED NEW PRODUCT OR SERVICE

     Not applicable.

COMPETITION

     We face intense competition in our businesses against some large corporations and smaller specialized businesses, that have the name recognition to attract well-known celebrities and sell celebrity endorsed food products. We face day-to-day competition from numerous competitors who produce and market consumer products endorsed by celebrities. The range of competitors runs from large corporations, such as General Mills, Coca-Cola, Frito Lays, and Johnson & Johnson, to smaller competitors. Those corporations have far greater financial resources and business experience than we do. The range of products runs across the food category from sports drinks, soda, salad dressings to cereals, desserts and candy bars. Any celebrity endorsed product similar to our products sold in an ordinary supermarket is competition to us.

     Because we are significantly smaller than our national competitors, we may lack the financial resources needed to capture increased market share. Many of our existing competitors and potential new competitors have:

          -    longer operating histories;
          -    greater name recognition;
          -    larger customer bases;
          -    more financial resources;
          -    more and larger facilities; and
          - significantly greater financial, technical and marketing resources.

     If we compete with them for the same geographical markets, their financial strength could prevent us from capturing those markets. Because of their resources, our competitors may offer more attractive financial terms to celebrities than we can to endorse products. They may also devote greater resources than we can to the development, promotion and sale of their products. They may develop products that are superior to or have greater market acceptance than ours. Our competitors may also conduct more extensive research and development, run more marketing campaigns, adopt more aggressive pricing policies and provide more attractive services to our customers than we do.

     Many other companies offer consumer products similar to ours. General Mills, the maker of the cereal Wheaties, is one of the largest companies that offer celebrity endorsed breakfast cereals. Johnson & Johnson makes one of the best known adhensive bandages, Band-Aid. Many other companies in competition with us have resources and experience far greater than we do. In addition, additional companies may seek to enter this business if we succeed in developing a successful business of developing and marking celebrity endorsed consumer products.

LICENSE AGREEMENTS

Major League Baseball Properties, Inc.
--------------------------------------

     We have a license with Major League Baseball Properties, Inc. granting us the non-exclusive license to use the names, word marks, logos, uniform designs, colors and color combinations, trade dress, characters, symbols, designs, likenesses, visual representations, and such other similar or related identifications of Major League Baseball Properties and certain teams in connection with the manufacture, distribution, promotion, advertisement and sale of our cereal products and adhesive bandages.

     We are required to pay a minimum guaranteed compensation to Major League Baseball Properties, against which royalties are credited, of $125,000 for the rights granted under the agreement, of which $100,000 was paid on December 31, 1999, and $25,000 was paid on April 30, 2000. For our products, we are required to pay royalties to Major League Baseball Properties in the amounts ranging from one percent to seven percent of net sales.

     Under the agreement, Major League Baseball Properties has agreed to indemnify, defend and hold us and its owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages or costs arising from challenges to Major League Baseball Properties' authority to license the rights granted to us or assertions to any claim of right or interest in or to the rights granted to us and used on our products, provided that we give prompt written notice, cooperates and assist in any such claim or suit, and provided further that Major League Baseball Properties has the option to undertake and conduct the defense of, and to settle, any such suit at its sole discretion.

     Under the agreement, we have agreed to indemnify, defend and hold Baseball Properties, the Major League Baseball Clubs, the Leagues and the Office of the Commissioner of Baseball and their respective owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages and costs arising out of:

          - any unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device by us in connection with the licensed products;
          - alleged defects or deficiencies in, or the use of, the licensed products;
          - false advertising, fraud, misrepresentation or other claims related to the licensed products; the unauthorized use of the licensed rights or any breach by us of the agreement;
          - libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party; or
          - agreements or alleged agreements made or entered into by us to effectuate the terms of the agreement;

provided that Major League Baseball Properties gives us notice of the making of any claim or the institution of any action. Major League Baseball Properties may at its option participate in any action.

     Major League Baseball Properties has the right to terminate the agreement without any right to cure if:

          -    we fail to obtain or maintain liability insurance;
          - any governmental agency or court of competent jurisdiction finds that the licensed products are defective;
          -    we breach certain undertakings pursuant to the license; or
          -    we undergo a change in majority or controlling ownership.

      Baseball Properties has the right to terminate the agreement if we default on, and fail to cure within ten business days, the following occurrences:

          -    we fail to make timely payment;
          - we fail to deliver an accounting statement or to give access to our premises or license records;
          -    we are unable to pay our debts when due;
          - we make any assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law;
          - we file or have filed against us any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place;
          - we shall have or suffer a receiver or trustee to be appointed for our business or property;
          -    we are adjudicated a bankrupt or an insolvent;
          - we fail to commence in good faith to manufacture, distribute and sell each licensed product throughout the licensed territory within any twelve month period;
          -    we discontinue our business as it is now conducted;
          -    we breach any term of the agreement; or
          - our accounting statements furnished to Baseball Properties are significantly or consistently understated.

     The license period with expires on December 31, 2000. We have orally agreed with Major League Baseball Properties to renew the license period for a two year term on substantially similar terms as the current license agreement.

Derek Jeter
-----------

     We have an exclusive license with Turn 2, Inc., dated as of May 31, 1999, to develop, manufacture, distribute, promote, and sell cereal products bearing Jeter's name and likeness in the United States. We have the right to use Jeter's name and likeness in connection with the advertisement and promotion by us of the products in television, radio, print and point of purchase. We also have the non-exclusive right to use Jeter's name and likeness in connection with certain merchandise that may be featured on the back panel of the endorsed products packaging, subject to the licensor's sole and exclusive discretion and approval. The side panel of the products packaging shall feature a charity or other entity of Jeter's sole choice.

     As compensation, Turn 2 is entitled to eleven and one-half percent of the invoice price of the cereal products shipped, and fifty percent of the gross profits from the sale of related merchandise. We granted Turn 2 five year options to purchase 50,000 shares of our common stock at $.15 per share. The remuneration due to licensor is subject to upward adjustment to conform with the highest then current remuneration paid by us to other Major League Baseball players, with the exception of certain specified persons, under similar licenses. All packaging costs shall be our sole responsibility.

     If we, at any time or times during the license period, desire to register a trademark or trademarks which include Jeter's name and likeness, or which relate in any manner to Jeter, or to register us as a user thereof, all costs related to any such trademarks shall be borne by us, and ownership of any such trademarks shall rest solely in the name of Turn 2 or its designee. Upon registration of any such trademark, Turn 2 shall grant to us a license for the use of such registered trademark on or in connection with the advertisement, promotion and sale of the products.

     We may assign or transfer this agreement only with the prior written consent of Turn 2. Turn 2 has the right to terminate the license term for up to sixty days after it receives notice from us that we have merged or consolidated with a third party.

     The agreement provides that in no event shall Jeter or Turn 2 be liable to us, or any party claiming through us, for any amount in excess of the royalties actually received by Turn 2 under the license. The agreement provides that the parties are not liable to each other for special, consequential, indirect, exemplary or punitive damages, or for a loss of good will or business profits.

     We are obligated to indemnify Turn 2, its agent, and Jeter from and against all expenses, damages, claims, suits, actions, judgments and costs arising out of the agreement, our breach of the agreement, or the negligence, actions, errors or omissions of us or any claim or action for personal injury, death or otherwise involving alleged defects in our products, provided that we are given notice of any such action or claim.

     The agreement may be terminated by the non-defaulting party if:

          - the other party fails to make any payment of any sum of money under the license and fails to cure within ten days of its receipt of written notice of its default; or
          - fails to observe or perform any of the terms of the agreement other than the payment of money and fails to cure within thirty days of its receipt of written notice of its default.

     The right to cure applies only to a first-time default, and the agreement may be terminated immediately for subsequent defaults. The license term, which was to terminate on May 31, 2000, was orally extended through the 2000 Major League Baseball season.

New York Mets
-------------

     We have a promotional agreement, dated September 10, 1999, with Sterling Doubleday Enterprises, L.P., owner and operator of the New York Mets National League Baseball team, for promotional rights during the 1999 and 2000 baseball seasons in connection with the sale and marketing of a cereal product identified by the name and logos of the New York Mets. Under the agreement, Sterling Doubleday is obligated to inform Major League Baseball Properties of its approval of our use of the Mets name and logos on our products.

     We must maintain in effect throughout the term of the agreement a license with the Major League Baseball Player's Association permitting us to feature the images of eight or more Major League Baseball players on our cereal product. If we decide to feature individual players or groups of less than eight players on the cereal product, the parties are to obtain the consent of each such player featured. If the parties decide to feature individual Mets players or groups of less than eight players on the cereal, Sterling Doubleday is to cooperate in good faith with our efforts to obtain the consent of the players for the use of their names and likenesses on the cereal product.

     The selection of the participating players shall be as mutually agreed upon by the parties, with each party's approval not to be unreasonably withheld. The parties have agreed that at least one version of the product will feature Mike Piazza alone, and that such version will be produced and distributed during at least 12 months within the period from the date of the agreement through December 31, 2000. Sterling Doubleday is responsible for any compensation paid to any individual player.

     Sterling Doubleday agreed to promote the sale of the cereal product:

          - in one 15-second advertisement displayed on the Diamond Vision scoreboard at Shea Stadium, which was to be displayed during each Mets home game from August 6, 1999 through the end of the regular season, and is to be displayed during each regular season home game at Shea Stadium in the 2000 season;
          - through two appearances by Mr. Met, the club mascot, in 1999 and six appearances in 2000 at retail stores that sell the cereal product;
          - by allowing us to distribute product samples at Shea Stadium turnstiles during three regular season home games in 1999 and five regular season home games in the 2000 season;
          - by allowing us to place advertisements of the cereal product on the backs of 100,000 Mets pocket schedules in 2000;
          -    advertising the cereal product in the 2000 New York Mets
               Yearbook.

     Under the agreement, we received:

          - the use of a 15-person Diamond View Suite at Shea Stadium on one game date in 1999, and on three games dates in the 2000 season;
          - four tickets to ten regular season home games in 1999 and the right to purchase four tickets to the first three Mets 1999 playoff games at Shea Stadium;
          -    four tickets to 30 regular season Mets home games in 2000;
          - the right to conduct and promote one contest in each of 1999 and the 2000 seasons and to award prizes to retail purchasers of the cereal product.

     As compensation, we are to pay to Sterling Doubleday twelve and one-half percent of net sales of all products covered by the agreement. The agreement automatically renews on an annual basis unless Sterling Doubleday elects to terminate the agreement. Sterling Doubleday is to provide comparable promotional support and cooperation during each year the agreement remains in effect.

Olympia Dukakis
---------------

      We entered into an exclusive worldwide license agreement with Olympia Dukakis as of March 1, 1997 to manufacture, distribute, promote and sell Greek specialty food products bearing her name and likeness. Under the agreement, we have the right to use the name, photograph, depiction, characterization, likeness, voice, image and biographical data of Ms. Dukakis and the trademarks, logos, copyrights and all other authorized material owned or controlled by Ms. Dukakis.

      We are responsible for all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the product. We reserve all rights in the products, their formulae and secret ingredients, or their packaging and labeling.

      Ms. Dukakis is entitled to five percent of all monies received by us as revenue derived from sale of the products. As additional compensation, we have granted Ms. Dukakis warrants to purchase 100,000 shares of our common stock, exercisable for five years at $1.00 per share.

      The agreement can only be assigned with the prior written consent of the other party. We are allowed to assign the agreement to a wholly-owned subsidiary or to an entity owning at least 42.5% of our equity, in which event Ms. Dukakis has the right to renegotiate the license terms.

     The parties agreed to indemnify the other party for actions, claims, suits, losses, judgments, penalties, liabilities, damages, costs, and expenses arising out of a party's breach of the terms of the agreement, or through the gross negligence or intentional acts of its officers, directors, employees, or representatives.

      The license may be terminated upon 45 days written notice if:

          - a party breaches a material term of the agreement and fails to remedy said breach within 30 days of its receipt of written notice of the breach;
          -    a party becomes insolvent or files a petition in bankruptcy;
          -    we discontinue production and distribution of the products;
          - Ms. Dukakis becomes the subject of public disrepute or scandal that affects her image; or
          - Ms. Dukakis dies or suffers any disability impairing her ability to perform as an entertainer.

Britney Spears
--------------

     We have a non-exclusive license with Britney Brands, Inc. to develop, manufacture, package, advertise, promote and distribute bubble gum in plastic CD-shaped cases throughout the world bearing Britney Spears' name, symbols, logos, images, autographs, and approved likenesses. We are responsible for the costs incurred in the manufacture, sale, distribution, or promotion of the product.

     Britney Brands reserves the right to manufacture, distribute, market and sell similar or identical products for use in connection with premium sales, promotional tie-ins, give-aways, home television sales, cable programs, vending machines, electronic and Internet sales, direct mail and telephone sales, in-theater sales, sales at theme parks, amusement parks, at concerts, shows and other amusement or live entertainment attractions, radio sales, sales by or through fan clubs and conventions, and fund-raisers.

     As compensation, Britney Brands is entitled to royalty of 9% of net sales on all units that we sell or that we distribute on for promotional, marketing or goodwill purposes. If we provide a higher royalty rate to another pop musical entertainment personality for a similar product, we will provide Britney Brands with the same royalty rate. Britney Brands is entitled to an advance of $150,000, of which $50,000 was paid at the signing of the license, $25,000 is due by November 1, 2000 and $75,000 is due by July 31, 2002. Royalties are credited against the advances. Britney Brands is entitled to a minimum royalty guarantee of $150,000, including the advances. We agreed to make a non-refundable payment of $10,000 to the Britney Spears Foundation. We issued to Britney Brands warrants to purchase a total of 200,000 shares of our common stock. The warrants are exercisable at $0.25 per share and terminate on November 22, 2004.

     The intellectual property rights in the product and the marketing materials that use the licensed subject matter are to vest with Britney Brands. Britney Brands is permitted to withdraw some or all of the licensed subject matter from the license if it determines that the exploitation may violate or infringe the proprietary rights of third parties, or subject itself to any liability or violate any law, court order, government regulation or other ruling of any governmental agency.

     Britney Brands is to indemnify, hold harmless and defend us and our affiliates, officers, directors and employees against any claims, liabilities, demands, and expenses arising solely out of our use of the licensed subject matter. Britney Brands is not liable for any consequential damages or loss of profits that we may suffer from the use of the licensed subject matter.

     We are to indemnify and hold harmless Britney Brands and Signatures Network, including their respective parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses that arises in connection with:

          - the design, manufacture, packaging, distribution, shipment, advertising, promotion, sale, or exploitation of the Articles,
          -    our breach of any representation, warranty, or covenant, or
          - our failure to perform any covenants or obligations contained in the license.

     We may not assign the license unless otherwise previously agreed in writing by Licensor.

     Britney Brands has the right to immediately terminate the license upon written notice if any of the following occurs:

          - we make, sell, offer for sale, use or distribute any product without prior written approval or continue to make, sell, offer for sale, use or distribute any product after receipt of notice withdrawing approval; or
          - we become subject to any voluntary or involuntary order of any government agency involving the recall of any of the products because of safety, health or other hazard or risks to the public.

     Britney Brands has the right to immediately terminate the license if we fail to cure upon 7 days written notice if any of the following occurs:

          - we fail to immediately discontinue the advertising, distribution or sale of products which do not contain the appropriate legal legend or notice;
          - we breach any of the provisions of the license relating to the unauthorized assertion of rights in the licensed subject matter;
          -    we fail to make timely royalty payments;

     Britney Brands may terminate the license if we fail to cure a breach to its satisfaction on 30 days prior written notice if:

          -    we fail to obtain or maintain insurance;
          -    we fail to distribute, ship and sell the product by June 1, 2000, and to use best efforts in distribution, shipment and sale;
          -    we fail to timely submit preliminary samples of the product for approval;
          -    a petition in bankruptcy is filed by or against us;
          - we are adjudicated bankrupt or insolvent, or make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law;
          -    we discontinue our business;
          - a receiver is appointed for us or our business and such receiver is not discharged within 30 days;
          - our corporation or any of our controlling shareholders, officers, directors or employees take any actions in connection with the manufacture, sale, distribution or advertising of the product which damages or reflects adversely upon Britney Brands, Britney Spears or the licensed subject matter; or
          - we violate any of our other obligations or breach any of our covenants, agreements, representations or warranties.

     The license expires on October 29, 2002.

Dave Mirra
----------

     We have an exclusive worldwide license with Dave Mirra, dated as of December 22, 1999, to launch a line of chewing gun and a line of cereal products bearing his name and likeness. We have the right to use the name, photograph, characterization, likeness, voice, image, and biographical data of Dave Mirra, and the right to use all other licenseable intellectual property rights held by Mirra to his name, image or identity in connection with the development, manufacture, distribution, promotion, and sale of the foods products. We have all rights, titles, and interests in and to the products, their formulae and secret ingredients, and their packaging and labeling.

     Mirra is entitled to seven percent of revenues from the sale of the cereal product. Mirra received three year warrants to purchase 25,000 shares of our common stock at the purchase price of $.20 per share. We are responsible for all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the products.

     The agreement can only be assigned with the prior written consent of the other party, except that we may assign the agreement to a wholly-owned subsidiary or to an entity owning or acquiring a substantial portion of our stock or assets.

     The agreement provides that the parties shall indemnify the other parties for actions, claims, suits, losses, judgments, penalties, liabilities, damages, costs, and expenses arising out of a party's breach of the terms of the agreement, or through the negligence or intentional acts of its officers, directors, employees, or representatives, or including product liability. We will indemnify Mirra for actions, claims, costs related to the products, including damages allegedly caused by the products, the condition or quality of the products, or the distribution of the products.

     The license may be terminated upon 45 days written notice if:

          - a party breaches a material term of the agreement and fails to remedy said breach within 30 days of its receipt of written notice of the breach;
          -    a party becomes insolvent or files a petition in bankruptcy;
          -    we fail to maintain quality standards;
          -    we discontinue production and distribution of the products;
          -    Mirra dies or retires from his occupation as an athlete; or
          - Mirra becomes the subject of public disrepute or scandal that affects his image.

The license terminates on December 31, 2002. At termination, we have the right of first refusal to renew the license.

Tony Stewart
------------

     We have a limited, non-transferable license with Redline Sports Marketing, Inc. to manufacture, package, and ship mints bearing certain trademarks and copyrights of Redline. The license grants us a non-exclusive right to use the trademarks The Home Depot, Joe Gibbs Racing, Inc., #20, and Tony Stewart and the copyrights for the name, likeness and signature of "Tony Stewart" and the likeness of the #20 Joe Gibbs Racing Winston Cup Car in connection with the mints. The license permits us to sell the mints in the United States and its territories at race tracks or souvenir trailers or concenssionaires at racing events.

     As compensation, Redline is entitled to royalty of 15% of the net wholesales price for each licensed product sold, without deducting manufacturing or marketing costs. If we enter into any agreement to use the name or likenesses of any other NASCAR team or personality which provides for a more favorable royalty percentage, we agreed to give Redline the same higher royalty percentage. Redline is to receive a minimum royalty guarantee of $5,000 against which royalties are credited against.

     We assigned and transferred to Redline the rights in the materials created for the product, including the artwork and designs. We are responsible for all costs in connection with the manufacture, packing, shipping, sale or other use of the licensed products.

     We agreed to hold harmless Redline from and against any and all loss, expense, damage, or injury that Redline may sustain as a result of any claim for damage or injury of any kind or nature arising out of the licensed products or our actions or inactions in accordance with the license. Under the license, except for defense of a claim and payment of accompanying damages to a claimant, we agreed that Redline shall not be responsible for any damages or expenses suffered by us as a result of the suspension or limitation of copyright or trademark infringement, including consequential damages.

     We may not to assign, sublicense, or subcontract without the prior approval of Redline.

     Either party may, by written notice, immediately terminate the license if the other party shall:

          - be dissolved, be adjudicated insolvent, bankrupt, or cease operations, admit in writing its inability to pay its debts or make a general assignment for the benefit of or enter into an arrangement with creditors, or file for relief under any insolvency law;
          - apply for, or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets or affairs, or authorize such application or consult to be commenced against it which continues undismissed for 30 days; or
          - be the subject of any other proceeding not defined above whereby any substantial portion of the property or assets of such party are or may be distributed among its creditors.

     Redline has the right to terminate the license if:

          -    we fail to cure any payment due within 5 days;
          - we fail to perform and cure any of the terms, conditions, agreements or covenants in the license is agreement within 20 days of written notice.
          -    we undergo any substantial change in ownership or control;
          - the Redline team undergoes substantial change, such as if the sponsor withdraws or changes, if the driver changes teams, if the car number changes or if the color scheme, logo scheme or make of the car changes;
          -    we fail to maintain the insurance required;
          - we do not introduce licensed products to the market within 90 days of execution of the license or continue to diligently pursue sales;
          - the quality of the licensed products is lower than the sample products approved by Redline;
          - we manufacture, sell, market or distribute any licensed products or any promotional or packaging material, containers, cartons and wrapping relating to the licensed products before obtaining Redline's written approval of all required pre-production submittals for each such item; or
          - we use the licensed products or promotional or packaging material relating to the licensed products without prior written approval or continue to do so after notice of disapproval. At Redline's discretion, we are obligated to pay Reline $5,000 per occurrence for failing to follow proper approval procedures.

      The license terminates on December 21, 2000.


'N SYNC
-------

     We have a non-exclusive license with Winterland to manufacture, advertise, distribute, and sell lip balm bearing 'N SYNC's name, symbols, emblems, designs, service marks, trademarks, copyrights in graphic designs, logos, visual representations, and likenesses of 'N SYNC in the United States and Canada. Ownership of all intellectual property rights, including copyright, patent and trademark rights, in the lip balm remain 'N SYNC's sole and complete property.

     As compensation, Winterland is entitled to 9% of the wholesale selling price on net sales of lip balms with a guaranteed minimum payment of $100,000. We paid Winterland a non-refundable advance of $50,000 against royalties. We will pay the balance of the guarantee as follows: $25,000 on or before November 1, 2000; and $25,000 on or before January 31, 2002. If we enter into a more favorable license agreement with any third party for a similar product, we will provide Winterland those favorable rates.

     'N SYNC shall indemnify, hold harmless and defend us against any claims, liabilities, demands, costs and expenses, including reasonable attorneys' fees, arising out of any breach by 'N SYNC of any representation, warranty, or agreement made.

     We are to indemnify and hold 'N SYNC and its officers, directors and shareholders harmless from:

          - any claims or suits arising out of any alleged defects in the lip balm;
          - our unauthorized use of any patent, process, method, or device, infringement of any copyright, trade name, patent, libel or invasion of the rights of privacy or publicity or other property rights;
          -    our failure to perform;
          - our infringement or breach of any other personal or property right of any person, firm, or corporation pursuant to contractual agreement or any other relationship with us in connection with the preparation, manufacture, distribution, advertising, promotion or sale of lip balm or material relating to or naming or referring to any performers, personnel, marks or elements.

     We are to maintain a minimum insurance coverage of $1,000,000 combined, single limit for each single occurrence for bodily injury and $100,000 for property damage.

     We may not assign the license unless otherwise previously agreed in writing.

     'N SYNC shall have the right to immediately terminate this Agreement upon written notice to us upon the occurrence of any of the following:

          - we manufacture, sell, offer for sale, use or distribute any lip balm or advertising without having the prior written approval of 'N SYNC;
          - we fail to place lip balm on sale to the general public on or before the initial on-sale date, which is to be determined;
          - we fail to actively manufacture, advertise, distribute, or sell lip balm in all portions of the Licensed area;
          -    we fail to sell any lip balm during any calendar quarter;
          - we fail to make any payment or furnish any statement in accordance with the license agreement;
          - we fail to comply with any other of our obligations, or in the event a voluntary petition in bankruptcy is filed against us or an involuntary petition in bankruptcy is filed against us and not dismissed within 30 days thereafter or we take advantage of any insolvency law;

          then in any of such events, 'N SYNC shall have the right to:

          -    terminate this agreement; or
          - delete from the operation of this agreement any element of the lip balm or lip balm; or
          - require immediate payment of all royalties then due or becoming due, all upon written notice to us.

     The license expires on April 30, 2002.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND PRINCIPAL SUPPLIERS.

      We engage third-party, private-label manufacturers to produce our products according to the specifications and product formulas provided by us to such manufacturer. We have not experienced and do not anticipate any difficulty in meeting our current and anticipated sales objectives. Manufacturing facilities are subject to regulations promulgated by the Food and Drug Administration. The Food and Drug Administration and state regulatory agencies inspect the facilities of manufacturers on a routine basis for regulatory compliance. We cannot assure you that the third-party manufacturers can satisfy these requirements. The table below lists the manufacturers that we utilize for our products.

Manufacturer                     Location                     Consumer product
------------                     --------                     ----------------
Jasper Foods/Gilster-Mary-Lee    Jasper, Missouri             cereals
Marzetti Foods                   Canton, Ohio                 salad dressing
Amurol Confections               Yorksville, Illinois         bubble gum
Ragold                           Chicago, Illinois            mints
Nutramax Products                Glouchester, Massachusetts   bandages


MAJOR CUSTOMERS

     Although we target our products to a large number of supermarkets and upon a broad customer base, to each of whom is sold relatively small quantities of our products, in 1999, Safeway accounted for about 13% and Jewel Supermarkets accounted for about 19% of our sales. These customers purchased products in blocks and there is no on-going agreement for these customers to purchase our products. We do not believe that loss of any one of these customers would have a material adverse affect on our operations.

NEED FOR GOVERNMENT APPROVAL

     Not applicable.

GOVERNMENT REGULATION

     Not applicable.

RESEARCH AND DEVELOPMENT

     Not applicable.

COMPLIANCE WITH ENVIRONMENTAL LAWS

     Not applicable.

EMPLOYEES

     We have four full-time employees and one part-time employee.

OFFICE FACILITIES

     We maintain our executive offices in approximately 1,341 square feet at New York, New York, pursuant to a lease expiring on April 30, 2005, at a current annual rent of $38,889 through August 2001. The annual rent will be $42,912 for the term September 2001 through June 2003 and $42,935 for the term July 2003 through May 2005. We believe that our facility is suitable as our executive offices and we have no present intentions to renovate or improve our facility or seek new facilities. Our facility is adequately covered by insurance.

LEGAL PROCEEDINGS

     We are not a party to, and none of our property is subject to, any pending or threatened legal or governmental proceedings that will have a materially adverse affect upon our financial condition or operation.

     We are in a proceeding in which a consultant has instituted a suit seeking damages of $19,700 in fees allegedly owed, plus interest, costs and attorneys' fees, which we deny owing the consultant. We believe that resolution of this litigation will not have a material adverse affect on our financial position. We intend to vigorously defend the action, but we can give no assurance that we will prevail in this litigation.

     In October 2000, we commenced an action before the New York Supreme Court, County of New York, against SKR Resources, Inc. alleging breach of contract and conversion. On or about March 13, 2000, we entered into a contract with SKR Resources in which we agreed to sell, indemnify, and transfer title to SKR $457,104 worth of our products, and SKR agreed to establish a trade credit for our benefit in the amount of $457,104. Additionally, SKR Resources promised to place advertisements in several specific magazines, key to the launches of several of our products. In the complaint, we alleged that SKR Resources failed and neglected to perform the conditions of the contract by failing to establish the trade credit for $457,104, and that SKR Resources also breached the contract by not placing ads in several specific magazines. In the complaint, we also alleged that SKR Resources converted the property by failing to establish a trade credit in the amount of $457,104. In the proceeding, we seek a judgment against SKR Resources in the sum of $457,104, together with interest from May 22, 2000, the costs and disbursements of the action, and for such other and further relief. The complaint has only recently been served. We do not believe that SKR Resources has any meritious defense to our claims despite the answer to the statement of claims by SKR Resources denying all of our claims. The lawsuit may or may not be resolved in the near future. We believe that the allegations we made against SKR Resources have merit, and we expect that we may prevail in the proceeding in whole or in part; however, we cannot be sure that we will prevail, or that we will recover the relief sought, in whole or in part.

CHANGE IN ACCOUNTANTS

     We did not have an independent certified accountant from April 30, 1996 to May 28, 1998, during which time period we had no material operations. On May 28, 1998, we acquired FFNY, and the Board of Directors approved the election to retain the services of FFNY's independent certified accountants, Freeman and Davis LLP, who had served as FFNY's sole principal accountants since May 25, 1997.

                                 OUR MANAGEMENT

      The following persons are our present directors and executive officers.

Name             Age      Position
----             ---      --------
Jason Bauer      30       Chairman of the Board, Chief Executive Officer,
                          President and Treasurer
Alex Weiderhorn  30       Director
Lisa Bauer       30       Director

     Our directors are elected annually to serve for one year and hold office until the next annual meeting of the shareholders and until their successors are elected and qualified. Our officers are elected by the Board of Directors at the first meeting after each annual meeting of our shareholders, and hold office until their death, resignation or removal from office. Alex Weiderhorn became a director on October 18, 2000.

     None of the directors are directors of other reporting companies.

     Family relationships that exist among our present officers and directors are: Jason Bauer, our Chief Executive Officer, President and Chairman of the Board of Directors, is the spouse of Lisa Bauer, a director.

     None of our officers and directors have been involved in the past five years in any of the following:

          -    bankruptcy proceedings;
          -    subject to criminal proceedings or convicted of a criminal act;
          - subject to any order, judgment or decree entered by any court for violating any laws relating to the business, securities or banking activities; or
          - subject to any order for violation of federal or state securities laws or commodities laws.

     Famous Fixins established an Audit Committee, which presently consists of the following members of the Board of Directors: Jason Bauer and Alex Weiderhorn. We formed the Audit Committee in fiscal year 2000, and the Audit Committee did not meet in connection with the fiscal year ended December 31, 1999. The function of the Audit Committee includes reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of Famous Fixins, reviewing with Famous Fixins's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distribution by Famous Fixins. The audit committee includes one non-employee director whom Famous Fixins has determined is free of any relationship that could influence his judgement as a committee member and is not associated with a major vendor to, or a customer of, Famous Fixins.

MANAGEMENT PROFILES

      JASON BAUER, Chief Executive Officer, President, Treasurer and Chairman of the Board. Jason Bauer has served as our President, Treasurer and Chairman of the Board since May 1998. In November 1995, he founded FFNY, which we acquired in May 1998. From November 1995 to May 1998, he served as President and Chairman of the Board of FFNY. He worked in the food and beverage industries throughout his entire career. Before founding FFNY, from October 1994 through December 1996, Mr. Bauer was Regional Sales Manager for Krinos Foods, and from December 1996 through March 1997, he was National Sales Manager for Paradise Products, a manufacturer and distributor of foods products in the United States. His expertise includes new product introduction as well as implementation of sales and marketing programs. From 1991 through 1994, Mr. Bauer was Sales Manager for Tri-County Distributors, a beverage wholesaler, where he was responsible for sales of over 100 beverage products. Mr. Bauer received a Bachelor of Science degree in marketing and finance from Boston University in 1991.

     ALEX WEIDERHORN, Director. Alex Weiderhorn became a director on October 18, 2000. From 1997 to the present, Alex Weiderhorn has been an account manager for El Camino Resources International, Inc., in its Falls Church, Virginia office, an information technology equipment leasing company. From 1995 to 1997, he was the principal of Iver Financial Corp., a computer leasing consulting company located in Washington, D.C. Weiderhorn received a Bachelor of Arts degree in political science from Boston University in 1992 and a Masters of Business Administration degree in finance from George Mason University in 1997.

     LISA BAUER, Director. Lisa Bauer has served as our director since May 1998. From 1997 to May 1998, she served as a director of FFNY. From July 1998 to the present, she has worked at J.P. Morgan & Co. As a financial planner in its asset management services area. From November 1997 to June 1998, she worked as an investment manager at Circle Advisors, a financial planning and investment advisory firm. From April through November 1997, she worked as an estate planner for Smith Barney, and from February 1996 through March 1997, she worked as a sales assistant for Lehman Brothers. From June 1993 through January 1996, she worked as a sales assistant at J.P. Morgan.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation during our last three fiscal years, 1999, 1998 and 1997, of our Chief Executive Officer and other of our most highly compensated employees and all other officers and directors.

     In reviewing the table below, also consider the following factors concerning the presentation of the information:

          - The compensation paid in fiscal year 1998 includes the operations of FFNY prior to May 28, 1998. The compensation paid in fiscal year 1997 refers to the operations of FFNY, a privately held company at the time.
          - The amount shown in the Other Annual Compensation column is the dollar value of the lease payments for an automobile that we provide for Jason Bauer.
          - The amount shown in the All Other Compensation column is the insurance premium under a life insurance policy that we provide for Jason Bauer.
          - Under an employment agreement, we granted Jason Bauer options to purchase 1,500,000 shares of our common stock, valued at approximately $522,450 at the time of grant. These options are exercisable for five years at $.30 per share. These options are to vest only after we achieve certain corporate milestones as defined in his employment agreement. Options to purchase 1,200,000 are presently vested.
          - The compensation for Michael Simon in fiscal year 1999 includes $3,350 in compensation paid to him while he served as an independent consultant to Famous Fixins.
          - Michael Simon is entitled to as additional cash compensation, reported in the Bonus column, an amount equal to five to ten percent of royalties paid by us during the employment period to certain celebrity licensors under license agreements.
          - On June 2, 1998, we issued to Michael Simon 300,000 warrants to purchase shares of our common stock, valued at $275,982. At that time, Michael Simon served as an independent consultant to Famous Fixins. The warrants are exercisable for six years at $1.00 per share, subject to vesting at a rate of 60,000 per year. Presently, 120,000 warrants are exercisable.

     In reviewing the table below, the time when each person became, or resigned as, a director or executive officer.

          -    Jason Bauer became a director and officer on May 28, 1998.
          - Peter Zorich became a director and officer on May 28, 1998 and resigned from those position on October 18, 2000.
          -    Lisa Bauer became a director and officer on May 28, 1998.
          - Olympia Dukakis became a director and officer on May 28, 1998 and resigned as a director on July 6, 1999.
          - Michael Simon became a director and officer of Famous Fixins on July 8, 1999 and resigned from this positions on October 18, 2000. He continues to serve as an employee of Famous Fixins performing duties substantially similar to those required of him when he held the title of Vice President.
         - Alex Weiderhorn became a director on October 18, 2000 and is not included in the compensation discussion in this prospectus.

                           Summary Compensation Table

                                                                                   Long Term
                                                                                  Compensation
                                                                                  ------------
                                                                                     Awards
                                                                                     ------
Name and                                                            Other          Securities
Principal                                                           Annual         Underlying     All Other
Position                        Year      Salary      Bonus      Compensation     Options/SARs   Compensation
--------                        ----      ------      -----      ------------     ------------   ------------
Jason Bauer                     1999      $82,592     $     0    $     15,102        1,500,000   $        610
  President and Chairman        1998      $75,094     $     0    $          0                0   $          0
  of the Board                  1997      $29,050     $     0    $          0                0   $          0
Michael Simon                   1999      $17,965     $20,596    $          0                0   $          0
  Executive Vice President      1998      $     0     $     0    $          0                0   $          0
  and Director                  1997      $     0     $     0    $          0                0   $          0
Peter Zorich                    1999      $     0     $     0    $          0                0   $          0
  Executive Vice President,     1998      $     0     $     0    $          0                0   $          0
  Treasurer, Secretary and      1997      $     0     $     0    $          0                0   $          0
  Director
Lisa Bauer                      1999      $     0     $     0    $          0                0   $          0
  Director                      1998      $     0     $     0    $          0                0   $          0
                                1997      $     0     $     0    $          0                0   $          0
Olympia Dukakis                 1999      $     0     $     0    $          0                0   $          0
  Director                      1998      $     0     $     0    $          0                0   $          0
                                1997      $     0     $     0    $          0                0   $          0

OPTION GRANTS

     The table below sets forth information concerning options granted during the 1999 fiscal year to those persons named in the preceding Summary Compensation Table.

     We granted a total of 1,500,000 options to one employee in the 1999 fiscal year.

     Under an employment agreement, we granted to Jason Bauer options to purchase 1,500,000 shares of our common stock, valued at approximately $522,450 at the time of grant. These options are exercisable for five years at $.30 per share. The options are to vest only after we achieve certain corporate milestones as set forth in the employment agreement:

          - options to purchase 600,000 shares are to vest following the first fiscal year end in which we sign four new product endorsement licenses or our earnings before interest, taxes, depreciation and amortization exceeds $300,000;
          - additional options to purchase 300,000 more shares are to vest following the first fiscal year end in which we sign three more new licenses or our earnings before interest, taxes, depreciation and amortization exceeds $500,000;
          - additional options to purchase 300,000 more shares are to vest following the first fiscal year end in which we sign three more new licenses or our earnings before interest, taxes, depreciation and amortization exceeds $700,000;
          - additional options to purchase 300,000 more shares are to vest following the first fiscal year end in which we sign three more new licenses or our earnings before interest, taxes, depreciation and amortization exceeds $1,000,000.

     These options are cumulative and are subject to anti-dilution rights. If any of these milestones are achieved in the same year, all of the options vest at the time the milestones are achieved. As of December 12, 2000, options to purchase 1,200,000 shares of common stock have vested.


                      Option/SAR Grants in Last Fiscal Year
                               (Individual Grants)


                   Number of
                   Securities        Percent of total
                   Underlying        options/SARS granted      Exercise or
                   Options/SARs      to employees in           base price        Expiration
Name               Granted (#)       fiscal year               ($/Sh)            Date
----               ------------      --------------------      -----------       ----------
Jason Bauer        1,500,000         100%                      $.30              April 11, 2004

OPTION EXERCISES AND VALUES FOR FISCAL 1999

     The table below sets forth information concerning the value of unexercised stock options as of December 31, 1999 for those individuals named in the Summary Compensation Table.

     The following factors should be considered when reviewing the table below:

          - None of the options held by those individuals listed in the Summary Compensation Table were exercised in fiscal year 1999.
          - The dollar values were calculated by determining the difference between the fair market value at fiscal year-end of the common stock underlying the warrants and the exercise price of the warrants. The last sale price of a share of our common stock on December 31, 1999 as reported by OTC Bulletin Board was $0.25.
          - The table reports that the options granted to Jason Bauer have not vested. As of December 12, 2000, options to purchase 1,200,000 shares of common stock have vested.
          - The options held by Michael Simon are exercisable at $1.00 per share and therefore were not in-the-money as of December 31, 1999.

             Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values


                                                    Number of securities
                         Shares                    underlying unexercised            Value of unexercised
                        Acquired        Value           Options/SARs               in-the-money options/SARs
                           on         Realized          at FY-end (#)                   at FY-end ($)
Name                  Exercise (#)       ($)      Exercisable   Unexercisable      Exercisable   Unexercisable
----                  ------------    --------    -----------   -------------      -----------   -------------
Jason Bauer                --            --           --          1,500,000             --          $375,000
Michael Simon              --            --       60,000            240,000             --                --


DIRECTOR COMPENSATION

     We have never compensated members of the Board of Directors for their services, and have never reimbursed directors for their reasonable out-of-pocket expenses incurred in connection with their attendance at board meetings and for other expenses incurred in their capacity as directors.

     We presently do not have a defined compensation plan for members of our Board of Directors. We reserve the right to compensate members of the Board of Directors for their services on the Board at reasonable rates, including by issuing stock options, and reimbursement of expenses for their attendance at each Board meeting. Disclose resignation of Zorich On October 18, 2000, Peter Zorich resigned as an executive officer and as a director of Famous Fixins.

EMPLOYMENT AGREEMENT WITH NAMED EXECUTIVE OFFICER

Jason Bauer, Chief Executive Officer, President
-----------------------------------------------

     We have an employment agreement with Jason Bauer to serve as President and Chief Executive Officer for a term of five years ending April 11, 2004. The agreement provides for a current annual salary of $150,000, with cost-of- living adjustments tied to the Consumer Price Index. Beginning in the third year of the employment term, his base annual salary is to increase by an amount equal to one percent of our earnings before interest, taxes, depreciation and amortization in the most recent fiscal year.

     He has been granted options to purchase 1,500,000 shares of our common stock, valued at approximately $522,450 at the time of grant. These options are exercisable for five years at $.30 per share and vest only after we achieve certain corporate milestones as follows:

          - options to purchase 600,000 shares are to vest following the first fiscal year end in which we sign four new product endorsement licenses or our earnings before interest, taxes, depreciation and amortization exceeds $300,000;
          - additional options to purchase 300,000 more shares are to vest following the first fiscal year end in which we sign three more new licenses or our earnings before interest, taxes, depreciation and amortization exceeds $500,000;
          - additional options to purchase 300,000 more shares are to vest following the first fiscal year end in which we sign three more new licenses or our earnings before interest, taxes, depreciation and amortization exceeds $700,000;
          - additional options to purchase 300,000 more shares are to vest following the first fiscal year end in which we sign three more new licenses or our earnings before interest, taxes, depreciation and amortization exceeds $1,000,000.

These options are cumulative and are subject to anti-dilution rights. If any of these milestones are achieved in the same year, all of the options vest at the time the milestones are achieved. As of December 12, 2000, 1,200,000 options have vested.

     He is also to receive an annual performance bonus equal to up to fifty percent of his base salary, or such other amount as the Board of Directors may determine. He is also entitled to:

          -    death benefits of $100,000;
          -    medical and dental insurance;
          -    six weeks vacation;
          - a fifteen year term life insurance policy with a face amount of benefit of $1,000,000 and a beneficiary as designated by him; - an automobile for his exclusive use;
          - reimbursement for reasonable travel and other business related expenses; and
          -    other bonuses to be determined by the Board of Directors.

     If we undergo a change of control, he is to receive a golden parachute payment equal to 290% of his base salary, and he has the right to terminate his employment agreement. A change of control refers to any of the following situations:

          - a change in our ownership or management that would be required to be reported in response to certain provisions of the Securities Exchange Act of 1934;
          - an acquisition by a person or entity, excluding us, of 25% or more of our common stock or our then outstanding voting securities;
          - a change in a majority of the current Board of Directors, other than in connection with an actual or threatened proxy contest;
          - completion of a reorganization, merger, consolidation or sale of all or substantially all of our assets; or
          - the approval by our stockholders of our complete liquidation or dissolution.

                             OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth the shares of our common stock beneficially owned by each officer, by each director, by all of our officers and directors as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding shares of common stock. All persons named in the table have the sole voting and dispositive power, unless otherwise indicated, with respect to common stock beneficially owned.

     The following factors about the presentation of the table should also be considered in reviewing the table:

          - beneficial ownership is determined as of December 12, 2000, when we had 13,941,264 shares of common stock outstanding;
          - beneficial ownership of shares underlying outstanding options and warrants that are exercisable are listed under the acquirable within 60 days column;
          - for purposes of calculating the percentage of beneficially owned shares with respect to each owner, we have given effect to shares acquirable within 60 days; and
          - no effect is given to shares of common stock issuable pursuant to this registration statement after its effectiveness as such shares are issuable only under the terms of a common stock purchase agreement and are not expected to be acquired within 60 days.

     The following factors about the certain shareholders should also be considered in reviewing the table:

          - Jason Bauer owns 2,389,747 shares and has exercisable options to acquire 1,200,000 shares. Peter Zorich owns 2,409,747 shares of common stock. Jason Bauer and Peter Zorich are each deemed the beneficial owner of the shares of common stock held by the other pursuant to a voting agreement. Terms of the voting agreement are more fully discussed under the section entitled Certain Relationship and Related Transactions in this prospectus.
          - Each of Roseworth Group, Austost Anstalt Schaan, Balmore Funds, AMRO International, and Folkinburg Investments may not own more than 9.9% of our common stock at any time. That 9.9% limit on ownership is given effect for purposes of computing ownership of AMRO International in the table below.
          - AMRO International is deemed a beneficial owner of 101,202 shares acquirable upon the exercise of common stock purchase warrants and up to 1,278,983 shares acquirable upon the conversion of 5% convertible debentures with a principal amount of $38,975, assuming conversion at $0.03 per share, subject to a 9.9% ownership limit. AMRO International can acquire up to 1,299,167 shares upon the conversion of the 5% convertible debentures, assuming conversion at $0.03 per share, if the 9.9% limit does not apply.
          - Roseworth Group is deemed a beneficial owner of 1,250,000 shares acquirable upon the exercise of common stock purchase warrants. Roseworth Group could acquire up to an additional 21,666,667 shares upon the conversion of the 4% convertible debentures with a principal amount of $650,000, assuming conversion at $0.03 per share, if the 9.9% limit does not apply.
          - Balmore Funds is deemed a beneficial owner of 893,975 shares acquirable upon the exercise of common stock purchase warrants. Balmore Funds could acquire up to an additional 15,833,333 shares upon the conversion of the 4% convertible debentures with a principal amount of $475,000, assuming conversion at $0.03 per share, if the 9.9% limit does not apply.
          - Austost Anstalt Schaan is deemed a beneficial owner of 643,975 shares acquirable upon the exercise of common stock purchase warrants. Austost Anstalt Schaan could acquire up to an additional 12,500,000 shares upon the conversion of the 4% convertible debentures with a principal amount of $375,000, assuming conversion at $0.03 per share, if the 9.9% limit does not apply.
          - Folkinburg Investments is deemed a beneficial owner of 500,000 shares acquirable upon the exercise of common stock purchase warrants. Folkinburg Investments could acquire up to an additional 300,000,000 shares pursuant to drawdowns on a common stock purchase agreement, assuming conversion at $0.05 per share, if the 9.9% limit does not apply.

     The address of each of the persons named in the table, unless otherwise indicated, is Famous Fixins, Inc., 250 West 57th Street, Suite 1112, New York, New York 10701.

                  Name and Address                Amount and Nature     Shares Acquirable   Percent
Title of Class    of Beneficial Owner             of Beneficial Owner   within 60 days      After Offering
--------------    -----------------------------   -------------------   -----------------   --------------
Common Stock      AMRO International, S.A.                0             1,380,185            9.9%
                  Grossmuensterplatz 6
                  Zurich, CH-8022, Switzerland
Common Stock      Roseworth Group Ltd.                    0             1,250,000            8.2%
                  Aeulestrasse 74
                  FL-9490 Vaduz, Liechtenstein
Common Stock      Balmore Funds, S.A.                     0               893,975            6.0%
                  Trident Chambers
                  Road Town, Tortola
                  British Virgin Islands
Common Stock      Austost Anstalt Schaan                  0               643,975            4.4%
                  Landstrasse 163
                  9494 Furstenweg
                  Vaduz, Liechtenstein
Common Stock      Folkinburg Investments                  0               500,000            3.5%
                  c/o Mischon deReya Solicitors
                  21 Southhampton Row
                  London WC1B5HS England
Common Stock      Peter Zorich                    4,799,494             1,200,000           39.6%
Common Stock      Jason Bauer                     4,799,494             1,200,000           39.6%
Common Stock      Alex Weiderhorn                    25,000                     0            0.2%
Common Stock      Lisa Bauer                              0                     0            0.0%
Common Stock      All officers and directors      4,824,494             1,200,000           39.8%
                    as a group (3 persons)

CHANGES IN CONTROL

     There is no arrangement which may result in a change in control of Famous Fixins.

     Jason Bauer and Peter Zorich have been parties to a certain voting agreement that provides which each of Bauer and Zorich shall vote his shares for the election of the other as a director of Famous Fixins. For the election of any additional director, Bauer and Peter Zorich shall vote his shares for the election of each other's designee, provided that at least two directorships shall need to be filled. The agreement also provided that they will vote for the election of Jason Bauer as President and Chief Executive Officer and Peter Zorich as Executive Vice President of Famous Fixins. The agreement expires on June 30, 2001, unless earlier terminated by written agreement signed by both parties. In connection with Zorich's resignation in October 2000, Zorich has agreed to waive the terms of the voting agreement that require Bauer to vote his shares to elect Zorich as a director and as Executive Vice President of Famous Fixins. They also agreed not to offer to sell, sell, transfer, assign, hypothecate, pledge or otherwise dispose of any beneficial interest in their voting shares except subject to the terms of the voting agreement, unless prior written consent is obtained from the other party that such shares shall not be subject to the voting agreement or unless the shares are sold to an independent third party in an arms'-length transaction for fair market value.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On May 28, 1998, we completed the acquisition of FFNY, a privately-held New York corporation formed on November 29, 1995in a transaction viewed as a reverse acquisition. Immediately prior to the acquisition, Jason Bauer was the President, Chairman of the Board, and a principal of FFNY, and Peter Zorich was the Executive Vice President, Secretary, a director, and a principal of FFNY. Pursuant to a Plan and Agreement of Reorganization, we issued 5,494,662 shares of common stock to certain shareholders of FFNY which included the controlling shareholders of FFNY, Jason Bauer and Peter Zorich, in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. Pursuant to the reorganization, Jason Bauer, Peter Zorich, Michael Simon, and certain non-affiliates of FFNY, exchanged their shares of FFNY for an aggregate of 5,494,662 shares of our common stock, on a pro-rata basis. Pursuant to the acquisition, our officers and directors resigned and elected the FFNY nominees in their places, and FFNY become a majority-owned subsidiary of Famous Fixins. Jason Bauer, Peter Zorich, and Michael Simon had acquired their 95, 95 and 5 common shares, respectively, of FFNY on August 21, 1996 for a total cost of less than $10. On October 29, 1997, FFNY authorized, and on January 23, 1998, FFNY filed, a Certificate of Amendment of the Certificate of Incorporation to change and increase the authorized capital stock of FFNY from 200 common shares, no par value, into 20,000,000 shares of common stock, par value $.001. All the shareholders of FFNY exchanged their collective 200 common shares with no par value, proportionately, for a total of 4,000,000 shares of common stock, par value $.001 per share, of FFNY. Pursuant to our acquisition of FFNY, Jason Bauer, Peter Zorich, Michael Simon, and certain non-affiliates exchanged their collective 4,104,328 shares of FFNY, representing approximately 97% of the outstanding shares of FFNY, for an aggregate of 5,494,662 shares of Famous Fixins.

      On May 28, 1998, we exchanged all of the 246,828 warrants of FFNY outstanding for 246,828 of our warrants on a one for one basis. As part of the exchange of warrants, we issued to Olympia Dukakis 100,000 warrants, valued at $91,994, to purchase shares of our common stock, exercisable for five years at $1.00 per share, in exchange for her 100,000 five year warrants to purchase the common stock of FFNY at $1.00 per share. She acquired her warrants pursuant to license arrangements. At that time, she served on our Board of Directors, and previously had been a director of FFNY. Olympia Dukakis resigned from our Board of Directors on July 6, 1999.

      On June 2, 1998, we issued 300,000 warrants to purchase shares of our common stock to Michael Simon for publicity services valued at $275,982 to be rendered to us over a five year period, in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. Michael Simon was our Vice President of Publicity, in a non-officer capacity, at the time of the issuance. The warrants are exercisable for six years at $1.00 per share, subject to vesting at a rate of 60,000 per year and subject to other conditions of performance of services to us. On July 8, 1999, Michael Simon became an officer and director of Famous Fixins.

     Jason Bauer and Peter Zorich have been parties to a certain voting agreement that provides which each of Bauer and Zorich shall vote his shares for the election of the other as a director of Famous Fixins. For the election of any additional director, Bauer and Peter Zorich shall vote his shares for the election of each other's designee, provided that at least two directorships shall need to be filled. The agreement also provided that they will vote for the election of Jason Bauer as President and Chief Executive Officer and Peter Zorich as Executive Vice President of Famous Fixins. The agreement expires on June 30, 2001, unless earlier terminated by written agreement signed by both parties. In connection with Zorich's resignation in October 2000, Zorich has agreed to waive the terms of the voting agreement that require Bauer to vote his shares to elect Zorich as a director and as Executive Vice President of Famous Fixins. They also agreed not to offer to sell, sell, transfer, assign, hypothecate, pledge or otherwise dispose of any beneficial interest in their voting shares except subject to the terms of the voting agreement, unless prior written consent is obtained from the other party that such shares shall not be subject to the voting agreement or unless the shares are sold to an independent third party in an arms'-length transaction for fair market value.

      On April 12, 1999, we granted Jason Bauer, pursuant to an employment agreement to serve as President and Chief Executive Officer, 5-year options to purchase up to 1,500,000 shares of our common stock, proportioned to vest only after we achieve certain corporate milestones. The options are exercisable at $.30 per share. These options are cumulative and are subject to anti-dilution rights. If any milestones are achieved in the same year, all such options shall vest at the time such milestone is achieved. These options were valued at approximately $522,450 at the time of issuance. On April 3, 2000, options to purchase up to 1,200,000 shares of common stock vested and those options can be exercised beginning in October 2000.

     On October 19, 1999, we entered into agreements with AMRO International, S.A., Austost Anstalt Schaan and Balmore Funds, S.A. for the sale of a total of $550,000 five percent convertible debentures and warrants to purchase 139,152 shares of common stock in transactions deemed to be exempt under Section 4(2) of the Securities Act of 1933. We received gross proceeds of $450,000 in October 1999, and an additional $100,000 in February 2000. The interest on the convertible debentures is payable quarterly and accrues from the date of issuance on the principal amount of the convertible debentures. The convertible debentures are due October 30, 2002. At our option, we may pay the interest on the convertible debentures in cash or in registered shares of common stock. The holders of the convertible debentures are entitled to convert the debentures into shares of common stock at a conversion price equal to the lower of 80% of the market price of the common stock or $0.55. If the conversion price of the common stock is less than $0.20 per share on any conversion date, we may elect to redeem the debentures in their entirety or to deliver to the holders either cash or common stock or a combination of cash and common stock. The amount of cash to be delivered upon such redemption or conversion shall equal the closing ask price on the conversion date or the date we give notice of redemption multiplied by the number of shares of common stock that would have been issued at the conversion price upon such conversion or redemption. The warrants are exercisable before October 30, 2004 at a purchase price of $.494 per share, which is 125% of the market price of the common stock on the closing date. At our expense, we filed a registration statement, which was declared effective on February 8, 2000, under the Securities Act of 1933 for the resale of the shares of common stock issuable upon the conversion of the debentures and the exercise of the warrants. Debentures with a principal of $38,975 remain outstanding. None of the warrants have been exercised.

     We entered into an agreement, dated as of March 7, 2000, with Roseworth Group, Ltd., Austost Anstalt Schaan and Balmore Funds, S.A. for the sale of a total of 0% convertible debentures, convertible at $0.40 per share, with a principal amount of $1,000,000 due March 13, 2005 and warrants to purchase 2,500,000 shares of common stock in transactions deemed to be exempt under
Section 4(2) of the Securities Act of 1933. We received gross proceeds of $1,000,000 from the sales. The warrants are exercisable before March 13, 2005 at a purchase price of $.75 per share. In October 2000, we entered into an agreement for the sale of $1,500,000 principal amount of 4% convertible debentures pursuant to which the outstanding principal amount of the 0% convertible debentures were surrendered.

      On March 13, 2000, Jason Bauer sold 15,000 shares at $0.60 per share and 5,000 shares at $0.61 per share in the open market.

     We entered into agreements, dated as of October 27, 2000, for the sale of 4% convertible debentures with a principal amount of $1,500,000 and warrants to purchase 250,000 shares of common stock with Roseworth Group Ltd., Austost Anstalt Schaan and Balmore S.A., in transactions deemed to be exempt under
Section 4(2) of the Securities Act of 1933. The transaction closed on November 7, 2000. We made a determination that the three investors were sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment. The principal amount of the 4% convertible debentures is $1,500,000, consisting of:

          - principal in the amount of $500,000, of which $250,000 was provided by Roseworth Group, $125,000 was provided by Austost Anstalt Schaan, and $125,000 was provided by Balmore Funds; and
          - the surrender of outstanding 0% convertible debentures with a principal amount of $1,000,000, issued pursuant to the Convertible Debenture and Warrants Purchase Agreement, dated March 7, 2000, of which a principal amount of $400,000 was held by Roseworth Group Ltd., a principal amount of $250,000 was held by Austost Anstalt Schaan, and a principal amount of $350,000 was held by Balmore Funds.

The 4% convertible debentures are due on August 7, 2001 with a 5% premium on the principal and the accrued unpaid interest. We may not pay the principal before the maturity date without the express written consent of the investors. Semi-annual interest payments are due and payable on December 1 and June 1 of each year, commencing with December 1, 2000. We entered into an equity line of credit transaction on October 31, 2000, for which the shares issuable upon drawdowns on the equity line are the subject of this registration statement. If we are unable to pay the amounts due on the maturity date but we can draw down on the equity line of credit, we are to draw down the maximum amount each draw down period to pay the investors the full amount due. On or after the maturity date, the investors may convert the 4% convertible debentures into shares of common stock if this registration statement is not effective on the maturity date or if we do not draw down the maximum amount permitted each drawdown period under the equity line after this registration statement is effective. The conversion price shall equal the lesser of $0.054 or 85% of the average of the 5 lowest closing bid prices during the 22 trading days preceding the applicable conversion date. The maximum number of shares of common stock that may be received upon the conversion of the debentures by any one holder is 9.9% of our then-outstanding common stock after the conversion, including any other shares of common stock held by the holder. The warrants to purchase 250,000 shares of common stock are exercisable before November 7, 2003 at a purchase price of per share of $0.0588. Of these warrants, Roseworth Group owns warrants to purchase 108,333 shares, Austost Anstalt Schaan owns warrants to purchase 62,500 shares, and Balmore Funds owns warrants to purchase 79,167 shares. Under the agreements, we agreed to prepare and file a registration statement under the Securities Act for shares of common stock issuable upon the conversion of the convertible debentures and the warrants within 45 days of the closing date of the transaction. We agreed to use our best efforts to cause the registration statement to become effective within 90 days of the closing date or 5 days of SEC clearance to request acceleration of effectiveness. At the closing of the transaction, we received gross proceeds of $500,000, less payment to the escrow agent, Epstein Becker & Green P.C., of $10,000 for the investors' legal, administrative and escrow costs, and less payment of a 10% placement agent fee to Union Atlantic, L.C., which placement agent fee is net of payment to the escrow agent, Epstein Becker & Green P.C., of $5,000 for the investors' legal, administrative and escrow costs. We also issued to Union Atlantic, L.C. 75,000 shares of restricted common stock and a warrant to purchase 100,000 shares of common stock as part of the placement agent fee. The warrants are exercisable before November 7, 2003 at a purchase price per share of $0.0588. We agreed to include such securities to the placement agent in the registration statement for the resale of the common stock underlying the 4% convertible debentures and warrants.

     We signed a common stock purchase agreement with Folkinburg Investments Limited, dated as of October 31, 2000, for the future issuance and purchase of shares of our common stock in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that Folkinburg Investments was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment. The common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility. In general, the drawdown facility operates as follows: the investor, Folkinburg Investments, has committed to provide us with up to $5 million as we request it over a 24 month period, in return for shares of common stock we issue to Folkinburg Investments. Subject to a maximum of 16 draws, once every 29 trading days, we may request a draw of up to $5 million of that money, however, no single draw can exceed $5 million. We must wait at least 7 trading days after each 22 trading day drawdown period before requesting another drawdown. The maximum amount we actually can draw down upon each request will be determined by 4.5% of the volume-weighted average daily price of our common stock for the 3 month period prior to our request and the total trading volume for the 3 months prior to our request. Each draw down must be for at least $100,000. At the end of a 22-day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22-day period. We then use the formulas contained in the common stock purchase agreement to determine the number of shares we will issue to Folkinburg Investments in return for that money. The per share dollar amount Folkinburg Investments pays for our common stock for each drawdown includes a 17.5% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown and less a 10% placement fee payable to the placement agent, Union Atlantic, L.C., which introduced Folkinburg Investments to us. In lieu of making a commitment to Folkinburg Investments to draw a minimum aggregate amount, on October 31, 2000, we issued to Folkinburg Investments a stock purchase warrant to purchase up to 500,000 shares of our common stock and we also agreed to issue additional warrants to purchase a number of shares equal to 50% of the shares purchased by Folkinburg Investments on the settlement date of each drawdown. The warrants to purchase 500,000 shares of common stock have an exercise price per share of $0.0636, which equals 110% of the volume-weighted average share price for the trading day prior to the date the warrants were issued, and expire on October 31, 2003. The additional warrants issuable at each settlement date will be exercisable for 35 calendar days and have an exercise price equal to the weighted average of the purchase prices of the common stock during the applicable settlement period. We agreed to file file a registration statement under the Securities Act for shares of common stock issuable under the equity line of credit, including shares underlying warrants issued in connection with the equity line of credit, within 45 days of the closing date of the transaction. We agreed to use our best efforts to cause the registration statement to become effective within 90 days of the closing date or 5 days of SEC clearance to request acceleration of effectiveness. At the closing of the transaction, we paid the escrow agent, Epstein Becker & Green P.C., $10,000 for Folkinburg Investments' legal, administrative and escrow costs.

                              SELLING STOCKHOLDER

Overview

     The shares of our common stock registered for resale under this prospectus constitute 2,155% of our issued and outstanding common shares as of December 7, 2000. The number of shares we are registering is based in part on:

          - our good faith estimate of 200,000,000 shares as the maximum number of shares we will issue to Folkinburg Investments under the common stock purchase agreement; and
          - our good faith estimate of 100,500,000 shares as the maximum number of shares that we will issue to Folkinburg Investments under common stock purchase warrants issued or issuable in connection with drawdowns on the common stock purchase agreement.

     Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement and the common stock purchase warrants may be higher than the number we actually issue under the common stock purchase agreement and the related common stock purchase warrants.

Folkinburg Investments Limited

     Folkinburg Investments is engaged in the business of investing in publicly traded equity securities for its own account. Folkinburg Investments' principal offices are located at c/o Mischon deReya Solicitors, 21 Southhampton Row London WC1B5HS England. Investment decisions for Folkinburg Investments are made by its board of directors. Other than the stock purchase warrant we issued to Folkinburg Investments in connection with closing the common stock purchase agreement, Folkinburg Investments does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase shares of our common stock under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Folkinburg Investments and Famous Fixins other than the common stock purchase agreement and the related common stock purchase warrants, except that we agreed pursuant to the 4% convertible debentures agreement that we entered into on October 27, 2000 to enter into an equity line of credit agreement.

                              PLAN OF DISTRIBUTION

General

     Folkinburg Investments is offering the shares of common stock for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Folkinburg Investments. Folkinburg Investments may be offering for sale up to 300,500,000 shares of common stock acquired or acuirable by it pursuant to the terms of the stock purchase agreement, more fully described under the caption "Folkinburg Common Stock Purchase Agreement" in the Description of Our Securities section, and the stock purchase warrant we issued or will issue to Folkinburg Investments in connection with the transaction. Folkinburg Investments has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933, as amended, in connection with such sales of common stock and will be acting as an underwriter in its resales of the shares of common stock under this prospectus. Folkinburg Investments has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase shares of common stock in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The National Association of Securities Dealers.

     To permit Folkinburg Investments to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Folkinburg Investments that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

          - the date after which all of the shares of common stock held by Folkinburg Investments or its transferees that are covered by the registration statement have been sold by Folkinburg Investments or its transferees pursuant to such registration statement;
          - the date after which all of the shares of common stock held by Folkinburg Investments or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act;
          - the date after which all of the shares of common stock held by Folkinburg Investments or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;
          - the date after which all of the shares of common stock held by Folkinburg Investments or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act; or
          - the date after which none of the shares of common stock held by Folkinburg Investments that are covered by the registration statement are or may become issued and outstanding.

     Shares of common stock offered through this prospectus may be sold from time to time by Folkinburg Investments, or by pledgees, donees, transferees or other successors in interest to Folkinburg Investments. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

     Sales may be made on the OTC Bulletin Board, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling stockholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus. Selling stockholders may be deemed underwriters in connection with resales of their shares.

     The shares of common stock may be sold in one or more of the following manners:

          - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
          - purchases by a broker or dealer for its account under this prospectus; or
          - ordinary brokerage transactions and transactions in which the broker solicits purchases.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of shares of common stock by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of shares of common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders, and, if they act as agent for the purchaser of shares of common stock, from such purchaser.

     Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares of common stock at a price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. Brokers or dealers who acquire shares of common stock as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the shares.

     In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed Folkinburg Investments $10,000 for its legal, administrative and escrow costs.

     Folkinburg Investments and each of the other selling stockholders are subject to the applicable provisions of the 1934 Securities Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions involving shares of common stock, Folkinburg Investemtns and Famous Fixins will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the shares.

     The selling stockholders will pay all commissions and their own expenses, if any, associated with the sale of shares of the common stock, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

     Each time Folkinburg Investments purchases shares of our common stock under the equity line of credit agreement, it will receive a substantial discount to then current market price of our common stock. The price at which we will issue the common shares to Folkinburg Investments under the stock purchase agreement will be 82.5% of the volume-weighted average daily price traded on the OTC Bulletin Board, for each day in the pricing period with respect to each drawdown request. Assuming we receive $5,000,000 of financing available under the stock purchase agreement using 18 drawdowns, and assuming we issue 200,000,000 shares registered for issuance under the common stock purchase agreement, we will pay underwriting compensation to and expenses for Folkinburg Investments, and other offering expenses, as follows:

                     Underwriting Compensation and Expenses

                                              Per Share           Total
                                              ----------          ----------
Discount to Folkinburg                        $0.0043750          $  875,000
Expenses payable on behalf of Folkinburg:
   Escrow Fees                                $0.0001350          $   27,000
   Legal fees of Folkinburg                   $0.0000500          $   10,000
Estimated offering expenses:
   Placement agent fees                       $0.0025000          $  500,000
   SEC filing fee                             $0.0000109          $    2,181
   Accountants' fees and expenses             $0.0000125          $    2,500
   Legal fees and expenses                    $0.0000500          $   10,000
Total                                         $0.0071334          $1,426,681


     The warrants granted to Folkinburg Investments under the equity line of credit, which are not included in the underwriting compensation table above, will also be deemed to be underwriting commission under the Securities Act. We issued to Folkinburg Investments warrants to purchase 500,000 shares of our common stock at $0.0636 per share. The closing price of our common stock on October 30, 2000 was $0.0578. The warrant expires on October 31, 2003. We may grant Folkinburg Investments up to an additional 100,000,000 warrants at the time of the drawdowns under the equity line of credit. The warrants issuable at each settlement date will be exercisable for 35 calendar days and have an exercise price equal to the weighted average of the purchase prices of the common stock during the applicable settlement period. We estimate that the fair market value of the initial 500,000 warrants using customary pricing models is $25,187, and the fair value of the additional 100,000,000 drawdown warrants will not be determinable until the exercise price is set in the future.

Limited Grant of Registration Rights

     We granted registration rights to Folkinburg Investments to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

          - to assist or cooperate with Folkinburg Investments in the offering or disposition of such shares;
          - to indemnify or hold harmless the holders of any such shares, other than Folkinburg Investments, or any underwriter designated by such holders;
          - to obtain a commitment from an underwriter relative to the sale of any such shares; or
          -    to include such shares within any underwritten offering we do.

     We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

     We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Folkinburg Investments, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, as amended, that a supplemental prospectus be filed, disclosing:

          -    the name of any broker-dealers;
          -    the number of common shares involved;
          -    the price at which the common shares are to be sold;
          - the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
          - that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
          -    any other facts material to the transaction.

     Our registration rights agreement with Folkinburg Investments permits us to restrict the resale of the shares Folkinburg Investments has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Folkinburg Investments for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Folkinburg Investments cash to compensate Folkinburg Investments for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between the highest volume weight average price during the suspension period and the volume weight average price at the end of the suspension period, for each share held by Folkinburg Investments during the restriction period that has been purchased under the common stock purchase agreement.

                           DESCRIPTION OF OUR SECURITIES

GENERAL

     Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share. As of December 12, 2000, we had 13,941,264 shares of common stock issued and outstanding.

     We intend to conduct a shareholders' meeting to authorize an increase in our authorized capital for purposes of allowing for the issuance and resale of the shares included in this registration statement and to provide us flexibility in connection with future financing needs.

     The holders of the common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of our directors can elect all of the directors, and in such an event, the holders of the remaining shares will be unable to elect any of our directors.

     The holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine, subject to the rights of the holders of convertible debentures may have. Upon our liquidation, dissolution, or winding up, our assets that are legally available for distribution to the stockholders will be distributed equally among the holders of the shares.

     Our certificate of incorporation does not provide that the holders of common stock have any preemptive right.

DIVIDENDS

     We have not paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the near future. After paying interest on the outstanding principal of 5% convertible debentures and 4% convertible debentures at the debenture holder's option to receive cash instead of shares of common stock, we intend to retain any future earnings for use in our business. Future cash dividends, if any, will be at the discretion of our Board of Directors and is subject to certain limitations imposed by the New York Business Corporation Law. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

FOLKINBURG COMMON STOCK PURCHASE AGREEMENT

     We signed a common stock purchase agreement with Folkinburg Investments Limited, dated as of October 31, 2000, for the future issuance and purchase of shares of our common stock. The transaction closed on October 31, 2000. The common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

     In general, the drawdown facility operates as follows: the investor, Folkinburg Investments, has committed to provide us with up to $5 million as we request it over a 24 month period, in return for shares of common stock we issue to Folkinburg Investments. Subject to a maximum of 18 draws, once every 29 trading days, we may request a draw of up to $5 million of that money, however, no single draw can exceed $5 million. We must wait at least 7 trading days after each 22 trading day drawdown period before requesting another drawdown. The maximum amount we actually can draw down upon each request will be determined by 4.5% of the volume-weighted average daily price of our common stock for the 3 month period prior to our request and the total trading volume for the 3 months prior to our request. Each draw down must be for at least $100,000.

     At the end of a 22-day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22-day period. We then use the formulas contained in the common stock purchase agreement to determine the number of shares we will issue to Folkinburg Investments in return for that money. We may make up to a maximum of 18 draws; however, the aggregate total of all draws cannot exceed $5 million and no single draw can exceed $5 million. Under the common stock purchase agreement, we are under no obligation to request a draw for any period; however, under the 4% convertible debentures agreement, we agreed to draw the maximum amount each drawdown period to pay off the debentures.

     The per share dollar amount Folkinburg Investments pays for our common stock for each drawdown includes a 17.5% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown and less a 10% placement fee payable to the placement agent, Union Atlantic, L.C., which introduced Folkinburg Investments to us.

     We did not make a commitment to Folkinburg Investments to draw a minimum amount of funds under the common stock purchase agreement. In lieu of making a commitment to Folkinburg Investments to draw a minimum aggregate amount, on October 31, 2000, we issued to Folkinburg Investments a stock purchase warrant to purchase up to 500,000 shares of our common stock and we also agreed to issue additional warrants to purchase a number of shares equal to 50% of the shares purchased by Folkinburg Investments on the settlement date of each drawdown. The warrants to purchase 500,000 shares of common stock have an exercise price per share of $0.0636 and expire on October 31, 2003. The additional warrants issuable at each settlement date will be exercisable for 35 calendar days and have an exercise price equal to the weighted average of the purchase prices of the common stock during the applicable settlement period.

     The number of shares registered under the registration statement for the resale of the common stock upon each drawdown may limit the amount of money we receive under the common stock purchase agreement. Moreover, the funds we may receive could be further limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Folkinburg Investments to the extent Folkinburg Investments would beneficially own more than 9.9% of our then outstanding common stock. Any resales of shares by Folkinburg Investments under this prospectus would reduce the number of shares beneficially owned by Folkinburg Investments, and would enable us to issue additional shares to Folkinburg Investments without violating this condition. Folkinburg Investments agreed not to exercise any of the warrants if the number of shares of common stock it owns, plus the number of shares of common stock issuable upon exercise of the warrant, would equal or exceed 9.9% of our outstanding shares of common stock then issued and outstanding.

The Drawdown Procedure and the Stock Purchases

     We may request a drawdown by faxing a drawdown notice to Folkinburg Investments, stating the amount of the drawdown we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares. We will set the threshold price by determining the price below which we are unwilling to sell shares of our common stock.

Amount of the Draw

     No draw may exceed the lesser of $5 million and the capped amount that is derived from the following formula:

          - the weighted average price for the common stock for the 3 month period immediately prior to the date we give notice of the drawdown,
          - multiplied by the total trading volume for the 3 month period trading days immediately prior to the date we give notice of the drawdown,
          -    multiplied by 4.5%.

     The lesser of our draw request and the capped amount is reduced by 1/22 for every day in the 22 trading days after our drawdown request that the volume-weighted average daily price for a trading day is below the threshold price set by us in the request. If the daily price for a day is below the threshold price we will not issue any shares and Folkinburg Investments will not purchase any shares for that day. Thus, if we set a threshold price too high and our stock price does not consistently meet that level during the 22 trading days after our drawdown request, the amount we can draw and the number of shares we can sell to Folkinburg Investments will be reduced. However, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, we will be able to draw the lesser of our draw request and the capped amount, but we will have to issue a greater number of shares to Folkinburg Investments at a reduced price. We cannot make another drawdown request until expiration of the 22 trading days that follow a drawdown request we have already made and until at least 7 trading days pass after each drawdown period.

Number of Shares

     The 22 trading days immediately following the drawdown notice are also used to determine the number of shares we will issue in return for the money provided by Folkinburg Investments, and thus the price per share Folkinburg Investments will pay for our shares. To determine the number of shares of common stock we must issue in connection with a drawdown, take 1/22 of the drawdown amount determined by the formulas above, and for each of the 22 trading days immediately following the date we give notice of the drawdown, divide it by 82.5% of the volume-weighted average daily trading price of our common stock for that day. The 82.5% accounts for Folkinburg Investments' 17.5% discount. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation. The price per share Folkinburg Investments ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue Folkinburg Investments.

Sample Calculation of Stock Purchases

     The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Folkinburg Investments in connection with that drawdown based on hypothetical assumptions.

Sample drawdown amount calculation.

     We provide a drawdown request notice to Folkinburg Investments. Suppose that we specify in our drawdown notice a threshold price of $.40 per share, below which we will not sell any shares to Folkinburg Investments during this drawdown period.

     Suppose further the average daily trading volume for the 3 month period prior to our drawdown notice is 5,000,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice is $0.50. You can apply the formula to these hypothetical numbers as follows:

          - $0.50, the weighted average price for the common stock for the 3 month period immediately prior to the date we give notice of the drawdown,
          - multiplied by 5,000,000, the total trading volume for the 3 month period trading days immediately prior to the date we give notice of the drawdown,
          -    multiplied by 4.5%.

     The maximum amount we can draw down under the formula is therefore capped at $112,500, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the drawdown notice is below the threshold price we set of $0.40 per share. For example, if the volume-weighted average daily per share price of our common stock is below $0.40 on one of those 22 days, the $112,500 would be reduced by 1/22 for each of those days and our draw down amount would be 21/22 of $112,500, or $107,386.

Sample Calculation of Number of Shares

     Assume that we have made a drawdown request with a threshold price of $0.40 per share. Assume the maximum amount we can draw down is capped at $112,500 based on the formula above. Also, assume that the volume-weighted average daily price for our common stock is as set forth in the table below. The number of shares to be issued based on any trading day during the drawdown period is calculated from the formula:

          -    1/22 of the drawdown amount of $112,500,
          -    divided by
          -    82.5% of the volume weighted average daily price.

     For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $112,500 is $5,113.64. Divide $5,113.64 by 82.5% of the volume-weighed average daily price for that day of $0.50 per share, to get 12,397 shares. Perform this calculation for each of the 22 measuring days, excluding any days on which the volume-weighted average daily price is below the $0.40 threshold price, and add the results to determine the number of shares to be issued. In the table below, there is one day which must be excluded: day 8.

     After excluding the day that is below the threshold price, the amount of our drawdown in this example would be $107,386.36, and the total number of shares we would issue to Folkinburg Investments for this drawdown request would be 213,086, as long as those shares would not cause Folkinburg Investments to beneficially own more than 9.9% of our then outstanding common stock. Folkinburg Investments would pay $0.504 per share for these shares.

Trading Day   Volume-Weighted Average   1/22 of Requested   Number of Shares of
              Daily Stock Price*        Draw Down Amount    Common Stock to be
                                                              Issued for the
                                                                Trading Day

1                   $0.50                $5,113.64              12,397
2                   $0.55                $5,113.64              11,270
3                   $0.60                $5,113.64              10,331
4                   $0.70                $5,113.64               8,855
5                   $0.75                $5,113.64               8,264
6                   $0.80                $5,113.64               7,748
7                   $0.90                $5,113.64               6,887
8                   $0.35                    **                     **
9                   $0.43                $5,113.64              14,415
10                  $0.44                $5,113.64              14,087
11                  $0.60                $5,113.64              10,331
12                  $0.59                $5,113.64              10,506
13                  $0.58                $5,113.64              10,687
14                  $0.57                $5,113.64              10,874
15                  $0.56                $5,113.64              11,068
16                  $0.52                $5,113.64              11,920
17                  $0.62                $5,113.64               9,997
18                  $0.82                $5,113.64               7,559
19                  $0.57                $5,113.64              10,874
20                  $0.68                $5,113.64               9,115
21                  $0.72                $5,113.64               8,609
22                  $0.85                $5,113.64               7,292

Total                                  $107,386.36             213,086

* The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.
** Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

     We would receive $107,386.36, the amount of our drawdown less a 10% cash fee paid to the placement agent of $10,738.63 less a $1,500 escrow fee, for net proceeds to us of $95,147.73. The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York, New York. The escrow agent pays 90% of the draw to us-after subtracting its escrow fee-and 10% to Union Atlantic, L.L.C., our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Folkinburg is Obligated to Purchase our Shares

     The following conditions must be satisfied before Folkinburg Investments is obligated to purchase the common shares that we wish to sell from time to time:

          - a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Folkinburg Investments;
          - there can be no material adverse change in our business, operations, properties, prospects or financial condition that would prohibit or materially interfere with our ability to perform our obligations under this transaction;
          - we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;
          - no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the common stock purchase agreement;
          - no litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Folkinburg Investments seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and
          - trading in our common shares must not have been suspended by the Securities and Exchange Commission or The OTC Bulletin Board, nor shall minimum prices have been established on securities whose trades are reported by The OTC Bulletin Board.

On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

Restrictions on Future Financings

     The common stock purchase agreement provides that we must pay Folkinburg Investments a $100,000 fee before we may raise money by selling our securities for cash at a discount to the market price until the earlier of 24 months from the effective date of the registration statement for the resale of the shares of common stock or the date which is 60 days after Folkinburg Investments has purchased the maximum of $5 million worth of common stock from us under the common stock purchase agreement. We may sell securities without triggering the liquidated damages payment under the following circumstances:

          - in a registered public offering which is underwritten by one or more established investment banks, and Folkinburg Investments has the right of first refusal to participate in such transaction;
          - in one or more private placements where the purchasers do not have registration rights, and Folkinburg Investments has the right of first refusal to participate in such transaction;
          -    a transaction to which Folkinburg Investments gives it written approval, and Folkinburg Investments has the right of first refusal to participate in such transaction;
          - pursuant to any presently existing or future employee benefit plan which plan has been or is approved by the our stockholders;
          - pursuant to any compensatory plan for a full-time employee or key consultant; and
          - in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money.

Costs of Closing the Transaction

     At the closing of the transaction on October 31, 2000, we paid the escrow agent, Epstein Becker & Green P.C., $10,000 for Folkinburg Investments' legal, administrative and escrow costs.

Termination of the Stock Purchase Agreement

     Folkinburg Investments may terminate the equity draw down facility under the common stock purchase agreement upon notice of 1 trading day if any of the following events occur:

          - a material adverse effect in our business, operations, properties, prospects or financial condition that would prohibit or materially interfere with our ability to perform our obligations under this transaction occurs;
          - our common shares are delisted from The OTC Bulletin Board unless such delisting is in connection with the listing of such shares on another stock exchange in the United States; or
          -    we file for protection from creditors.

     We may terminate the common stock purchase agreement if Folkinburg Investments fail to fund more than one drawdown within three trading days of the date payment for such drawdown is due.

Indemnification of Folkinburg

     Folkinburg Investments is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Folkinburg Investments to us for inclusion in the registration statement and prospectus.

Registration Rights

     Under the transaction, we were obligated to prepare and file a registration statement under the Securities Act for shares of common stock issuable upon each draw down within 45 days of the closing date of the transaction. We agreed to use our best efforts to cause the registration statement to become effective within 90 days of the closing date or 5 days of SEC clearance to request acceleration of effectiveness. We agreed to maintain the registration statement or post-effective amendment effective until the earliest of (i) the date that all the securities have been disposed of pursuant to the registration statement,
(ii) the date that all of the securities have been sold pursuant to the registration statement, (iii) the date Folkinburg Investments receive an opinion of our counsel that the securities may be sold under the provisions of Rule 144 without limitation as to volume, (iv) all securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and we have delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (v) all securities may be sold without any time, volume or manner limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act in the opinion of our counsel.

     We will incur all fees, disbursements and out-of-pocket expenses and costs in connection with the preparation and filing of the registration statement and in complying with applicable securities and blue sky laws. Folkinburg Investments bears the cost of underwriting or brokerage discounts, fees and commissions, if any, and the fees and expenses of their counsel.

     If after the effectiveness of the registration statement, we notify Folkinburg Investments in writing of a potential material event, the investors shall not, during such suspension period, offer or sell any securities or engage in any other transaction involving or relating to securities, until the investors receive written notice from us that such potential material event has been disclosed to the public or no longer constitutes a potential material event. In such event, we must compensate the investors for any net decline in the market value of any securities held by the investors at the beginning of any suspended period, or committed to be purchased by the investors during such suspension period, through the end of such suspension period. If a potential material event occurs prior to the date the registration statement is filed, then our obligation to file the registration statement is delayed without penalty for not more than 30 calendar days.

New York Law

      Our Certificate of Incorporation and By-laws do not contain any provisions that are designed to delay, defer or prevent a change in control of Famous Fixins. The Board of Directors is not presently aware of any takeover attempts and is not aware of any agreements that exist in the event of a change of control. The Board is Directors does not have any current plans to propose any changes to the charter documents or corporate structure that would have an anti-takeover purpose or effect.

      New York has enacted a business combination statute that is contained in
Section 912 of the New York Business Corporation Law. Section 912 provides, among other things, that any person who acquires twenty percent or more of a corporation's outstanding voting stock may not engage in a wide range of business combinations with the corporation for a period of five years of the control acquisition date unless the transaction was approved by the corporation's board of directors prior to the control acquisition date.

     A business combination is defined in the New York Business Corporation Law to include:

          - mergers or consolidations of a corporation with a shareholder owning 20% of the voting stock;
          - certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the market value of the corporation's assets;
          - certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the aggregate market value of the corporation's outstanding stock;
          - certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the corporation's earning power or net income;
          - certain transactions involving a shareholder owning 20% of the voting stock that results in that shareholder acquiring at least five percent of the market value of the corporation's outstanding stock;
          - the adoption of any plan or proposal of a shareholder owning 20% of the voting stock for the liquidation or dissolution of the corporation;
          - certain transactions resulting in increasing the proportionate share of the voting stock of the corporation owned by a shareholder owning 20% of the voting stock; or
          - the receipt by a shareholder owning 20% of the voting stock of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation, unless the benefit is given proportionately to all shareholders.

     These restrictions do not apply under certain circumstances if the corporation's certificate of incorporation or bylaws contain a provision expressly electing not to be governed by Section 912. Our certificate of incorporation and By-laws do not contain any provision electing not to be governed by Section 912. Our Board of Directors believes that the provisions of
Section 912 will help ensure that a change in control of Famous Fixins does not occur without the consent of the Board of Directors or the stockholders, or both, and will encourage any person who seeks to acquire control of Famous Fixins to do so by a negotiated transaction.

Transfer Agent

      Continental Stock & Transfer Company, New York, New York, is our transfer agent and registrar for our common stock.

Market Information

     Beginning on September 9, 1998, our common stock was quoted on the OTC Bulletin Board under the symbol "FIXN". On about November 18, 1999, our common stock was removed from quotation on the OTC Bulletin Board. On about December 20, 1999, our common stock was reinstated for quotation on the OTC Bulletin Board. The table below sets forth for the periods indicated, the high and low closing bid prices for the common stock as reported by the OTC Bulletin Board.

Fiscal Year    Quarter Ended             High             Low
-----------    -------------             ----             ---

1998           September 30, 1998        $1.75            $1.00
               December 31, 1998         $1.25            $0.25

1999           March 31, 1999            $1.625           $0.375
               June 30, 1999             $0.67            $0.350
               September 30, 1999        $0.52            $0.34
               December 31, 1999         $0.49            $0.25

2000           March 31, 2000            $0.6875          $0.1875
               June 30, 2000             $0.51            $0.17
               September 30, 2000        $0.203           $0.045

     The foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Holders

      The approximate number of holders of record of our common stock as of December 12, 2000 was 86. We estimate that there were approximately 1,566 beneficial holders of our common stock as of that date.

                                  LEGAL MATTERS

     Our counsel, Law Offices of Dan Brecher, New York, New York, is giving us an opinion on the validity of the shares offered by this prospectus. Dan Brecher, the sole principal of the law firm, owns 93,125 shares of our common stock and warrants to purchase 69,552 shares of our common stock exercisable until May 28, 2003 at $.90 per share. He is not a selling stockholder under this prospectus.

                                     EXPERTS

     The financial statements of Famous Fixins for the year ended December 31, 1999, included in this prospectus have been audited by Freeman & Davis LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048, and in Chicago, Illinois at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's web site at http://www.sec.gov.


                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE

Financial Statements for the Year Ended December 31, 1999:

Independent Auditors' Report                                             F-1
Exhibit  "A"  -  Balance Sheets                                          F-2
Exhibit  "B"  -  Statements Of Operations                                F-3
Exhibit  "C"  -  Statements Of Cash Flows                                F-4
Exhibit  "D"  -  Statements Of Stockholders' Equity (Deficit)            F-5
Notes To Financial Statements                                         F-6 - F-21

Financial Statements for the Quarter Ended March 31, 2000 (Unaudited):

Balance Sheets As Of September 30, 2000 And December 31, 1999           F2-1
Interim Statements Of Operations For The Three Months And               F2-3
   Nine Months Ended September 30, 2000 And 1999
Interim Statements Of Cash Flows For The Nine Months                    F2-4
   Ended September 30, 2000 And 1999
Interim Statement Of Stockholders' Equity For The Nine                  F2-6
   Months Ended September 30, 2000
Notes To Interim Financial Statements For The Nine Months               F2-7
   Ended September 30, 2000

                          INDEPENDENT AUDITORS' REPORT
                         ----------------------------

To the Board of Directors and Stockholders of Famous Fixins, Inc.:

      We have audited the accompanying balance sheets of Famous Fixins, Inc. as of December 31, 1999 and 1998, and the related statements of operations, cash flows and stockholders' equity (deficit) for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Famous Fixins, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial losses from operations and has a deficiency in stockholders' equity at December 31, 1999, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                                    /s/ FREEMAN & DAVIS LLP



New York, New York
February 29, 2000

                         FAMOUS FIXINS, INC.

                            BALANCE SHEETS

                                                                   DECEMBER 31,
                                                           --------------------------
                                                              1999            1998
                                                           ----------      ----------
                   ASSETS
                   ------

CURRENT ASSETS
--------------

   Cash and cash equivalents                               $  475,325      $   19,500
   Investments in marketable equity trading securities        101,961               -
   Accounts receivable                                        176,475          13,613
   Merchandise inventory                                       69,542          27,420
   Prepaid expenses                                            59,081               -
   Stock subscription receivable (collected in 2000)           47,500               -
                                                           ----------      ----------

     TOTAL CURRENT ASSETS                                     929,884          60,533
                                                           ----------      ----------

PLANT AND EQUIPMENT
-------------------

   Furniture and fixtures                                      15,804           9,309
   Machinery and equipment                                     25,576           9,406
                                                           ----------      ----------
                                                               41,380          18,715
     Less: Accumulated depreciation                             8,089           3,578
                                                           ----------      ----------

     NET PLANT AND EQUIPMENT                                   33,291          15,137
                                                           ----------      ----------

OTHER ASSETS
------------

   Deferred debenture issuance costs                           42,500               -
   Security deposits                                            6,482           2,400
                                                           ----------      ----------

     TOTAL OTHER ASSETS                                        48,982           2,400
                                                           ----------      ----------

                                                           $1,012,157      $   78,070
                                                           ==========      ==========

The accompanying notes are an integral part of these financial statements.

                                                                EXHIBIT "A"


                                                                  DECEMBER 31,
                                                           --------------------------
                                                              1999            1998
                                                           ----------      ----------
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                   ----------------------------------------------

CURRENT LIABILITIES
-------------------

   Accounts payable and accrued expenses                   $  508,341      $  134,138
   Due to customers                                           190,038               -
   Taxes payable - other than on income                         9,544           1,643
   Income taxes payable                                           625             625
   Current installments of long-term note payable to bank           -          15,432
   Note payable to related party                                    -         134,303
   Subscribers' deposits on common stock, net                       -          12,500
                                                           ----------      ----------

     TOTAL CURRENT LIABILITIES                                708,548         298,641
                                                           ----------      ----------

LONG-TERM LIABILITIES
---------------------

   5% convertible debentures (Principal amount - $450,000)    389,586               -
   Long-term note payable to bank, net of current
     installments                                                   -          25,253
                                                           ----------      ----------

     TOTAL LONG-TERM LIABILITIES                              389,586          25,253
                                                           ----------      ----------

STOCKHOLDERS' EQUITY (DEFICIT)
------------------------------

   Common stock, $.001 par value per share:
      Authorized 25,000,000 shares
      Issued and outstanding
        10,462,624 shares in 1999;
        6,883,891 shares in 1998                               10,462           6,883
   Additional paid-in capital                               1,557,337         662,937
   Accumulated deficit                                     (1,603,776)       (865,644)
                                                           ----------      ----------
                                                              (35,977)       (195,824)
      Less: Unused advertising barter credits                 (50,000)        (50,000)
                                                           ----------      ----------

     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                     (85,977)       (245,824)
                                                           ----------      ----------

                                                           $1,012,157      $   78,070
                                                           ==========      ==========

The accompanying notes are an integral part of these financial statements.

                                      F-2A

                                                                EXHIBIT  "B"

                              FAMOUS FIXINS, INC.

                            STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                              1999            1998
                                                           ----------      ----------
NET SALES                                                  $2,515,966      $  276,006
                                                           ----------      ----------

COST OF GOODS SOLD
------------------
   Merchandise inventory at beginning of year                  27,420          61,186
   Purchases                                                1,451,175         154,878
   Other direct costs                                         181,385           4,499
                                                           ----------      ----------
                                                            1,659,980         220,563
      Less: Merchandise inventory at end of year               69,542          27,420
                                                           ----------      ----------

TOTAL COST OF GOODS SOLD                                    1,590,438         193,143
                                                           ----------      ----------

GROSS PROFIT ON SALES                                         925,528          82,863

OTHER INCOME - Management and distribution services                 -          35,347
                                                           ----------      ----------

TOTAL INCOME                                                  925,528         118,210
                                                           ----------      ----------

OPERATING EXPENSES
------------------
   Selling expenses                                           995,971         530,676
   General and administrative expenses                        657,781         203,482
   Interest expense, net                                        8,569          14,026
                                                           ----------      ----------

TOTAL OPERATING EXPENSES                                    1,662,321         748,184
                                                           ----------      ----------

OPERATING LOSS BEFORE PROVISION
   FOR INCOME TAXES                                          (736,793)       (629,974)

PROVISION FOR INCOME TAXES                                      1,339             669
                                                           ----------      ----------

NET LOSS                                                   $ (738,132)     $ (630,643)
                                                           ==========      ==========

Net loss per common share, basic                               $(0.07)         $(0.10)
Net loss per common share, assuming full dilution              $(0.07)         $(0.10)
Weighted average number of common shares outstanding:
   Basic                                                   10,147,294       6,458,266
   Assuming full dilution                                  10,147,294       6,458,266

The accompanying notes are an integral part of these financial statements.

                                                                EXHIBIT  "C"

                             FAMOUS FIXINS, INC.

                            STATEMENTS OF CASH FLOWS


                                                             YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                              1999            1998
                                                           ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                $ (738,132)     $ (630,643)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
         Noncash items:
            Depreciation                                        4,511           2,317
            Amortization                                        6,054               -
            Value of common stock issued for services
               received by the Company                        121,826          88,500
            Value of warrants issued for services received
               by the Company                                 358,203         176,173
            Unrealized gain on investments in marketable
              equity trading securities                        (1,961)              -
         Purchase of investments in marketable equity
              trading securities                             (100,000)              -
         Changes in working capital                           308,077          40,457
         Increase in security deposits                         (4,082)         (2,400)
                                                           ----------      ----------

NET CASH USED IN OPERATING ACTIVITIES                         (45,504)       (325,596)
                                                           ----------      ----------

CASH FLOWS USED IN INVESTING ACTIVITIES:
   Payments for plant and equipment additions                 (22,665)         (8,936)
                                                           ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of convertible debentures, net      405,000               -
   Proceeds from issuance of common stock, net                306,482         365,437
   Proceeds of long-term debt from bank                             -          50,000
   Repayments of long-term debt to bank                       (40,685)         (9,315)
   Repayments of note payable to related party, net          (134,303)        (62,958)
   Increase (decrease) in subscribers' deposits on
     common stock, net                                        (12,500)         12,500
   Decrease in stockholders' loans                                  -         (11,154)
                                                           ----------      ----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                     523,994         344,510
                                                           ----------      ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                     455,825           9,978

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                 19,500           9,522
                                                           ----------      ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                   $  475,325      $   19,500
                                                           ==========      ==========

The accompanying notes are an integral part of these financial statements.

                                                                EXHIBIT  "D"

                              FAMOUS FIXINS, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       TWO YEARS ENDED DECEMBER 31, 1999


                                                                                         ADDITIONAL                  UNUSED
                                                                     COMMON STOCK          PAID-IN                  ADVERTISING
                                                               -----------------------     CAPITAL    ACCUMULATED    BARTER
                                                   TOTAL         SHARES       AMOUNT      (DEFICIT)     DEFICIT      CREDITS
                                                 ----------    ----------   ----------   ----------   -----------   ----------
BALANCE - JANUARY 1, 1998                        $ (233,991)    6,105,180   $    6,105   $   (5,095)  $  (235,001)  $        -

Issuance in June, 1998, of common shares on a
   one for one basis for common shares sold in
   January 1998 by the New York Subsidiary
   in its securities offering                       102,265       132,711          133      102,132             -           -

Issuance of common shares for goods and
   services received                                 91,975       141,000          140      141,835             -      (50,000)

Issuance of common shares in a securities
   offering in July, 1998 - net                     211,953       255,000          255      211,698             -            -

Issuance of common shares in a securities
   offering in December 1998 - net                   36,444       250,000          250       36,194             -            -

Issuance of warrants for services received          176,173             -            -      176,173             -            -

Net loss for 1998                                  (630,643)            -            -            -      (630,643)           -
                                                 ----------    ----------   ----------   ----------   -----------   ----------

BALANCE - DECEMBER 31,  1998                       (245,824)    6,883,891        6,883      662,937      (865,644)     (50,000)

Issuance of common shares in a securities
   offering in February 1999 - net                  353,982     2,433,233        2,433      351,549             -            -

Issuance of common shares for services received     121,826     1,145,500        1,146      120,680             -            -

Issuance of warrants for services received          358,203             -            -      358,203             -            -

Issuance of warrants in connection with
   convertible debentures issued                     63,968             -            -      63,968             -             -

Net loss for 1999                                  (738,132)            -            -            -      (738,132)           -
                                                 ----------    ----------   ----------   ----------   -----------   ----------

BALANCE - DECEMBER 31, 1999                      $  (85,977)   10,462,624   $   10,462   $1,557,337   $(1,603,776)  $  (50,000)
                                                 ==========    ==========   ==========   ==========   ===========   ==========

The accompanying notes are an integral part of these financial statements.

                             FAMOUS FIXINS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        ------------------------------------------

        BUSINESS COMBINATION - PRINCIPLES OF PRESENTATION
        -------------------------------------------------

            The accompanying financial statements include the accounts of Famous Fixins, Inc. (Company) and reflects certain transactions which are described below.

            Famous Fixins, Inc., a New York corporation (New York Subsidiary), began its sales operations on March 25, 1997. On May 28, 1998, Spectrum Resources, Inc., a Nevada corporation (Spectrum) (an inactive corporation with no assets and liabilities), pursuant to a Plan and Agreement of Reorganization, issued 5,494,662 shares of common stock in exchange for substantially all (4,104,328) of the issued and outstanding common shares of New York Subsidiary. In addition, in June 1998 Spectrum exchanged 132,711 shares of its common stock for 132,711 shares of New York Subsidiary from shareholders who acquired such shares in a private placement by New York Subsidiary in January, 1998. As a result, Spectrum, became the parent of New York Subsidiary.

            On June 19, 1998, Famous Fixins Holding Company (Holding) was incorporated in the State of New York. On November 16, 1998, Spectrum merged into Holding by exchanging its outstanding common shares for shares of Holding on a one for one basis.

            On November 20, 1998, New York Subsidiary merged into Holding and Holding changed its name to Famous Fixins, Inc. (Company).

            The aforementioned 1998 merger transactions have been accounted for as a "reverse acquisition" because the former shareholders of New York Subsidiary received the larger portion of the voting rights in the combined companies and that; (i) for accounting purposes New York Subsidiary is deemed to be the accounting acquirer, (ii) the historical financial statements presented are that of New York Subsidiary and (iii) the guidance of APB 16 is applied in the allocation of the purchase price to the accounting acquirees (Spectrum's) net assets, the nature of which are described above.

            All significant intercompany accounts and transactions are eliminated.

        BUSINESS ACTIVITIES OF THE COMPANY
        ----------------------------------

            The Company is a promoter and marketer of celebrity and athlete endorsed food products for sale in supermarkets, other retailers and over the Internet. The Company develops, markets and sells specialty food products based on the diverse professional, cultural and ethnic backgrounds of various celebrities. The Company enters into licensing agreements with high profile athletes and other celebrities and creates food products which include a line of breakfast cereals and a line of salad dressings endorsed by the licensors. The Company utilizes a nationwide network of food brokers to distribute its products throughout the United States. Third party manufacturers produce the Company's various food products.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        ------------------------------------------

        BUSINESS ACTIVITIES OF THE COMPANY (CONTINUED)
        ----------------------------------

            The Company's current roster of high profile celebrities and athletes who endorse food products that it promotes and markets includes the following, among others:

               Sammy Sosa of the Chicago Cubs;
               Cal Ripken, Jr. of the Baltimore Orioles;
               Jeff Bagwell, Craig Biggio, and Ken Caminiti of the Houston
                  Astros;
               Derek Jeter of the New York Yankees; Alonzo Mourning of the Miami Heat; Jake Plummer of the Arizona Cardinals; Peyton Manning of the Indianapolis Colts; Tim Duncan of the San Antonio Spurs; The New York Mets baseball team; and Academy Award Winner actress Olympia Dukakis.

            In August 1998, the Company received approval to trade its common shares on the "OTC Bulletin Board".

            In 1999, the Company has issued an additional 3,578,733 shares of common stock in exchange for cash and services aggregating $475,808 which as at December 31, 1999 (a) $306,482 was collected by the Company; (b) $47,500 is receivable under a stock subscription agreement; and (c) $121,826 has been provided in various services. The offerings are pursuant to the exemptions from registration with the Securities and Exchange Commission (SEC) provided by
Section 4(2) of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, including Regulation D, and under applicable state laws, rules and regulations.

            The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the Company as a going concern. The Company has incurred substantial operating losses since inception of operations and as at December 31, 1999 reflects a deficiency in stockholders' equity. These conditions indicate that the Company may be unable to continue as a going concern. Management believes that it can achieve profitable operations in the future and that it can continue to raise adequate capital and financing as may be required. However, there can be no assurance that future capital contributions and/or financing will be sufficient for the Company to continue as a going concern or that it can achieve profitable operations in the future. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        ------------------------------------------

        USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
        --------------------------------------------------

            The preparation of financial statements in conformity with estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are made when accounting for uncollectible accounts receivable, instant winner card obligations, advertising barter credits, depreciation and amortization, income taxes, contingencies and valuation of warrants, among others. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

        STOCK-BASED COMPENSATION - WARRANTS
        -----------------------------------

            The Company accounts for stock-based compensation using the fair-value based method prescribed in SFAS No. 123 "Accounting for Stock-Based Compensation". Compensation cost for all stock warrants issued by the Company is
(a) measured at the grant date based on the fair value of the warrants and (b) recognized over the service period. See Note 8.

        REVENUE RECOGNITION AND SALES RETURNS
        -------------------------------------

            Revenue from sales of celebrity and athlete endorsed food products is recorded at the time the goods are shipped, with provision for uncollectible accounts, when appropriate. Provision for sales returns and allowances are recorded in the period in which the related revenue is recognized. When sales returns and allowances are in excess of customer receivable balances, such excess amount is reflected as a current liability under the category "Due To Customers".

        OTHER COMPREHENSIVE INCOME
        --------------------------

            Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", established standards for reporting and display of comprehensive income and its components in the financial statements. Besides net income, SFAS No. 130 requires the reporting of other comprehensive income, defined as revenues, expenses, gains and losses that under generally accepted accounting principles are not included in net income. As at December 31, 1999 and 1998, the Company had no items of other comprehensive income and as a result, no additional disclosure is included in the financial statements.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        ------------------------------------------

        CONCENTRATIONS OF CREDIT RISK
        -----------------------------

            Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, consist of cash and cash equivalents, investments in marketable equity trading securities and trade accounts receivable.

            A.  CASH AND CASH EQUIVALENTS
                -------------------------

                The Company maintains its cash balances in one financial institution located in New York, New York. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As at December 31, 1999, the Company's bank statement balances in excess of such insurance were approximately $409,000.

                The Company invests excess cash in high quality short-term liquid money market instruments with maturities of three months or less when purchased. Investments are made only in instruments issued by or enhanced by high quality financial institutions. The Company has not incurred losses related to these investments.

            B.  MARKETABLE EQUITY TRADING SECURITIES
                ------------------------------------

                The Company's marketable equity trading securities consist of shares in a high quality mutual fund described in Note 2. The Company has not incurred losses related to this investment.

            C.  ACCOUNTS RECEIVABLE
                -------------------

                The Company's customer base consists primarily of supermarkets located in the United States. Credit limits, ongoing credit evaluations and account monitoring procedures are utilized to minimize the risk of loss. The Company does not generally require collateral. In 1999, approximately 32% (30% in 1998) of the sales of the Company were derived from two customers. Although the Company is directly affected by the well being of the retail food industry, management does not believe significant credit risk exists at December 31, 1999.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        ------------------------------------------

        MERCHANDISE INVENTORY
        ---------------------

            Merchandise inventory is stated at the lower of cost or market value on a first-in, first-out basis.

        PLANT AND EQUIPMENT
        -------------------

            Plant and equipment are stated at cost, less accumulated depreciation. The cost of major improvements and betterments to existing plant and equipment are capitalized, while maintenance and repairs are charged to expense when incurred. Upon retirement or other disposal of plant and equipment, the profit realized or loss sustained on such transaction is reflected in income. Depreciation is computed on the cost of plant and equipment on the straight-line method, based upon the estimated 5 year useful life of the assets.

        INCOME TAXES
        ------------

            The Company has incurred net operating losses for federal income tax purposes during the current and prior tax years. Such losses, in the approximate amount of $487,000 are available through December 31, 2019 as deductions from future income otherwise subject to income taxes.

            The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes", which requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. No deferred tax assets are recognized in the balance sheets as at December 31, 1999 and 1998 in connection with the Company's net operating losses inasmuch as a full valuation allowance has been established by management.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 2. INVESTMENTS IN MARKETABLE EQUITY TRADING SECURITIES
        ---------------------------------------------------

            Marketable equity securities, classified as "trading securities", are carried at market value and consist of the following at December 31, 1999:

                                NO. OF                UNREALIZED      MARKET
                                SHARES      COST         GAIN         VALUE
                                ------      ----      ----------      ------
Chase Vista Equity Growth
   Class A Fund                  8,525    $100,000      $1,961       $101,961

            Trading securities are stated at fair value with unrealized gains and losses reported in income. Realized gains and losses are determined on the specific identification method and are reflected in income. The Company had no gross realized gains and losses on sale of marketable equity trading securities for the years ended December 31, 1999 and 1998.

NOTE 3. UNUSED ADVERTISING BARTER CREDITS
        ---------------------------------

            In July 1998, the Company issued 125,000 shares of its common stock in exchange for advertising services and credits to be provided in the current and future periods. The exchange was accounted for on the basis of $1.00 per share of common stock issued (the then prevailing price of the Company's shares) for an aggregate of $125,000, such amount being equal to the value of the advertising services and credits. Of such amount, $75,000 is charged to income in 1998, for advertising services utilized by the Company in its operations. At December 31, 1999 and 1998, $50,000 of unused advertising barter credits are available in connection with specified future radio spot advertisements and is reflected in the accounts as a contra to stockholders' equity. Such amount is valued at the estimated cost of services to be received by the Company which are usable without any additional cash payments.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 4. 5% CONVERTIBLE DEBENTURES PAYABLE
        ---------------------------------

            In October, 1999 the Company entered into two Convertible Debenture and Warrants Purchase Agreements pursuant to which the investors agreed to purchase, for $550,000, an aggregate of $550,000 principal amount of 5% Convertible Debentures (Debentures) convertible into common stock (due October 19, 2002) and Warrants to purchase 139,152 shares of the Company's common stock.

            At the initial closing date, the Company received $450,000 in connection with the sale of $450,000 principal amount of Convertible Debentures and Warrants. The Company incurred debt issuance costs of $45,000 which are amortized as a component of interest expense over the term of the Debentures. A second closing date for the sale of the remaining $100,000 of Debentures is subject to the effective date of a registration statement and certain other conditions as described in the agreements. (See Note 11, Events Subsequent as to the issuance of the remaining Debentures.)

            The Debenture holders are entitled to convert any portion of the principal of the Debentures to common stock at a conversion price for each share at the lower of (a) 80% of the market price at the conversion date or (b) $.55. The Debentures include an option by the Company to exchange the Debentures for Convertible Preferred Stock.

            In accordance with the agreements, the Company issued an aggregate of 139,152 Warrants for the purchase of the Company's common stock, exercisable between October 30, 1999 and October 30, 2004 at a purchase price of $.494 per share (125% of the market price on the closing date). The fair value of the Warrants in the amount of $63,968 is accounted for as additional paid-in capital with the resulting discount reflected as a reduction of the carrying amount of the Debentures. The discount is amortized as a component of interest expense over the term of the Debentures.

            These Debentures have an effective annualized interest rate of 13% to the Company, including debt issuance and warrant costs.

            The following summarizes the outstanding balance of the Debentures at December 31, 1999:

Principal amount of Debentures                                    $450,000
Discount for Warrants issued                                       (63,968)
                                                                  --------
                                                                   386,032
Amortized discount for 1999                                          3,554
                                                                  --------

CARRYING AMOUNT AT DECEMBER 31, 1999                              $389,586
                                                                  ========

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 5. LONG-TERM NOTE PAYABLE TO BANK (1998 - $40,685)
        -----------------------------------------------

            Pursuant to a business revolving credit agreement with The Chase Manhattan Bank (Bank), the Company may receive loan proceeds up to a maximum credit line amount, which is currently set at $100,000. From time to time, the Bank notifies the Company as to the current amount of the available credit line. The Company may borrow incremental principal amounts of at least $2,500 with interest computed at the Bank's prime rate plus 1/2%. The loan principal is payable in monthly installments equal to 1/36 of the outstanding principal on the date of the most recent bank loan advance. Repayment of the Company's loan is guaranteed by certain principal stockholders of the Company.

            There is no outstanding loan balance to the Bank at December 31, 1999. The balance due on the indebtedness at December 31, 1998 consists of current maturities of $15,432 and installments due after one year of $25,253.

NOTE 6. ADVERTISING
        -----------

            The Company charges to expense all advertising costs as incurred. The aggregate advertising expense incurred by the Company was approximately $279,000 and $285,000 for the years ended December 31, 1999 and 1998, respectively. See Note 3 for the details of unused advertising barter credits of $50,000 which are included in the accounts as a contra to stockholders' equity at December 31, 1999 and 1998.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 7. COMMITMENTS AND CONTINGENCIES
        -----------------------------

        A.  ROYALTY CONTRACTS
            -----------------

            The Company has various celebrity licensing agreements which generally cover worldwide sales of its products. One of the agreements is with a related party and covers the Company's salad dressing line of products. The contracts generally specify that the Company shall pay royalties based on net annual merchandise sales and provide for certain minimum guarantees for the licensors. Minimum aggregate royalty guarantees (including the unearned cost of common stock warrants) are as follows:

                         YEAR
                        ENDING
                     DECEMBER 31,
                     ------------

                          2000        $418,000
                          2001          59,000
                          2002         103,000
                                      --------

                          TOTAL       $580,000
                                      ========


            Total royalty expense charged to operations (including the recognized portion of the cost of common stock warrants as described in Note 1) under the foregoing contracts are summarized as follows for the years ended December 31, 1999 and 1998:

                                             1999           1998
                                           --------       --------

                   Unrelated parties       $473,000       $ 33,000
                   Related party              5,000        103,000
                                           --------       --------

                                           $478,000       $136,000
                                           ========       ========

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
        -----------------------------

        B.  REAL PROPERTY LEASE
            -------------------

            Rental commitments under a noncancellable operating lease for the Company's office facilities located in New York, New York are as follows:

                             YEAR ENDING
                               DECEMBER 31, AMOUNT
                             -----------    --------

                                 2000       $ 38,889
                                 2001         40,230
                                 2002         42,912
                                 2003         44,923
                                 2004         46,935
                                 2005         15,645
                                            --------

                                 TOTAL      $229,534
                                            ========


            Rent expense charged to operations was approximately $19,000 and $8,000 for the years ended December 31, 1999 and 1998, respectively.

        C.  TRANSPORTATION EQUIPMENT LEASE
            ------------------------------

            The Company is obligated under the terms of an operating lease for transportation equipment utilized by it. Future minimum annual payments under this noncancellable operating lease are as follows:

                             YEAR ENDING
                             DECEMBER 31,
                             -----------

                                 2000        $ 9,683
                                 2001          7,260
                                             -------

                                 TOTAL       $16,943
                                             =======

            Total equipment lease expense charged to operations was approximately $15,000 and $7,000 for the years ended December 31, 1999 and 1998, respectively.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
        -----------------------------

        D.  PURCHASE COMMITMENTS
            --------------------

            The Company has an understanding with its principal manufacturer-supplier to purchase certain minimum levels of merchandise. At December 31, 1999, the approximate future purchase commitments amount to $376,000.

        E.  AGREEMENT WITH EXECUTIVE OFFICER
            --------------------------------

            Pursuant to an agreement with the Company's chief executive officer, if there is a "Change in Control" of the Company as defined in the agreement, the officer shall have the right to terminate such agreement and shall be entitled to a lump sum payment equal to 290% of his base amount as defined in
Section 280(G) of the Internal Revenue Code.

        F.  YEAR 2000 COMPLIANCE
            --------------------

            The Company recognizes the need to ensure its operations are not adversely impacted by Year 2000 software failures. The Company primarily uses licensed software products in its operations with a significant portion of processes and transactions centralized in one particular software package. During 1999, management upgraded its software so that the Company's accounting system is Year 2000 compliant. The cost of the upgrade was not material. Also during 1999, attention was focused on compliance attainment efforts of vendors and others, including key system interfaces with customers and suppliers. Although it is not possible to quantify the effects Year 2000 compliance issues will have on customers and suppliers, the Company does not anticipate related material adverse effects on its financial condition or results of operations.

        G.  OTHER CONTINGENCIES
            -------------------

            In the normal course of business, the Company has lawsuits, claims and contingent liabilities. The Company does not expect that any sum it may have to pay in connection with any of these matters would have a materially adverse effect on its financial position or results of operations.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 8. OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK
        ---------------------------------------------

            The Company has issued warrants to purchase shares of its common stock to certain officers and nonemployees. The objectives of the issuance of the warrants include attracting and retaining the best talent, providing for additional performance incentives and promoting the success of the Company by providing the opportunity to employees and nonemployees to acquire common stock. Outstanding warrants have been granted at exercise prices ranging from $0.15 to $2.25 and expire at various dates after the grant date.

            The status of the Company's warrants is summarized below as of December 31, 1999:

                                             NUMBER OF         OPTION
                                             WARRANTS          PRICE
                                            ----------     --------------

Outstanding at December 31, 1996                     0     $            0
Granted in 1997                                104,328                .90
                                            ----------     --------------
Outstanding at December 31, 1997               104,328                .90
Granted in 1998                         (*)    502,500       .90 -   2.25
                                            ----------     --------------
Outstanding at December 31, 1998               606,828       .90 -   2.25
Granted in 1999                         (**) 2,844,152       .15 -   1.00
Expired in 1999                                (20,000)     1.00 -   1.50
                                            ----------     --------------
Outstanding at December 31, 1999             3,430,980     $  .15 - $2.25
                                             =========     ==============

Weighted Average Fair Value of Options
   Granted During 1999                                     $          .51
                                                           ==============

            (*) Includes 300,000 warrants issued to an officer, exercisable subject to conditions of continued employment, at 60,000 warrants per year at an exercise price of $1.00 per share, cumulatively, over a five year period, the initial exercise date commencing in June 1999.

            (**) Includes 1,500,000 warrants granted to the chief executive officer for a period of five years at an exercise price of $.30 per share. The warrants will vest based upon corporate milestones including the receipt of a specified number of new license agreements or the achievement of specified levels of the Company's future annual earnings determined before interest, taxes, depreciation and amortization.

            The Company accounts for stock-based compensation using the fair value method prescribed in SFAS No. 123 "Accounting for Stock-Based Compensation", under which compensation cost for all stock warrants issued (both vested and non-vested) is measured at the grant date based on the fair value of the warrants. Such cost is recognized over the service period (the contract period).

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 8. OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK (CONTINUED)
        ---------------------------------------------

            The fair value of each warrant issued is estimated on the date of grant using the Black- Scholes option pricing model with the following weighted-average assumptions used for the warrants issued: dividend yield of 0%, expected volatility of 150%, risk-free rate of 6%, and expected lives ranging from 1 to 5 years.

            Stock-based compensation cost charged to operations was $358,203 and $176,173 for the years ended December 31, 1999 and 1998, respectively.

NOTE 9. NET LOSS PER COMMON SHARE
        -------------------------

            Basic net loss per common share is calculated by dividing the net loss by the weighted average number of common shares outstanding.

            The calculation of fully diluted net loss per common share assumes conversion of warrants and debentures into common stock. Net loss and shares used to compute net loss per share, basic and assuming full dilution, are reconciled below:

                                                     1999           1998
                                                  ----------      ---------

Net loss as reported                              $ (738,132)     $(630,643)
                                                  ==========      =========

Net loss, basic                                   $ (738,132)     $(630,643)

Effect of dilutive securities, warrants and
   debentures convertible to common stock (*)              -              -
                                                  ----------      ---------

Net loss, assuming full dilution                  $ (738,132)     $(630,643)
                                                  ==========      =========

Weighted average number of common shares,
   basic                                          10,147,294      6,458,266

Effect of dilutive securities, warrants and
   debentures convertible to common stock (*)              -              -
                                                  ----------      ---------

Common shares, assuming full dilution             10,147,294      6,458,266
                                                  ==========      =========


            (*) No effect has been given to the conversion of warrants and debentures to common stock inasmuch as such conversions would be anti-dilutive.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 10. CASH FLOW DATA
         --------------

              Cash and cash equivalents include cash on hand and investments with maturities of three months or less at the time of purchase. Working capital changes on the statements of cash flows were as follows:

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                                 -----------------------

                                                    1999          1998
                                                 ---------      --------

(Increase) decrease in assets:
   Accounts receivable - net                     $(162,862)     $   (194)
   Merchandise inventory                           (42,122)       33,766
   Prepaid expenses                                (59,081)        2,227
Increase (decrease) in liabilities:
   Accounts payable and accrued expenses           374,203         4,179
   Due to customers                                190,038             -
   Taxes payable - other than on income              7,901           479
                                                 ---------      --------

NET CHANGES IN WORKING CAPITAL                   $ 308,077      $ 40,457
                                                 =========      ========
Supplemental information about cash payments
   is as follows:
      Cash payments for interest                 $  10,273      $  9,509
      Cash payments for income taxes             $   1,334      $    625

Supplemental disclosure of noncash financing
   activities:
      Common stock subscription received for
         common shares issued                    $   47,500     $      -
      Issuance of warrants in connection with
         convertible debentures issued by the
         Company                                 $   63,968     $      -
      Issuance of common stock in exchange for
         plant and equipment acquired            $        -     $  3,475

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 11. EVENTS SUBSEQUENT
         -----------------

            A. In February 2000, the Company entered into service agreements with two consultants providing for the issuance of a maximum of 500,000 shares of the Company's common stock and a maximum of 500,000 warrants to purchase common stock.

            B. In February 2000, the Company received the remaining balance of $100,000 under the 5% Convertible Debenture and Warrants Purchase Agreements described in Note 4 to the financial statements.

                In addition, $225,000 of the outstanding $450,000 principal amount of Debentures at December 31, 1999 were converted into 1,508,264 shares of common stock pursuant to the aforementioned Agreements.

            C. In March 2000, the Company entered into a Convertible Debenture and Warrant Purchase Agreement pursuant to which the investors agreed to purchase an aggregate of $1,000,000 principal amount of debentures, convertible into common stock at a conversion price of $.40 per share, due March, 2005 and warrants to purchase 2,500,000 shares of the Company's common stock exercisable between March, 2000 and March, 2005 at an exercise price of $.75 per share.

            D. In March, 2000, the Company entered into an agreement to sell approximately $457,000 of merchandise in exchange for a trade credit to purchase future television, radio and other advertising mediums on a barter basis over a maximum period of four years. This transaction satisfies a portion of the Company's purchase commitments described in Note 7D to the financial statements.

                             FAMOUS FIXINS, INC.

                                DECEMBER 31, 1999

NOTE 12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
         -----------------------------------------------------

            The estimate of the fair value of each class of financial instruments for which it is practicable to estimate that value is based on the following methods and assumptions:

            CASH AND CASH EQUIVALENTS, INVESTMENTS IN MARKETABLE EQUITY TRADING SECURITIES, ACCOUNTS RECEIVABLE, DUE TO CUSTOMERS, ACCOUNTS PAYABLE AND ACCRUED
LIABILITIES:

            The carrying amounts of these items are assumed to be a reasonable estimate of their fair value due to their short-term nature.


            LONG-TERM LIABILITIES - 5% CONVERTIBLE DEBENTURES:

            There is no quoted market price for the Company's 5% Convertible Debentures.

            The Debentures, which were issued in October 1999, in the principal amount of $450,000, are carried in the accounts at December 31, 1999 at $389,856 (net of $60,414 of discounts for unattached stock warrants less related amortization thereof). Subsequent to December 31, 1999, as described in Note 11, $225,000 of principal amount of the Debentures, representing one half of the principal amount of the outstanding Debentures, were converted into 1,508,264 shares of the Company's common stock.

            In view of the close proximity of the date of issuance of the Debentures to year end dates and the conversion of a material portion thereof as described above, management has determined that it is impractical and excessively costly to obtain a valuation of the Debentures. Additional information in connection with the Debentures are provided in Notes 4 and 11B.

                               FAMOUS FIXINS, INC.

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                 BALANCE SHEETS
                                   (UNAUDITED)

                                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                                    2000           1999
                                                                                ----------      ----------
                                          A S S E T S
                                          -----------

CURRENT ASSETS
--------------

   Cash and cash equivalents                                                    $   87,641      $  475,325
   Investments in marketable equity trading securities, net                         47,459         101,961
   Accounts receivable, net                                                        197,217         176,475
   Merchandise inventory                                                           487,382          69,542
   Unused barter credits - current portion                                         136,112               -
   Prepaid expenses                                                                 78,935          59,081
   Stock subscriptions receivable (all collected by April, 2000)                         -          47,500
                                                                                ----------      ----------

     TOTAL CURRENT ASSETS                                                       $1,034,746         929,884
                                                                                ----------      ----------

PLANT AND EQUIPMENT
-------------------

   Furniture and fixtures                                                           15,804          15,804
   Machinery and equipment                                                          34,077          25,576
                                                                                ----------      ----------
                                                                                    49,881          41,380
     Less: Accumulated depreciation                                                 14,605           8,089
                                                                                ----------      ----------

     NET PLANT AND EQUIPMENT                                                        35,276          33,291
                                                                                ----------      ----------

OTHER ASSETS
------------

   Deferred debenture issuance costs, net                                           89,755          42,500
   Unused barter credits - noncurrent portion                                      136,112
   Security deposits                                                                 6,460           6,482
                                                                                ----------      ----------

     TOTAL OTHER ASSETS                                                            232,327          48,982
                                                                                ----------      ----------

                                                                                $1,302,349      $1,012,157
                                                                                ==========      ==========

See accompanying notes to financial statements.

                                        F2-1

                               FAMOUS FIXINS, INC.

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                           BALANCE SHEETS (CONTINUED)
                                   (UNAUDITED)


                                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                                    2000           1999
                                                                                -----------     -----------

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------

CURRENT LIABILITIES
-------------------

   Accounts payable and accrued expenses                                        $   289,370     $   508,341
   Due to customers                                                                  63,482         190,038
   Taxes payable - other than on income                                               8,707           9,544
   Income taxes payable                                                                 625             625
                                                                                -----------     -----------

     TOTAL CURRENT LIABILITIES                                                      362,184         708,548
                                                                                -----------     -----------

LONG-TERM LIABILITIES
---------------------

   5% convertible debentures, due October, 2002 (principal
      amount: 2000 - $38,975; 1999 - $450,000)                                       37,223         389,586
   0% convertible debentures, due March, 2005 (principal
      amount - $1,000,000)                                                          403,750               -
   Deferred rent                                                                      8,199               -
                                                                                -----------     -----------

     TOTAL LONG-TERM LIABILITIES                                                    449,172         389,586
                                                                                -----------     -----------

STOCKHOLDERS' EQUITY (DEFICIT)
------------------------------

   Common stock, $.001 par value per share:
      Authorized                            25,000,000 shares
      Issued and outstanding
         13,866,264 shares in 2000; 10,462,624 shares in 1999                        13,865          10,462
   Additional paid-in capital                                                     3,629,910       1,557,337
   Accumulated deficit                                                           (3,102,782)     (1,603,776)
                                                                                -----------     -----------
                                                                                    540,993         (35,977)
      Less: Unused advertising barter credits issued in exchange
                   for common stock                                                 (50,000)        (50,000)
                                                                                -----------     -----------

     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                           490,993         (85,977)
                                                                                -----------     -----------

                                                                                $ 1,302,349     $ 1,012,157
                                                                                ===========     ===========

See accompanying notes to financial statements.

                                      F2-2

                               FAMOUS FIXINS, INC.

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                        INTERIM STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                          THREE MONTHS ENDED             NINE MONTHS ENDED
                                                             SEPTEMBER 30,                  SEPTEMBER 30,
                                                     ----------------------------   ----------------------------
                                                         2000            1999           2000            1999
                                                     ------------    ------------   ------------    ------------
NET SALES                                            $    337,687    $    981,673   $  1,724,617    $  2,178,859
                                                     ------------    ------------   ------------    ------------

COST OF GOODS SOLD
------------------
   Merchandise inventory at beginning of period           417,714          71,545         69,542          27,420
   Purchases                                              248,326         530,874      1,268,962       1,194,682
   Other direct costs                                      43,770          26,107        169,374          95,241
                                                     ------------    ------------   ------------    ------------
                                                          709,810         628,526      1,507,878       1,317,343
      Less: Merchandise inventory at end of period        487,382          79,868        487,382          79,868
                                                     ------------    ------------   ------------    ------------

TOTAL COST OF GOODS SOLD                                  222,428         548,658      1,020,496       1,237,475
                                                     ------------    ------------   ------------    ------------

GROSS PROFIT                                              115,259         433,015        704,121         941,384
                                                     ------------    ------------   ------------    ------------

OPERATING EXPENSES
------------------
   Selling expenses                                       126,897         234,566        951,859         663,764
   General and administrative expenses                    233,184         157,386        792,179         380,489
   Interest expense, net                                   55,559           1,815        458,634           5,217
                                                     ------------    ------------   ------------    ------------

TOTAL OPERATING EXPENSES                                  415,640         393,767      2,202,672       1,049,470
                                                     ------------    ------------   ------------    ------------

OPERATING INCOME (LOSS) BEFORE
   PROVISION FOR INCOME TAXES                            (300,381)         39,248     (1,498,551)       (108,086)

PROVISION FOR INCOME TAXES                                      -               -            455           1,334
                                                     ------------    ------------   ------------    ------------

NET INCOME (LOSS)                                    $   (300,381)   $     39,248   $ (1,499,006)   $   (109,420)
                                                     ============    ============   ============    ============

Net income (loss) per common share, basic            $     (0.022)   $      0.004   $     (0.117)   $     (0.011)
Net income (loss) per common share,
   assuming full dilution                            $     (0.022)   $      0.003   $     (0.117)   $     (0.011)
Weighted average number of common
   shares outstanding,
      basic                                            13,458,194      10,462,624     12,750,024      10,042,183
      assuming full dilution                           13,458,194      11,477,963     12,750,024      10,042,183

See accompanying notes to financial statements.

                                      F2-3

                               FAMOUS FIXINS, INC.

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                        INTERIM STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                ----------------------------
                                                                                   2000             1999
                                                                                -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                     $(1,499,006)     $  (109,420)
   Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
         Noncash items:
            Depreciation                                                              6,516            2,362
            Amortization                                                            102,885                -
            Deferred rent expense                                                     8,199                -
            Interest expense paid by issuance of common stock                         9,638                -
            Component of interest expense attributable to beneficial
               conversion feature of debentures issued                              325,000                -
            Value of common stock issued for services received by
               the Company                                                          212,924          121,826
            Value of warrants issued for services received by the Company           439,661          222,131
            Unrealized loss on investments in marketable equity
               trading securities                                                     7,502                -
            Unused barter credits                                                  (272,224)               -
         (Increase) decrease in assets:
            Accounts receivable                                                     (20,742)        (627,387)
            Merchandise inventory                                                  (417,840)         (52,448)
            Prepaid expenses                                                        (19,854)         (24,307)
            Security deposits                                                            22
         Increase (decrease) in liabilities:
            Accounts payable and accrued expenses                                  (218,971)         637,983
            Due to customers                                                       (126,556)               -
            Taxes payable - other than on income                                       (837)           1,522
                                                                                -----------      -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                              (1,463,683)         172,262
                                                                                -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from borrowing against investment in marketable
     equity trading securities                                                       47,000                -
   Payments for plant and equipment additions                                        (8,501)               -
                                                                                -----------      -----------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                            38,499                -
                                                                                -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of convertible debentures, net                            990,000                -
   Proceeds from issuance of common stock, net                                            -          287,734
   Proceeds of long-term debt from bank                                                   -           35,000
   Repayments of long-term debt to bank                                                   -          (36,545)
   Proceeds of stock subscriptions receivable                                        47,500
   Repayments of notes payable to related party                                           -         (134,303)
                                                                                -----------      -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         1,037,500          151,886
                                                                                -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (387,684)         324,148

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      475,325           19,500
                                                                                -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $    87,641      $   343,648
                                                                                ===========      ===========

                                   (CONTINUED)

See accompanying notes to financial statements.

                                      F2-4

                               FAMOUS FIXINS, INC.

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                  INTERIM STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)



                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                ----------------------------
                                                                                   2000             1999
                                                                                -----------      -----------
Supplemental information about cash payments is as follows:
   Cash payments for interest                                                   $         -      $    12,230
   Cash payments for income taxes                                               $       455      $       625

Supplemental disclosure of noncash financing activities:
   Issuance of warrants in connection with convertible debentures
      issued by the Company                                                     $   675,000      $         -
   Conversion of debentures to common stock                                     $   423,391      $         -
   Common stock subscriptions received for common shares issued                 $         -      $    53,750

See accompanying notes to financial statements.

                                      F2-5

                               FAMOUS FIXINS, INC.

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                    INTERIM STATEMENT OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)


                                                                    COMMON STOCK         ADDITIONAL                     UNUSED
                                                                ---------------------     PAID-IN     ACCUMULATED    ADVERTISING
                                                     TOTAL        SHARES      AMOUNT      CAPITAL       DEFICIT     BARTER CREDITS
                                                  -----------   ----------   --------   -----------   -----------   --------------
BALANCE (DEFICIT) - JANUARY 1, 2000               $   (85,977)  10,462,624   $ 10,462   $ 1,557,337   $(1,603,776)  $      (50,000)

Issuance of common shares on conversion of
  convertible debentures, net                         423,391    2,903,640      2,903       420,488             -                -

Issuance of common shares for services received       212,924      500,000        500       212,424             -                -

Issuance of warrants for services received            439,661            -          -       439,661             -                -

Issuance of warrants and beneficial conversion
   feature in connection with
   convertible debentures issued                    1,000,000            -          -     1,000,000             -                -

Net loss - Nine months ended September 30, 2000    (1,499,006)           -          -             -    (1,499,006)               -
                                                  -----------   ----------   --------   -----------   -----------   --------------

BALANCE (DEFICIT) - SEPTEMBER 30, 2000            $   490,993   13,866,264   $ 13,865   $ 3,629,910   $(3,102,782)  $      (50,000)
                                                  ===========   ==========   ========   ===========   ===========   ==============

See accompanying notes to financial statements.

                                      F2-6

                               FAMOUS FIXINS, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000


NOTE 1.   STATEMENT OF INFORMATION FURNISHED
          ----------------------------------

               The accompanying unaudited interim financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Famous Fixins, Inc. as of September 30, 2000, and the results of operations for the three months and nine months ended September 30, 2000 and 1999, and the statements of cash flows for the nine months ended September 30, 2000 and 1999, and the statement of stockholders' equity for the nine months ended September 30, 2000. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1999 financial statements.

               Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying financial statements be read in conjunction with the financial statements and notes thereto incorporated by reference in the Company's 1999 financial statements.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------

               BUSINESS ACTIVITIES OF THE COMPANY
               ----------------------------------

                    The Company is a promoter and marketer of celebrity and
               athlete licensed consumer products for sale in supermarkets, other retailers and over the Internet. The Company develops, markets and sells licensed consumer products based on the diverse professional, cultural and ethnic backgrounds of various celebrities. The Company enters into licensing agreements with high profile athletes and other celebrities and creates consumer products which include various product lines consisting of breakfast cereals, salad dressings, candy products and adhesive bandages endorsed by the licensors. The Company utilizes a network of consumer brokers to distribute its products throughout the United States. Third party manufacturers produce the Company's various consumer products.

                    In February 2000, the Company received the remaining balance of $100,000 of an aggregate of $550,000 pursuant to 5% Convertible Debenture and Warrants Purchase Agreements. Subsequently, the Company issued 2,903,640 shares of its common stock upon conversion of $511,025 principal amount of such debentures (and unpaid interest of $9,638), resulting in $38,975 principal amount outstanding at September 30, 2000.

                                      F2-7

                              FAMOUS FIXINS, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          ------------------------------------------

               BUSINESS ACTIVITIES OF THE COMPANY (CONTINUED)
               ----------------------------------

                   In February 2000, the Company received $1,000,000 proceeds under a 0% Convertible Debenture and Warrant Purchase Agreement. Pursuant to the Agreement, the investors agreed to purchase, for $1,000,000, an aggregate of $1,000,000 principal amount of debentures due March 2005, currently convertible into common stock at a conversion price of $.40 per share (market value of the Company's common stock was $.74 on the date of purchase), and warrants to purchase 2,500,000 shares of the Company's common stock exercisable between March 2000 and March 2005 at an exercise price of $.75 per share.

                    The beneficial conversion feature of the $1,000,000
               debentures and the fair market value of the warrants (both of which are accounted for as additional paid-in capital) is limited to the $1,000,000 proceeds received. The Company allocated $325,000 to the beneficial conversion feature, all of which is accounted for as a component of current interest expense. The remaining $675,000 is accounted for as a bond discount and is reflected as a reduction of the carrying amount of the debentures. The discount is amortized as a component of interest expense over the term of the debentures.

                    In February and March 2000, the Company issued an aggregate of 500,000 shares of its common stock and 500,000 warrants to purchase common stock to two consultants in connection with services rendered to the Company in the amount of $327,000. Of such amount, $212,924 is attributable to the common stock issued and $114,076 is attributable to the warrants.

                    In March, 2000, the Company entered into an agreement to
               sell certain merchandise products in exchange for a $457,104 trade credit to purchase future television, radio, other advertising mediums and various services such as warehousing, hotel rooms, airline tickets and office equipment on a barter basis over a maximum period of four years. In April 2000, pursuant to the agreement, the Company delivered merchandise with an estimated fair value of $302,472 to the barter company in connection with the aforementioned trade credit commitment. The Company has commenced a lawsuit in October 2000 against the barter company in which, among other claims, it asserts that the barter company failed to establish the $457,104 trade credit in favor of the Company. The Company believes that the barter company has no meritorious defenses to the claims, even though the barter company is denying the claims. complaint. The amount due from the barter company as at September 30, 2000 is carried on the Company's accounts at the estimated fair value of the transferred merchandise ($302,472) less an allowance ($30,248) for estimated unrecoverable amounts, resulting in a net balance due of $272,224. The balance sheet as at September 30, 2000 reflects $136,112 of the fair value of the barter credit as a current asset (which is intended to be used within one year of the balance sheet date) and the remaining balance is reported under the category, "other assets".

                    The Company accounts for warrants issued to purchase common stock in connection with services rendered to the Company using the fair value method prescribed in SFAS No. 123 "Accounting for Stock-Based Compensation". Stock-based compensation cost charged to operations for the nine months ended September 30, 2000 was $439,661, including the $114,076 of services described above.

                                      F2-8

                               FAMOUS FIXINS, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          ------------------------------------------

               USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
               --------------------------------------------------

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               MERCHANDISE INVENTORY
               ---------------------

                    Merchandise inventory is stated at the lower of cost or
               market value on a first-in, first-out basis.

               PLANT AND EQUIPMENT
               -------------------

                    Plant and equipment are stated at cost, less accumulated
               depreciation. The cost of major improvements and betterments to existing plant and equipment are capitalized, while maintenance and repairs are charged to expense when incurred. Upon retirement or other disposal of plant and equipment, the profit realized or loss sustained on such transaction is reflected in income. Depreciation is computed on the cost of plant and equipment on the straight-line method, based upon the estimated useful lives of the assets.

               EARNINGS PER SHARE
               ------------------

                    In accordance with the provisions of Statement of Financial
               Accounting Standards ("SFAS") No. 128, "Earnings Per Share", basic earnings per share is computed by dividing net income or loss by the number of weighted-average common shares outstanding during the period. Earnings per share, assuming dilution, is computed by dividing net income or loss by the number of weighted-average common shares and common stock equivalents outstanding during the period.

                    No effect has been given to the conversion of warrants and debentures to common stock for the nine months ended September 30, 2000 and 1999 inasmuch as such conversion would be anti-dilutive.

                                      F2-9

                               FAMOUS FIXINS, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000


NOTE 3.   GOING CONCERN
          -------------

               The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is dependent upon obtaining financing and/or raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to raise additional funds to continue operations.

NOTE 4.   SUBSEQUENT EVENTS
          -----------------

          A.   4% CONVERTIBLE DEBENTURES
               -------------------------

                    On October 27, 2000, the Company entered into an agreement with three investors for the sale of 4% convertible debentures and warrants for 250,000 shares of the Company's common stock. The transaction closed on November 7, 2000.

                    Under the terms of the agreement, the principal amount of
               the 4% debentures is $1,500,000, consisting of a new debenture of $500,000 and the surrender of outstanding 0% $1,000,000 principal amount of convertible debentures dated March 7, 2000. The 4% $1,500,000 convertible debentures are due in August 2001, with a 5% premium on principal plus accrued interest. Interest is payable semi-annually, commencing December 1, 2000 and is convertible into common stock at the investors option. The 250,000 warrants are exercisable before November 7, 2003.

                    On or after the August 2001 maturity date, the holders of
               the 4% convertible debentures may convert the debentures into common shares under certain conditions, the maximum shares to be received by any one debenture holder being no greater than 9.9% of the then outstanding common stock, including other shares held by the debenture holder. Among other provisions of the agreement, including default, merger and common stock sale restrictions by the Company, the investors may elect to cause the Company to redeem the debentures including interest and a 30% redemption premium, from up to 50% of the net proceeds received under an equity drawdown facility (or other permitted financing) described in item B, below.

                    The Company received net cash proceeds of $440,000 in
               November 2000, consisting of 90% of the proceeds of $500,000 less $10,000 for the investors legal, administrative and escrow costs.

                    The Company also issued as part of the placement fee, 75,000 shares of restricted common stock and a warrant to purchase 100,000 shares of common stock.

                                       F2-10

                               FAMOUS FIXINS, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000


NOTE 4.   SUBSEQUENT EVENTS (CONTINUED)
          -----------------

          B.   EQUITY DRAWDOWN FACILITY
               ------------------------

                    On October 31, 2000, the Company entered into an equity line of credit type of agreement for the future issuance and sale of shares of its common stock pursuant to which the investor has committed to provide up to $5 million at the Company's request over a 24 month period. The Company may request, at minimum intervals of 29 trading days each, a minimum drawdown of $100,000 and a maximum amount based on 4.5% of the volume-weighted average daily price of the Company's common stock for the 3 month period prior to the drawdown request and the total trading volume for the 3 months prior to the request. Such amounts as may be received may be limited by a provision that prevents the Company from issuing shares to the investor to the extent that the investor would beneficially own more than 9.9% of the Company's then outstanding common stock. The common stock issuable upon each drawdown is to be included in a registration statement to be filed for the resale of the common stock. Until the registration statement is effective, the Company cannot use or receive any funds from the equity line.

                    The per share amount to be received for the Company's common stock for each drawdown shall include a 17.5% discount on the market price of the shares (as defined) and the proceeds shall be further reduced by certain charges and a 10% placement fee. In connection with this agreement, the Company issued a stock purchase warrant for up to 500,000 shares of common stock and the Company has agreed to issue additional warrants for shares equal to 50% of the shares purchased by the investor on each drawdown. There are various other conditions to the agreement, including the investor's right to terminate the agreement under specified events. At the closing, the Company paid $10,000 for the investor's legal and other expenses.

                                      F2-11

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

      Our Certificate of Incorporation provides: the corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

      Article 7 of the New York Business Corporation Law provides the following:

            Section 721. Nonexclusivity of statutory provisions for indemnification of directors and officers. The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

            Section 722. Authorization for indemnification of directors and officers.

               (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

               (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contenders, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

               (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

               (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed, by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

            Section 723. Payment of indemnification other than by court award.

               (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

               (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                  (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                  (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                     (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                     (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

                     (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

            Section 724. Indemnification of directors and officers by a court.

               (a) Notwithstanding the failure of a corporation to provide indemnification, and despite and contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section for indemnification of directors and officers), 722 (Authorization for indemnification of directors and officers) and paragraph
(a) of section 723. Application therefor may be made, in every case, either:

                   (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

                   (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

               (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

               (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

            Section 725. Other provisions affecting indemnification of directors and officers.

               (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

               (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                  (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

                  (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                  (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

               (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

               (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

               (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

               (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

            Section 726. Insurance for indemnification of directors and officers.

               (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

                  (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

                  (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

                  (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

               (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

                  (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

                  (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

               (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

               (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

               (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

      Our Certificate of Incorporation further provides: personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

      Section 402(b) of the New York Business Corporation Law provides: the certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719, or
(2) the liability of any director for any act or omissions prior to the adoption of a provision authorized by this paragraph.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Famous Fixins pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

     The following is a statement of the expenses, all of which are estimated other than the SEC registration fee, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee..........................................$ 1,784.97
Legal fees and expenses....................................... 10,000.00
Blue Sky fees and expenses....................................  2,000.00
Accounting fees and expenses..................................  2,500.00
Printing expenses.............................................  1,000.00
                                                              ----------
Total.........................................................$17,284.97
                                                              ==========

Item 26.  Recent Sales of Unregistered Securities

     On May 28, 1998, we completed the acquisition of Famous Fixins, Inc. ("FFNY"), a privately-held New York corporation formed on November 29, 1995. Pursuant to a Plan and Agreement of Reorganization, we issued 5,494,662 shares of our common stock to certain shareholders of FFNY which included the controlling shareholders of FFNY, Jason Bauer and Peter Zorich, in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. Pursuant to the reorganization, Jason Bauer, Peter Zorich, and certain non-affiliates exchanged their collective shares of FFNY, on a pro-rata basis, for 2,409,747, 2,409,747, and 674,968 of our unregistered and restricted shares of common stock, respectively. We made a determination that the shareholders were sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On May 28, 1998, we issued 246,828 warrants exercisable for five years to purchase shares of our common stock to five holders of warrants of FFNY in exchange for their aggregate of 246,828 warrants, valued at $227,664 at the times of issuances, to purchase the common stock of FFNY in transactions deemed to be exempt under Section 4(2) of the Securities Act of 1933. Dan Brecher has 69,552 warrants exercisable at $.90 per share. Fischbein Badillo Wagner Harding has 34,776 warrants exercisable at $.90 per share. Erik Estrada has 35,000 warrants exercisable at $.90 per share. Olympia Dukakis has 100,000 warrants at $1.00 per share. Diana Goldstein has 7,500 warrants exercisable at $1.00. We made a determination that the warrant holders were sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On May 28, 1998, we issued 11,000 shares of common stock to Weinstein Otterman in exchange for services, valued at $11,000, rendered to us, in connection with a newspaper advertising design, in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that Winstein Otterman was an sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On June 2, 1998, we issued 300,000 warrants to purchase shares of our common stock to Michael Simon for publicity services valued at $275,982, to be rendered to Famous Fixins over a five year period, in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. The warrants are exercisable for six years at $1.00 per share, subject to vesting at a rate of 60,000 per year and subject to other conditions of performance of services to us. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     Between June 1998 and July 1998, we issued 255,000 shares of common stock pursuant to a securities offering deemed to be exempt under Rule 504 of Regulation D under the Securities Act of 1933, for a total of $255,000. The securities offering was conducted by our officers and directors who were not paid commissions or other forms of remuneration. No underwriters' fees or commissions were paid in the transactions.

     In July 1998, we issued 132,711 shares of our common stock to the shareholders of FFNY in exchange for 132,711 shares of common stock of FFNY, which the shareholders of FFNY had purchased from FFNY for $.90 per share, and which represented all of the outstanding and issued shares of FFNY not already held by Famous Fixins, pursuant to transactions deemed to be exempt under Rule 504 of Regulation D under the Securities Act of 1933. The securities offering was conducted by our officers and directors who were not paid commissions or other forms of remuneration. No underwriters fees or commissions were paid in the transactions.

     On July 14, 1998, we issued 37,500 shares of our common stock to Marvin Kaplan in exchange for services, related to magazine and radio advertising valued at $37,500, rendered to us in a transaction deemed to be exempt under Rule 504 of Regulation D under the Securities Act of 1933. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On July 22, 1998, we issued to ATG Limited 87,500 shares of our common stock and 40,000 warrants to purchase our common stock for services rendered to us pursuant to a service agreement for print and radio advertising valued at $110,057, in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. The warrants, which have expired, were issued as follows: 10,000 warrants were exercisable for one year at $1.50 per share; 10,000 warrants were exercisable for one year at $1.25; 10,000 warrants were exercisable for two years at $2.00 per share; and 10,000 warrants are exercisable for two years at $2.25 per share. We made a determination that ATG Limited was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     Between July 1998 and August 1998, we issued 5,000 shares of common stock in exchange for services, related to developing a cookbook, developing a radio commercial and for office supplies, valued at $5,975, rendered to us in transactions deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that the person was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On October 8, 1998, we issued 20,000 warrants to purchase shares of common stock to Brighton Venture Corp., exercisable at $1.00 per share and expiring on January 1, 2003, in exchange for business development and consulting services valued $22,377 rendered to us in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that Brighton Venture Corp. was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     Between December 1998 and April 1999, we sold 3,162,066 shares of common stock, at prices ranging from $.10 to $.25 per share, pursuant to a securities offering deemed to be exempt under Rule 504 of Regulation D under the Securities Act of 1933, for a total of $428,310. The securities offering was conducted by our officers and directors who were not paid commissions or other forms of remuneration. No underwriters fees or commissions were paid in the transactions.

     On February 10, 1999, we issued to Stockplayer.com 1,000,000 shares of our common stock as consideration pursuant to a service agreement for promotional services of Famous Fixins' business operations, valued at $100,000, in a transaction deemed to be exempt under Rule 504 of Regulation D under the Securities Act of 1933.

     On April 12, 1999, we issued 10,000 warrants to purchase shares of common stock to Brighton Venture Corp., exercisable at $1.00 per share and expiring on January 1, 2003, in exchange for business development and consulting services, valued at $3,535, rendered to us in a transaction deemed to be exempt under
Section 4(2) of the Securities Act of 1933. We made a determination that Brighton Venture Corp. was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On April 12, 1999, we entered into an employment with Jason Bauer to serve as our President and Chief Executive Officer for a term of five years ending April 11, 2004. Under the agreement, Mr. Bauer has been granted five-year options to purchase up to 1,500,000 shares of our common stock at $.30 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. The options are proportioned to vest only after we achieve certain corporate milestones. Options to purchase 600,000 shares shall vest following the first fiscal year end in which we obtain four or more new celebrity, company, entity or athlete licenses similar in stature and structure to the eight licenses that we presently have or in which our earnings before interest, depreciation and amortization exceeds $300,000; additional options to purchase 300,000 additional shares at $.30 per share shall vest following the first fiscal year end in which we obtain a further three new licenses or more or in which our earnings before interest, depreciation and amortization exceeds $500,000; additional options to purchase 300,000 additional shares shall vest following the first fiscal year end in which we obtain a further three new licenses or more or in which our earnings before interest, depreciation and amortization exceeds $700,000; and additional options to purchase 300,000 additional shares shall vest following the first fiscal year end in which we obtain a further three new licenses or more or in which our earnings before interest, depreciation and amortization exceeds $1,000,000. These options are cumulative and are subject to anti-dilution rights. If any milestones are achieved in the same year, all such options shall vest at the time such milestone is achieved. These options were valued at approximately $522,450 at the time of issuance.

     Between April 1, 1999 and September 21, 1999, we issued to the Tufton Group, Sammy Sosa, Alex Rodriguez, Ken Caminiti, Craig Biggio, Jeff Bagwell, Killer Bee, Inc. and a designated charity, Derek Jeter, Jake Plummer, Peyton Manning, Alonzo Mourning, Tim Duncan, JAE Endorsements Inc. and Jeff Sperbeck, pursuant to license agreements, an aggregate of 715,000 warrants and options to purchase our common stock, exercisable for five years from date of issue at prices of $.15 to $.50 per share, in transactions deemed to be exempt under
Section 4(2) of the Securities Act of 1933. These warrants were collectively valued at approximately $285,709 at the times of issuances. We made a determination that each warrant holder was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On April 22, 1999, we issued to Albert Ferreira for photography services rendered to us, valued at $3,434, 10,000 warrants to purchase our common stock exercisable for five years at $.40 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On April 22, 1999, we issued to Michael Lewittes for publicity services rendered to us, valued at $3,434, 10,000 warrants to purchase our common stock exercisable for five years at $.40 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On April 22, 1999, we issued to Robert Zarem for publicity services rendered to us, valued at $3,434, 10,000 warrants to purchase our common stock exercisable for five years at $.40 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On September 2, 1999, pursuant to a consulting agreement, we issued warrants to purchase up to 125,000 shares of common stock to Jaffoni & Collins Incorporated in exchange for business consulting and corporate public relations services, valued at $34,979, in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. The warrants are exercisable at $0.34 per share. The warrants expire on February 8, 2003. We made a determination that Jaffoni & Collins was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On September 9, 1999, we entered into an agreement with First Atlanta Securities, LLC for financial consulting services. Under the agreement, First Atlanta Securities was entitled to receive 53,191 shares of common stock and warrants to purchase 100,000 shares of common stock which have piggyback registration rights in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. The warrants may be exercised at $1.00 per share and expire on September 9, 2004. The warrants were valued at approximately $41,513 on the date of the agreement. Subsequent to entering into the agreement, in November 1999, we agreed to make a cash payment of $25,000 instead of issuing 53,191 shares of common stock to First Atlanta Securities. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     We entered into agreements, dated as of October 19, 1999, for the sale of 5% convertible debentures with a principal amount of $550,000 and warrants to purchase 139,152 shares of common stock to three accredited investors, AMRO International, S.A., Austost Anstalt Schaan, and Balmore Funds, S.A. in transactions deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that each holder was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment. We received gross proceeds of $550,000 from the sales. The interest on the convertible debentures is payable quarterly and accrues from the date of issuance on the principal amount of the convertible debentures. The convertible debentures are due October 30, 2002. At our option, we may pay the interest on the convertible debentures in cash or in registered shares of common stock. The holders of the convertible debentures are entitled to convert the debentures into shares of common stock at a conversion price equal to the lower of 80% of the market price of the common stock or $0.55. However, the maximum number of shares of common stock that may be received upon the conversion of the debentures by any one holder is 9.9% of our then-outstanding common stock. If the conversion price is less than $0.20 per share on any conversion date, we may redeem the debentures in their entirety in cash or common stock. The amount of cash to be delivered upon such redemption or conversion shall equal the closing ask price on the conversion date or the date we give notice of redemption multiplied by the number of shares of common stock that would have been issued at the conversion price upon such conversion or redemption. The warrants are exercisable before October 30, 2004 at a purchase price of $.494 per share. Under the agreements, we were obligated to prepare and file a registration statement under the Securities Act of 1933 for shares of common stock issuable upon the conversion of the convertible debentures and the warrants. The registration statement was declared effective on February 8, 2000.

     Pursuant to a license agreement with Britney Brands, Inc., dated as of November 22, 1999, we issued warrants to purchase an aggregate of 200,000 shares of common stock, valued at $95,496, to Britney Spears, Signatures Network, Inc., Laurence H. Rudolph, Johnny Wright, Burt Paddell and Reggie Covington in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. The warrants are exercisable at $0.25 per share and expire on November 22, 2004. We made a determination that each holder was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     Pursuant to a license agreement, dated as of December 22, 1999, we issued warrants to purchase 25,000 shares of common stock, valued at $6,719, to Dave Mirra in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. The warrants are exercisable at $0.20 per share and expire on December 22, 2002. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On February 8, 2000, pursuant to a consulting agreement with Matthew Markin, we agreed to issue to him up to 250,000 shares of common stock and options to purchase up to 250,000 shares of common stock in exchange for business consulting services in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. Options to purchase the first 125,000 shares of common stock are exercisable at $.1875 per share. Options to purchase the other 125,000 shares of common stock are exercisable at $.25 per share. We filed a registration statement on Form S-8 for the resale of the securities. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On February 8, 2000, pursuant to a consulting agreement with Edward DeFudis, we agreed to issue to him up to 250,000 shares of common stock and options to purchase up to 250,000 shares of common stock in exchange for business consulting services in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. Options to purchase the first 125,000 shares of common stock are exercisable at $.1875 per share. Options to purchase the other 125,000 shares of common stock are exercisable at $.25 per share. We filed a registration statement on Form S-8 for the resale of the securities. We made a determination that he was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     We entered into agreements, dated as of March 7, 2000, for the sale of convertible debentures with a principal amount of $1,000,000 and warrants to purchase 2,500,000 shares of common stock to three accredited investors, Roseworth Group Ltd., Austost Anstalt Schaan and Balmore S.A., in transactions deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that each holder was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment. We received gross proceeds of $1,000,000 from the sales. The convertible debentures are due March 13, 2005. The holders of the convertible debentures were entitled to convert the debentures into shares of common stock at a conversion price of $.40 per share. However, the maximum number of shares of common stock that may be received upon the conversion of the debentures by any one holder is 9.9% of our then-outstanding common stock after the conversion, including any other shares of common stock held by the holder. The warrants are exercisable before March 13, 2005 at a purchase price of $.75 per share. Under the agreements, we filed a registration statement under the Securities Act of 1933 for shares of common stock issuable upon the conversion of the convertible debentures and the warrants. In October 2000, we entered into an agreement for the sale of $1,500,000 principal amount of 4% convertible debentures pursuant to which the outstanding principal amount of the 0% convertible debentures were surrendered.

     On March 31, 2000, we issued to Sokolow & Associates, Inc. warrants to purchase 20,000 shares of our common stock, exercisable for three years at $.001 per share in exchange for business consulting services in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that Sokolow & Associates was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     On April 3, 2000, pursuant to an employment agreement with Jody King-Cheifetz, we agreed to issue to her options to purchase up to 304,000 shares of common stock in a transaction deemed to be exempted under Section 4(2) of the Securities Act of 1933. Options to purchase 4,000 shares of common stock at $0.15 per share vested as of May 11, 2000. Options to purchase 60,000 shares of common stock shall vest on October 1, 2000, and the remaining options shall vest in equal increments over the subsequent four years on October 1. The exercise price of first 60,000 options shall be $.15 per share. The exercise price of the remaining 240,000 options shall be equal to a 50% discount from the closing bid price of the common stock on the last trading date immediately preceding each vesting. In the event that King-Cheifetz no longer serves as an employee of Famous Fixins on a continuous basis through each vesting period, the unvested options shall terminate immediately upon the termination of her employment. All options to purchase up to 304,000 shares of common stock described above expire on April 3, 2005, or as otherwise provided in the stock option agreement or employment agreement. We filed a registration statement on Form S-8 for the resale of 4,000 shares of common stock. We made a determination that she was an sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     In October 2000, we granted Rich Seery, an employee of Famous Fixins, warrants to purchase 160,000 shares of our common stock in a transaction deemed to be exempted under Section 4(2) of the Securities Act of 1933. The warrants expire on June 30, 2005 and are exercisable as follows:

        -  presently, to purchase up to 40,000 shares at $.10 per share;
        - after June 30, 2001, to purchase up to an additional 30,000 shares at a 50% discount to the average closing bid price of the Company's common stock for the five consecutive business days ending on and including June 30, 2001;
        - after June 30, 2002, to purchase up to an additional 30,000 shares at a 50% discount to the average closing bid price of the Company's common stock for the five consecutive business days ending on and including June 30, 2002;
        - after June 30, 2003, to purchase up to an additional 30,000 shares at a 50% discount to the average closing bid price of the Company's common stock for the five consecutive business days ending on and including June 30, 2003; and
        - after June 30, 2004, to purchase up to an additional 30,000 shares at a 50% discount to the average closing bid price of the Company's common stock for the five consecutive business days ending on and including June 30, 2004.

If Seery's employment with Famous Fixins is terminated, at any time, for whatever reason, all unexercised warrants and all rights to such warrants, as of the date of termination, shall be immediately forfeited. We made a determination that Seery was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

     We entered into agreements, dated as of October 27, 2000, for the sale of 4% convertible debentures with a principal amount of $1,500,000 and warrants to purchase 250,000 shares of common stock with Roseworth Group Ltd., Austost Anstalt Schaan and Balmore S.A., in transactions deemed to be exempt under
Section 4(2) of the Securities Act of 1933. The transaction closed on November 7, 2000. We made a determination that the three investors were sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment. The principal amount of the 4% convertible debentures is $1,500,000, consisting of:

          - principal in the amount of $500,000, of which $250,000 was provided by Roseworth Group, $125,000 was provided by Austost Anstalt Schaan, and $125,000 was provided by Balmore Funds; and
          - the surrender of outstanding 0% convertible debentures with a principal amount of $1,000,000, issued pursuant to the Convertible Debenture and Warrants Purchase Agreement, dated March 7, 2000, of which a principal amount of $400,000 was held by Roseworth Group Ltd., a principal amount of $250,000 was held by Austost Anstalt Schaan, and a principal amount of $350,000 was held by Balmore Funds.

The 4% convertible debentures are due on August 7, 2001 with a 5% premium on the principal and the accrued unpaid interest. We may not pay the principal before the maturity date without the express written consent of the investors. Semi-annual interest payments are due and payable on December 1 and June 1 of each year, commencing with December 1, 2000. We entered into an equity line of credit transaction on October 31, 2000, for which the shares issuable upon drawdowns on the equity line are the subject of this registration statement. If we are unable to pay the amounts due on the maturity date but we can draw down on the equity line of credit, we are to draw down the maximum amount each draw down period to pay the investors the full amount due. On or after the maturity date, the investors may convert the 4% convertible debentures into shares of common stock if this registration statement is not effective on the maturity date or if we do not draw down the maximum amount permitted each drawdown period under the equity line after this registration statement is effective. The conversion price shall equal the lesser of $0.054 or 85% of the average of the 5 lowest closing bid prices during the 22 trading days preceding the applicable conversion date. The maximum number of shares of common stock that may be received upon the conversion of the debentures by any one holder is 9.9% of our then-outstanding common stock after the conversion, including any other shares of common stock held by the holder. The warrants to purchase 250,000 shares of common stock are exercisable before November 7, 2003 at a purchase price of per share of $0.0588. Of these warrants, Roseworth Group owns warrants to purchase 108,333 shares, Austost Anstalt Schaan owns warrants to purchase 62,500 shares, and Balmore Funds owns warrants to purchase 79,167 shares. Under the agreements, we agreed to prepare and file a registration statement under the Securities Act for shares of common stock issuable upon the conversion of the convertible debentures and the warrants within 45 days of the closing date of the transaction. We agreed to use our best efforts to cause the registration statement to become effective within 90 days of the closing date or 5 days of SEC clearance to request acceleration of effectiveness. At the closing of the transaction, we received gross proceeds of $500,000, less payment to the escrow agent, Epstein Becker & Green P.C., of $10,000 for the investors' legal, administrative and escrow costs, and less payment of a 10% placement agent fee to Union Atlantic, L.C., which placement agent fee is net of payment to the escrow agent, Epstein Becker & Green P.C., of $5,000 for the investors' legal, administrative and escrow costs. We also issued to Union Atlantic, L.C. 75,000 shares of restricted common stock and a warrant to purchase 100,000 shares of common stock as part of the placement agent fee. The warrants are exercisable before November 7, 2003 at a purchase price per share of $0.0588. We agreed to include such securities to the placement agent in the registration statement for the resale of the common stock underlying the 4% convertible debentures and warrants.

     We signed a common stock purchase agreement with Folkinburg Investments Limited, dated as of October 31, 2000, for the future issuance and purchase of shares of our common stock in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933. We made a determination that Folkinburg Investments was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment. The common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility. In general, the drawdown facility operates as follows: the investor, Folkinburg Investments, has committed to provide us with up to $5 million as we request it over a 24 month period, in return for shares of common stock we issue to Folkinburg Investments. Subject to a maximum of 16 draws, once every 29 trading days, we may request a draw of up to $5 million of that money, however, no single draw can exceed $5 million. We must wait at least 7 trading days after each 22 trading day drawdown period before requesting another drawdown. The maximum amount we actually can draw down upon each request will be determined by 4.5% of the volume-weighted average daily price of our common stock for the 3 month period prior to our request and the total trading volume for the 3 months prior to our request. Each draw down must be for at least $100,000. At the end of a 22-day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22-day period. We then use the formulas contained in the common stock purchase agreement to determine the number of shares we will issue to Folkinburg Investments in return for that money. The per share dollar amount Folkinburg Investments pays for our common stock for each drawdown includes a 17.5% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown and less a 10% placement fee payable to the placement agent, Union Atlantic, L.C., which introduced Folkinburg Investments to us. In lieu of making a commitment to Folkinburg Investments to draw a minimum aggregate amount, on October 31, 2000, we issued to Folkinburg Investments a stock purchase warrant to purchase up to 500,000 shares of our common stock and we also agreed to issue additional warrants to purchase a number of shares equal to 50% of the shares purchased by Folkinburg Investments on the settlement date of each drawdown. The warrants to purchase 500,000 shares of common stock have an exercise price per share of $0.0636, which equals 110% of the volume-weighted average share price for the trading day prior to the date the warrants were issued, and expire on October 31, 2003. The additional warrants issuable at each settlement date will be exercisable for 35 calendar days and have an exercise price equal to the weighted average of the purchase prices of the common stock during the applicable settlement period. We agreed to file file a registration statement under the Securities Act for shares of common stock issuable under the equity line of credit, including shares underlying warrants issued in connection with the equity line of credit, within 45 days of the closing date of the transaction. We agreed to use our best efforts to cause the registration statement to become effective within 90 days of the closing date or 5 days of SEC clearance to request acceleration of effectiveness. At the closing of the transaction, we paid the escrow agent, Epstein Becker & Green P.C., $10,000 for Folkinburg Investments' legal, administrative and escrow costs.

Item 27.  Exhibits

      The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibit   Description
-------   -----------

2.1 Plan and Agreement of Reorganization between Spectrum Resources, Inc. and Famous Fixins, Inc. (Incorporated by reference to Exhibit 1 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
2.2 Agreement and Plan of Merger between Famous Fixins, Inc., a Nevada corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 2 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
2.3 Agreement and Plan of Merger between Famous Fixins, Inc., a New York corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 3 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(1) Articles of Incorporation of Spectrum Resources, Inc. (Incorporated by reference to Exhibit 4 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(2) Certificate of Incorporation of Famous Fixins Holding Company, Inc. (Incorporated by reference to Exhibit 5 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(3) Articles of Merger for Famous Fixins, Inc., a Nevada corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 6 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(4) Certificate of Merger of Famous Fixins Holding Company, Inc., a New York corporation, and Famous Fixins, Inc., a Nevada Corporation (Incorporated by reference to Exhibit 7 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(5) Certificate of Merger of Famous Fixins, Inc., a New York corporation, and Famous Fixins Holding Company, Inc. (Incorporated by reference to
          Exhibit 8 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
3(i)(6) Certificate of Amendment of the Certificate of Incorporation of Famous Fixins Holding Company, Inc. (Incorporated by reference to Exhibit 9 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(ii) By-Laws (Incorporated by reference to Exhibit 10 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)

4.1 Form of Warrant Certificate (Incorporated by reference to Exhibit 11 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.2       Warrant Certificate of Michael Simon (Incorporated by reference to
          Exhibit 12 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
4.3 Form of Warrant Certificate (Incorporated by reference to Exhibit 13 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.4 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and AMRO International, S.A. dated as of October 19, 2000 (Incorporated by reference to Exhibit 14 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.5 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and Austost Anstalt Schaan and Balmore Funds, S.A. dated as of October 19, 1999 (Incorporated by reference to Exhibit 15 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.6 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and Roseworth Group Ltd., Austost Anstalt Schaan, and Balmore Funds, S.A. dated as of March 7, 2000 Incorporated by reference to Exhibit 4.6 of Annual Report on Form 10-KSB filed on March 29, 2000.
4.7 Convertible Debenture and Warrants Purchase Agreement, dated as of October 27, 2000, between Famous Fixins, Inc. and Roseworth Group Ltd., Austost Anstalt Schaan and Balmore Funds, S.A. (Incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-QSB/A filed on December 15, 2000.)
4.8 Common Stock Purchase Agreement, dated as of October 31, 2000, between Famous Fixins, Inc. and Folkinburg Investments Limited (Incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-QSB/A filed on December 15, 2000.)
5*** Opinion of Law Offices of Dan Brecher as to validity of Common Stock being offered.
9 Voting Agreement between Jason Bauer and Peter Zorich (Incorporated by reference to Exhibit 16 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)

10.1      Employment Agreement for Jason Bauer (Incorporated by reference to
          Exhibit 17 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
10.2 Lease Agreement (Incorporated by reference to Exhibit 18 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
10.3      License Agreement with Olympia Dukakis (Incorporated by reference to
          Exhibit 19 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
10.4 License Agreement with Major League Baseball Properties, Inc. (Incorporated by reference to Exhibit 23 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
10.5*** Additional Exhibits to Major League Baseball Properties, Inc. License Agreement
10.6      License Agreement with Turn 2, Inc. (Incorporated by reference to
          Exhibit 28 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
10.7 Promotion Agreement with Sterling Doubleday Enterprises, L.P. (Incorporated by reference to Exhibit 32 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
10.8 Consulting Agreement with Jaffoni & Collins (Incorporated by reference to Exhibit 10.19 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.9 Merchandising License Agreement with Britney Brands, Inc. (Incorporated by reference to Exhibit 10.20 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.10 Limited License Agreement with Redline Sports Marketing, Inc. (Incorporated by reference to Exhibit 10.21 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.11 License Agreement between Famous Fixins, Inc. and Dave Mirra (Incorporated by reference to Exhibit 10.22 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.12     Consulting Agreement with Matthew Markin (Incorporated by reference to
          Exhibit 10.23 on Annual Report of Form 10-KSB filed on March 29,
          2000.)
10.13     Consulting Agreement with Edward Defudis (Incorporated by reference to
          Exhibit 10.24 on Annual Report of Form 10-KSB filed on March 29,
          2000.)
10.14 Employment Agreement with Jody King-Cheifetz (Incorporated by reference to Exhibit 10.15 of Registration Statement on Form SB-2 filed on July 20, 2000.)
10.15     License Agreement with 'N Sync (Incorporated by reference to Exhibit
          10.16 of Registration Statement of Form SB-2 filed on July 20, 2000.)
10.16 Famous Fixins Corporation Media Trade Program Agreement (Incorporated by reference to Exhibit 10 of Quarterly Report on Form 10-QSB filed on August 11, 2000).
11 Statement Concerning Computation of Per Share Earnings is hereby incorporated by reference to "Financial Statements" contained in this Form SB-2.
23.1***   Consent of Freeman and Davis LLP
23.2***   Consent of Law Offices of Dan Brecher (filed as Exhibit 5 herein)


*** Filed herewith.

Item 28.  Undertakings.

      (A) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 15, 2000.


                                     FAMOUS FIXINS, INC.

                                     By:  /s/ Jason Bauer
                                          -------------------------------------
                                          Jason Bauer
                                          Chief Executive Officer and President


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURES                 TITLE                               DATE
----------                 -----                               ----


/s/ Jason Bauer            Chairman of the Board, President,   December 15, 2000
----------------------     Treasurer, Chief Executive
Jason Bauer                Officer, Principal Financial
                           Officer and Principal Accounting
                           Officer

/s/ Alex Weiderhorn        Director                            December 15, 2000
----------------------
Alex Weiderhorn

                               INDEX OF EXHIBITS

      The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibit   Description
-------   -----------

2.1 Plan and Agreement of Reorganization between Spectrum Resources, Inc. and Famous Fixins, Inc. (Incorporated by reference to Exhibit 1 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
2.2 Agreement and Plan of Merger between Famous Fixins, Inc., a Nevada corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 2 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
2.3 Agreement and Plan of Merger between Famous Fixins, Inc., a New York corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 3 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(1) Articles of Incorporation of Spectrum Resources, Inc. (Incorporated by reference to Exhibit 4 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(2) Certificate of Incorporation of Famous Fixins Holding Company, Inc. (Incorporated by reference to Exhibit 5 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(3) Articles of Merger for Famous Fixins, Inc., a Nevada corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 6 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(4) Certificate of Merger of Famous Fixins Holding Company, Inc., a New York corporation, and Famous Fixins, Inc., a Nevada Corporation (Incorporated by reference to Exhibit 7 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(5) Certificate of Merger of Famous Fixins, Inc., a New York corporation, and Famous Fixins Holding Company, Inc. (Incorporated by reference to
          Exhibit 8 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
3(i)(6) Certificate of Amendment of the Certificate of Incorporation of Famous Fixins Holding Company, Inc. (Incorporated by reference to Exhibit 9 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(ii) By-Laws (Incorporated by reference to Exhibit 10 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)

4.1 Form of Warrant Certificate (Incorporated by reference to Exhibit 11 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.2       Warrant Certificate of Michael Simon (Incorporated by reference to
          Exhibit 12 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
4.3 Form of Warrant Certificate (Incorporated by reference to Exhibit 13 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.4 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and AMRO International, S.A. dated as of October 19, 2000 (Incorporated by reference to Exhibit 14 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.5 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and Austost Anstalt Schaan and Balmore Funds, S.A. dated as of October 19, 1999 (Incorporated by reference to Exhibit 15 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.6 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and Roseworth Group Ltd., Austost Anstalt Schaan, and Balmore Funds, S.A. dated as of March 7, 2000 Incorporated by reference to Exhibit 4.6 of Annual Report on Form 10-KSB filed on March 29, 2000.
4.7 Convertible Debenture and Warrants Purchase Agreement, dated as of October 27, 2000, between Famous Fixins, Inc. and Roseworth Group Ltd., Austost Anstalt Schaan and Balmore Funds, S.A. (Incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-QSB/A filed on December 15, 2000.)
4.8 Common Stock Purchase Agreement, dated as of October 31, 2000, between Famous Fixins, Inc. and Folkinburg Investments Limited (Incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-QSB/A filed on December 15, 2000.)
5*** Opinion of Law Offices of Dan Brecher as to validity of Common Stock being offered.
9 Voting Agreement between Jason Bauer and Peter Zorich (Incorporated by reference to Exhibit 16 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)

10.1      Employment Agreement for Jason Bauer (Incorporated by reference to
          Exhibit 17 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
10.2 Lease Agreement (Incorporated by reference to Exhibit 18 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
10.3      License Agreement with Olympia Dukakis (Incorporated by reference to
          Exhibit 19 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
10.4 License Agreement with Major League Baseball Properties, Inc. (Incorporated by reference to Exhibit 23 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
10.5*** Additional Exhibits to Major League Baseball Properties, Inc. License Agreement
10.6      License Agreement with Turn 2, Inc. (Incorporated by reference to
          Exhibit 28 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
10.7 Promotion Agreement with Sterling Doubleday Enterprises, L.P. (Incorporated by reference to Exhibit 32 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
10.8 Consulting Agreement with Jaffoni & Collins (Incorporated by reference to Exhibit 10.19 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.9 Merchandising License Agreement with Britney Brands, Inc. (Incorporated by reference to Exhibit 10.20 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.10 Limited License Agreement with Redline Sports Marketing, Inc. (Incorporated by reference to Exhibit 10.21 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.11 License Agreement between Famous Fixins, Inc. and Dave Mirra (Incorporated by reference to Exhibit 10.22 of Annual Report on Form 10-KSB filed on March 29, 2000.)
10.12     Consulting Agreement with Matthew Markin (Incorporated by reference to
          Exhibit 10.23 on Annual Report of Form 10-KSB filed on March 29,
          2000.)
10.13     Consulting Agreement with Edward Defudis (Incorporated by reference to
          Exhibit 10.24 on Annual Report of Form 10-KSB filed on March 29,
          2000.)
10.14 Employment Agreement with Jody King-Cheifetz (Incorporated by reference to Exhibit 10.15 of Registration Statement on Form SB-2 filed on July 20, 2000.)
10.15     License Agreement with 'N Sync (Incorporated by reference to Exhibit
          10.16 of Registration Statement of Form SB-2 filed on July 20, 2000.)
10.16 Famous Fixins Corporation Media Trade Program Agreement (Incorporated by reference to Exhibit 10 of Quarterly Report on Form 10-QSB filed on August 11, 2000).
11 Statement Concerning Computation of Per Share Earnings is hereby incorporated by reference to "Financial Statements" contained in this Form SB-2.
23.1***   Consent of Freeman and Davis LLP
23.2***   Consent of Law Offices of Dan Brecher (filed as Exhibit 5 herein)


*** Filed herewith.